Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

SANMINA CORPORATION,

ZT GROUP INT’L, INC.,

AMD DESIGN, LLC

and

ADVANCED MICRO DEVICES, INC.

Dated as of May 18, 2025

TABLE OF CONTENTS

ARTICLE I
CERTAIN DEFINITIONS

1.1	Certain Definitions	1

ARTICLE II
PURCHASE AND SALE OF COMPANY INTERESTS

2.1	Purchase and Sale	21
2.2	Closing	21
2.3	Cash Payments and Buyer Stock Issuance	22
2.4	Withholding Rights	22
2.5	Purchase Price Adjustment	23

ARTICLE III
REPRESENTATIONS AND WARRANTIES IN RELATION TO THE COMPANY AND COMPANY SUBSIDIARIES

3.1	Corporate Organization	25
3.2	Capitalization	26
3.3	Authority; No Violation	28
3.4	Governmental Authorization	29
3.5	Financial Statements; Liabilities	29
3.6	Absence of Certain Changes or Events	31
3.7	Taxes and Tax Returns	31
3.8	Employees and Employee Benefit Plans	34
3.9	Legal Proceedings	41
3.10	Compliance with Applicable Law	41
3.11	Material Contracts	43
3.12	Environmental Matters	47
3.13	Real Property; Assets	47
3.14	Government Contracts	49
3.15	Customers; Suppliers	49
3.16	Intellectual Property	50
3.17	Products and Services; Product Warranty; Products Liability	56
3.18	Affiliate Transactions	57
3.19	Insurance	58
3.20	Privacy and Information Security	58
3.21	Brokers	59
3.22	Inventory	59
3.23	Condition and Sufficiency of Assets; Title to Assets	59
3.24	Restructuring	60
3.25	No Other Representations or Warranties	60

i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1	Corporate Organization	61
4.2	Title to Company Interests	61
4.3	Litigation	62
4.4	Ownership of Company Assets and Indebtedness	62
4.5	Authority; No Violation	62
4.6	Governmental Authorization	63
4.7	Brokers	63
4.8	Design Business Licensed IP	63
4.9	No Claims	64
4.10	No Other Representations or Warranties	64

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Corporate Organization	64
5.2	Authority; No Violation	64
5.3	Issuance of Shares	65
5.4	Governmental Authorization	65
5.5	Broker’s Fees	65
5.6	SEC Reports	65
5.7	Litigation	66
5.8	CFIUS	66
5.9	Debt Financing	66
5.10	RWI Policy	67
5.11	No Other Representations or Warranties	67

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1	Conduct of Business of the Company Prior to the Closing	68
6.2	Company Forbearances	69
6.3	Exclusive Manufacturer	74
6.4	Contracts, Statements of Work and Purchase Orders; Capex	74
6.5	Notification of Certain Matters	74
6.6	Dutch Company Subsidiary	75
6.7	Real Property	75

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1	Reasonable Best Efforts; Regulatory Filings	75
7.2	Access to Information	78
7.3	Confidentiality	79

7.4	Employee Matters	80
7.5	Indemnification	83
7.6	Acquisition Proposals	83
7.7	Public Announcements	84
7.8	Director and Officer Resignations	84
7.9	Certain Tax Matters	84
7.10	Termination of Affiliate Agreements	89
7.11	Invoices	89
7.12	Company Credit Agreement	89
7.13	Release	90
7.14	RWI Policy	91
7.15	Financing	91
7.16	Financing Cooperation	94
7.17	Transition Services; Commercial Agreements	97
7.18	Buyer Financial Statements	98
7.19	Restructuring Documents	98
7.20	Restrictions on Buyer Stock	98
7.21	NASDAQ Listing	99
7.22	Other Agreements	100

ARTICLE VIII
CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligation to Effect the Closing	100
8.2	Conditions to Obligations of Buyer	101
8.3	Conditions to Obligations of the Seller	102

ARTICLE IX
TERMINATION AND AMENDMENT

9.1	Termination	103
9.2	Effect of Termination	105
9.3	Termination Fee	105

ARTICLE X
MISCELLANEOUS

10.1	Amendment	107
10.2	Expenses	107
10.3	Notices	107
10.4	Interpretation	108
10.5	Waiver of Jury Trial	109
10.6	Counterparts	110
10.7	Entire Agreement	110

10.8	Governing Law; Jurisdiction	110
10.9	Assignment	111
10.10	Third-Party Beneficiaries	112
10.11	Specific Performance	112
10.12	Severability	112
10.13	Company Disclosure Schedule	113
10.14	Non-Recourse	113
10.15	Non-Survival	114
10.16	Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege	114

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Intellectual Property License Agreement
Exhibit C	Contingent Consideration
Exhibit D	Example Closing Statement
Exhibit E	Termination Fee
Exhibit F	Transition Services
Exhibit G	Commercial Agreements Memorandum of Understanding
Exhibit H	Other Agreements

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, is entered into as of May 18, 2025 (this “Agreement”), by and among, Sanmina Corporation, a Delaware corporation (“Buyer”), ZT Group Int’l, Inc., a New Jersey corporation (the “Company”), AMD Design, LLC, a Delaware limited liability company and wholly owned subsidiary of AMD (the “Seller”), and Advanced Micro Devices, Inc., a Delaware corporation (“AMD”). Capitalized terms used and not otherwise defined herein are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Seller owns 100% of the Equity Interests of the Company (the “Company Interests”);

WHEREAS, the Restructuring was substantially completed prior to the date of this Agreement; and

WHEREAS, Buyer desires to purchase and assume from the Seller, and the Seller desires to sell, assign, transfer and convey to Buyer, all the Seller’s right, title and interest in and to the Company Interests.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Principles” shall mean GAAP applied in a manner consistent with the Company Audited Financial Statements for the fiscal year ended July 31, 2024 (with it being understood that, with respect to any calculation herein that is to be made in accordance with GAAP, if any item in such Company Audited Financial Statements was not applied in accordance with GAAP, the “Accounting Principles” shall require that such calculation herein be made in accordance with GAAP and, to the extent not inconsistent therewith, the methodology, principles and assumptions used in the calculation of the Example Closing Statement and set forth on Exhibit D).

“affiliates” or “Affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act as of the date of this Agreement.

“AI Inputs” shall mean data, works of authorship, text or other content used as input to AI Technologies to generate any AI Output or to train AI Technologies.

“AI Output” shall mean any data, works of authorship, text or other content that is generated by any AI Technologies.

“AI Technologies” shall mean deep learning, machine learning, self-improving, generative artificial intelligence or other artificial intelligence Technologies, including those that use or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning.

“Anti-Corruption Laws” shall mean (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (B) the U.K. Bribery Act 2010, (C) the OECD Anti-Bribery Convention and (D) all other similar or equivalent anticorruption and/or anti-bribery Laws of any jurisdiction applicable to the Company, the Company Subsidiaries or their operations.

“Antitrust Laws” shall mean any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, including the HSR Act, Sherman Act, the Clayton Act and the Federal Trade Commission Act, Council Regulation (EC) No 139/2004 of 20 January 2004, and the Digital Markets, Competition and Consumers Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any U.S., foreign or international jurisdiction.

“Bulletin 7” shall mean Bulletin No. 7 on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin 2015 No. 7) (《關於非居民企業間接轉讓財產企業所得稅若干問題的公告》（國家稅務總局公告 2015年第7號）), dated February 3, 2015 and effective as of the same date, including any amendment or implementing rules thereof, such as the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (SAT Announcement 2017 No. 37) (《國家稅務總局關於非居民企業所得稅源泉扣繳有關問題的公告》（國家稅務總局公告 2017年第37號）) effected from December 1, 2017.

“Business” shall mean the Company and Company Subsidiaries’ business of manufacturing advanced server hardware solutions (including, for the avoidance of doubt, storage hardware solutions) for cloud computing and artificial intelligence, and providing related post-manufacturing services and support (in all cases excluding, for the avoidance of doubt, the Design Business), as currently conducted and as conducted immediately prior to March 31, 2025.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such states or cities (as applicable) are authorized or required by applicable Law or other governmental action to close.

“Buyer Stock” shall mean the common stock, par value $0.01 per share, of Buyer.

“Buyer Stock Price” shall mean an amount in dollars equal to the average of the daily volume-weighted average sales price per share of Buyer Stock on NASDAQ, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the five (5) consecutive trading days ending on and including the second trading day immediately preceding the Closing Date.

“Cash” shall mean as of any applicable time of determination, determined in accordance with the Accounting Principles, the Company’s and the Company Subsidiaries’ consolidated cash and cash equivalents, including the aggregate amount of any received but uncleared checks, inbound draft draws and any inbound electronic disbursements written or ordered but not cleared prior to the Closing, and excluding the aggregate amount of cash needed to fund outbound checks, drafts, draws and any outbound electronic disbursements written or ordered but not cleared prior to the Closing; provided, however, that Cash shall be reduced by any Taxes that would reasonably be expected to be incurred by the Company in connection with any repatriation of any cash or cash equivalents held by Precision Systems LTD or Global Storage Solutions LTD to the Company in the United States.

“Closing Cash” shall mean the aggregate amount of all Cash as of the Closing.

“Closing Cash Consideration” shall mean an amount equal to (a) $2,400,000,000, plus (b) Closing Cash, plus (c) the Closing Net Working Capital Adjustment, minus (d) Closing Indebtedness, minus (e) Closing Expenses.

“Closing Consideration” shall mean an amount equal to the Closing Cash Consideration and the Closing Stock Consideration.

“Closing Expenses” shall mean the aggregate amount of all Expenses, in each case to the extent not paid by the Company or the Company Subsidiaries, as of immediately prior to the Closing.

“Closing Indebtedness” shall mean the aggregate amount of all Indebtedness as of the Closing.

“Closing Net Working Capital” shall mean Net Working Capital as of the Closing.

“Closing Net Working Capital Adjustment” shall mean (a) if the Closing Net Working Capital is greater than the Target Net Working Capital, the amount (expressed as a positive number) by which the Closing Net Working Capital exceeds the Target Net Working Capital; (b) if the Closing Net Working Capital is less than the Net Working Capital Adjustment Floor, the amount (expressed as a negative number) by which the Target Net Working Capital exceeds the Closing Net Working Capital; and (c) in all other cases, $0.

“Closing Stock Consideration” shall mean a number of shares of Buyer Stock equal to the quotient (rounded down to the nearest whole share) of (a) $150,000,000, divided by (b) the Buyer Stock Price.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means any Tax Return which includes one or more of the Company or the Company Subsidiaries, on the one hand, and one or more of the Seller or its Affiliates (excluding the Company, the Company Subsidiaries and any Subsidiaries of the Company that were transferred to Seller in connection with the Restructuring), on the other.

“Combined Taxes” means any Taxes which are the subject of a Combined Tax Return.

“Company Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated as of March 31, 2021 (as amended by (a) that certain First Amendment to Third Amended and Restated Credit Agreement dated September 16, 2021, (b) that certain Second Amendment to Third Amended and Restated Credit Agreement dated January 20, 2023, (c) that certain Third Amendment to Third Amended and Restated Credit Agreement dated October 26, 2023, (d) that certain Fourth Amendment to Third Amended and Restated Credit Agreement dated April 25, 2024 and (e) that certain Fifth Amendment to Third Amended and Restated Credit Agreement dated March 31, 2025), by and among the Company, Veritas Services & Engineering, Inc., the Lenders (as defined therein) from time to time party thereto, and Wells Fargo Capital Finance, LLC, as administrative agent and collateral agent, and the Issuing Banks (as defined therein).

“Company Employee” shall mean each employee of the Company and Company Subsidiaries who is primarily engaged in providing services for the Business.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, bonus pay, severance, benefits, termination pay, change in control pay, retention pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, other equity or equity-based compensation, commission, vacation or other paid time off, profit sharing, pension benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and each statutory pension plan which is maintained, contributed to, or required to be contributed to, in whole or in part, by the Company or any of the Company Subsidiaries for the benefit of any Company Employee or independent contractor or with respect to which the Company or any of the Company Subsidiaries has any direct or indirect Liability; provided, however, that the term “Company Employee Plan” shall not include any benefit or compensation plans, programs, policies, practices or contracts sponsored or maintained by a Governmental Entity to the extent and for the part that the Company or a Company Subsidiary is required to contribute pursuant to applicable Law.

“Company IP Rights” shall mean (a) all Intellectual Property Rights or Technology of any Person other than the Company or a Company Subsidiary that are used, held for use, or practiced by the Company or a Company Subsidiary (including the Intellectual Property Rights and Technology licensed under the Intellectual Property License Agreement); and (b) all Company-Owned IP.

“Company Products” shall mean each and all current and past services (including cloud-based service offered via the Internet) and products (including any and all data products, applications (or “apps”), algorithms and Software and Technology), in each case, manufactured, made commercially available, marketed, distributed, developed, supported, sold, imported for resale, licensed out, or otherwise provided by or on behalf of the Company or any Company Subsidiary.

“Company Software” shall mean all Software owned or purported to be owned by the Company or any Company Subsidiary, including all such Software that is (a) incorporated in the products and/or services of the Company or any Company Subsidiary or distributed in connection with such products or services, or (b) otherwise related to the development, commercialization, distribution, provision, management or support of the products or services of the Company or any Company Subsidiary.

“Company-Owned IP” shall mean (a) Company-Owned Technology; and (b) all Company-Owned IP Rights.

“Company-Owned IP Rights” shall mean all Intellectual Property Rights that the Company or any of the Company Subsidiaries owns or purports to own.

“Company-Owned Technology” shall mean all Technology that the Company or any of the Company Subsidiaries owns or purports to own.

“Confidential Information” shall mean (a) the terms and conditions and existence of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and (b) any proprietary or confidential information relating to the products, services, business or affairs of the Seller, the Company, the Company Subsidiaries or Buyer or its respective Affiliates, as applicable (whether or not such information is embodied in writing or other physical form), including information relating to: (i) marketing or distribution data, (ii) business methods, plans and efforts, (iii) personnel data, (iv) the identity of, or courses of dealings or contracts with, actual or potential business relations, (v) financial statements or other financial information, (vi) Software source code and information relating to the nature of the hardware or software and how such hardware or software is used in combination or alone, (vii) servicing methods, equipment, programs, analyses or profit margins, (viii) know-how, Intellectual Property Rights, trade secrets, business rules, databases, data warehouse management techniques, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints, and (ix) information received by the Company from a third party subject to the terms of a confidentiality, non-disclosure or similar agreement or with the reasonable expectation that such information would be treated as confidential or proprietary information. Failure to mark information as confidential or proprietary will not adversely affect its status as Confidential Information; provided, however, that “Confidential Information” shall not include information which is or becomes generally available to the public other than as a result of disclosure by the Seller or its Affiliates in violation of the terms of this Agreement.

“Contingent Consideration” shall have the meaning set forth in Exhibit C attached hereto.

“Data” shall mean any information, inputs, figures, facts, numbers, statistics, geographic and location information, AI Inputs, validation data, and test data, data collections, and databases, in any form, whether structured or unstructured.

“Debt Financing” shall mean the commitment of any Debt Financing Source to lend the aggregate amount of debt financing to Buyer for the purpose of funding Buyer’s acquisition of the Company Interests.

“Debt Financing Failure Event” shall mean any of the following (a) the commitments with respect to all or any portion of the Debt Financing expiring, or being terminated, prior to the occurrence of the Closing (except to the extent that the full amount of such expired and/or terminated commitments are replaced with cash proceeds (including any amounts (if any) of the Debt Financing and/or any Take-Out Financings funded into escrow) of, or replacement commitments under, one or more Take-Out Financings), (b) for any reason, all or any portion of the Debt Financing becoming unavailable prior to the occurrence of the Closing (except to the extent that the full amount of such unavailable portion is replaced with cash proceeds (including any amounts (if any) of the Debt Financing and/or any Take-Out Financings funded into escrow) of, or replacement commitments under, one or more Take-Out Financings), (c) a repudiation by any Debt Financing Source party to the Commitment Letter of which Buyer becomes aware, without a corresponding assumption or replacement of such Debt Financing Source’s commitments or obligations by other Debt Financing Sources and/or Take-Out Financing Parties (including by any then-newly joined Debt Financing Sources), (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur or (e) any party to the Commitment Letter or any Affiliate or agent of such Person shall allege in writing that any of the events set forth in the foregoing clauses or a breach or repudiation by any Debt Financing Source has occurred.

“Debt Financing Sources” shall mean the Persons that provide (or commit to provide), agent, issue, lend, arrange, underwrite or place all or any part of the Debt Financing, from time to time.

“Debt Financing Parties” shall mean the Debt Financing Sources, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Design Business” shall mean the design, development, testing, and validation of advanced server hardware solutions for cloud computing and artificial intelligence that are provided by or on behalf of the Seller, including the modeling, simulation, design and initial deployment of hyperscale servers, clusters, and datacenters.

“Design Business Licensed IP” shall mean, collectively, the Design Licensed Intellectual Property Rights and the Design Licensed Patents, as such terms are defined in the Intellectual Property License Agreement.

“Design Business Licensed Technology” shall mean the Design Licensed Technology, as such term is defined in the Intellectual Property License Agreement.

“DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Dutch Company Subsidiary” shall mean ZT Netherlands B.V.

“Environmental Laws” shall mean all laws, statutes, ordinances, rules, or regulations relating to (a) the environment or natural resources, (b) the generation, handling, use, transportation, treatment, storage, exposure to, or Release of any Hazardous Substance, or (c) wetlands, pollution or contamination.

“Equity Interests” shall mean, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” shall mean any entity that could be treated as a single employer with the Company under Sections 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA or, to the extent relevant under and for purposes of applicable Code provisions, Sections 414(m) or (o) of the Code.

“Example Closing Statement” shall mean the illustrative calculation, attached as Exhibit D hereto, as of the close of business on January 31, 2025, of (a) the amount of outstanding Indebtedness, (b) the amount of Cash and (c) the amount of Net Working Capital.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Inventory” shall mean any Inventory that is not (a) subject to a binding, noncancellable purchase order or similar noncancellable written Contract between the Company or a Company Subsidiary, on the one hand, and a customer of the Company or a Company Subsidiary, on the other hand, pursuant to which such customer is required to purchase such Inventory, (b) directly tied to a customer demand forecast provided by such customer to the Company in writing (including by email) by an employee of such customer in the ordinary course of business, or (c) otherwise requested in writing (including by email) by a customer of the Company for purchase by such customer, which request is provided by an employee of such customer in the ordinary course of business.

“Expenses” shall mean, without duplication, the following fees and expenses or other obligations incurred (to the extent unpaid) or payable by the Company or any of the Company Subsidiaries to third parties arising from or incurred in connection with the sale of the Company, including in connection with this Agreement or any other Transaction Document, the Closing, the

Restructuring and the other transactions contemplated hereby or thereby, or in connection with the acquisition of the Company and Company Subsidiaries by AMD: (a)(i) all brokers’ commissions, fees and expenses, (ii) all fees and expenses of legal counsel, (iii) all accounting, investment banking, professional advisory, consulting, expert, economist and all other third-party advisor fees and expenses, in each case inclusive of value added taxes as applicable under relevant Tax Laws, and (iv) all electronic data room fees, (b) all amounts payable by the Company or any of the Company Subsidiaries pursuant to (including in connection with the termination of) the Affiliate Agreements, (c) any Transaction Payments, (d) the amount set forth in Section 1.1(e) of the Company Disclosure Schedule and (e) any other miscellaneous categories of expenses as mutually agreed in good faith in writing prior to the Closing to be treated as “Expenses” by the parties to this Agreement.

“FDI Laws” shall mean all applicable Laws that are designed or intended to prohibit, restrict or regulate investments by Persons that are deemed a foreign entity or that may pose a threat to national security.

“Financing Conditions” shall mean the conditions precedent set forth in Section 3 of, and on Annex D to, the Commitment Letter.

“Fraud” shall mean actual and intentional common law fraud (and shall not include any claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory) under the laws of the State of Delaware by a party to this Agreement with respect to the making of the representations and warranties in Article III, Article IV and Article V of this Agreement or in any certificate delivered pursuant to this Agreement, as applicable, as finally determined by a court of competent jurisdiction.

“GAAP” shall mean United States Generally Accepted Accounting Principles.

“Government Contract” shall mean any Contract, prime contract, subcontract, teaming agreement, grant, cooperative agreement, other transactional authority agreement, subaward, basic ordering agreement, blanket purchase agreement or other transaction agreement, purchase order, task order, delivery order or agreement, understanding or arrangement of any kind, including all amendments, modifications, and options thereunder, awarded (a) to the Company or any Company Subsidiary by any Governmental Entity or by a prime contractor or higher-tier subcontractor to a Governmental Entity, or (b) by the Company or any Company Subsidiary to a subcontractor at any tier in connection with an agreement described in the foregoing clause (a).

“Governmental Entity” shall mean any government, government-sponsored entity, governmental or regulatory entity or body, department, commission, board, agency or instrumentality or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county or provincial, national or supra-national, and whether local or foreign.

“Hazardous Substances” shall mean “hazardous waste”, “toxic substances” or other similar or related terms as defined or used from time to time in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6921, et seq.) and regulations adopted thereunder, including all pollutants, contaminants, chemicals, materials, and substances subject to regulation under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, without duplication, determined in accordance with the Accounting Principles, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations or other Liabilities (including any prepayment premiums, penalties, make-whole payments, termination fees, reimbursement obligations, breakage costs and other fees and expenses that are payable upon repayment of such obligations) of the Company or any Company Subsidiary arising under, consisting of, pursuant to, or in respect of (i) indebtedness for borrowed money or indebtedness evidenced by notes, bonds, debentures or other debt securities, (ii) the deferred purchase price of property or services (including all earn-out obligations whether or not contingent and regardless of when due, but excluding trade payables, accrued expenses and current accounts incurred in the ordinary course of business and not overdue), (iii) any letter of credit, bank guarantee, bankers’ acceptance or other similar instrument, to the extent drawn, issued for the account of the Company or any Company Subsidiary, (iv) any lease required in accordance with GAAP to be capitalized or classified as a finance lease or capital lease on the balance sheet of the Company or any Company Subsidiary, (v) any hedging agreement, derivative instrument or similar arrangement, including any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements (in each case valued at their termination value as of the Closing), (vi) any “sale and lease-back” transaction, (vii) any obligations secured by a Lien existing on property owned by the Company or any Company Subsidiary, whether or not indebtedness secured thereby will have been assumed, (viii) any Pre-Closing Non-Combined Income Taxes, (ix) any Liability related to the sale, assignment or securitization of inventory or receivables for financing purposes to any third party, including all factoring and inventory agreements and similar agreements executed for the purpose of obtaining financing, (x) any unfunded pension and/or deferred compensation or similar Liabilities, (xi) any obligations arising from or under any retention programs (including long-term incentives, acquisition bonus, sign-on bonus or make-whole bonus or any other similar program) or severance, in each case, that is unpaid and accrued as of the Closing (which amounts shall be accrued (and the Accounting Principles shall be deemed to require such accrual to be) in the manner set forth in Section 1.1(c) of the Company Disclosure Schedule), together with the employer portions of applicable federal, state or local payroll or employment taxes associated with any of the foregoing in this clause (xi), (xii) the aggregate capital expenditures that are allocated to each calendar quarter period ending prior to the Closing Date in the capital expenditure budget set forth on Section 6.2(r) of the Company Disclosure Schedule (the “Capex Schedule”) that have not been made prior to the Closing, (xiii) any Liability of a third party of the type described in clauses (i) through (xii) guaranteed by the Company or any Company Subsidiary, and (xvi) for each of the foregoing clauses (i) through (xiii), any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, make-whole payments, commitment, breakage and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith.

“Intellectual Property License Agreement” shall mean the Intellectual Property License Agreement dated on or about the Closing Date, among Buyer, the Company and the Seller, substantially in the form attached as Exhibit B.

“Intellectual Property Rights” shall mean all intellectual property rights and other proprietary rights of any kind, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction or international convention in the world, including such rights arising under or associated with: (a) patents, patent applications, including provisional and nonprovisional applications, statutory invention registrations, registered designs, industrial property rights and similar or equivalent rights in inventions and designs, including all utility patents, utility models, invention certificates, originals, continuations, divisionals, continuations-in-part, and patents issuing from any of the foregoing, and all renewals, extensions, reexaminations and reissues, substitutions and foreign counterparts of any of the foregoing, and comparable rights, however denominated (“Patents”); (b) rights in trademarks, service marks, trade dress, trade names, logos, corporate or business names, social media designations and other designations of source or origin, together with any registrations, applications for registration therefor, renewals, and extensions of any of the foregoing, and all goodwill associated with any of the foregoing (“Marks”); (c) domain names and URL registrations; (d) copyrights and any other similar or equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors, moral rights, and any registrations, applications for registration thereof, renewals, extensions, and reversions in any of the foregoing, (“Copyrights”); (e) design rights and mask work rights (as defined in the Semiconductor Chip Protection Act, 17 U.S.C. §§ 901-914) and any other similar or equivalent right in semiconductor topology or mask works, (f) rights in trade secrets and industrial secret rights, and similar or equivalent rights in know-how and confidential or proprietary technical information, inventions, and ideas (“Trade Secrets”); (g) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (h) other similar or equivalent intellectual property rights anywhere in the world; and (i) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Intercompany Loan” shall mean that certain Intercompany Revolving Line of Credit Agreement dated as of March 31, 2025, by and between the Company and AMD.

“Inventory” shall mean all inventory of any kind, character, nature or description, whatever its description, including all finished goods, work in process, raw materials, manufactured and purchased parts, scrap and containers, in each case, used or held for use in the Business.

“IRS” shall mean the U.S. Internal Revenue Service.

“Judgment” or “Judgments” shall mean any writ, ruling, judgment, injunction, order, stipulation, award, conciliation agreement or decree of or with any Governmental Entity.

“Knowledge of the Seller” and any derivations thereof shall mean that any of the individuals set forth on in Section 1.1(a) of the Company Disclosure Schedule have knowledge of the fact or other matter at issue or would have knowledge after reasonable inquiry.

“Latest Balance Sheet Date” shall mean January 31, 2025.

“Laws” shall mean all federal, state, local, foreign or supernational law (including common law), statutes, constitutions, rules, regulations, ordinances, rulings or Judgement of any Governmental Entity.

“Lender Protective Provisions” shall mean the provisions set forth in Sections 9.3(d), 10.1(c), 10.5, 10.8(c), 10.9, 10.10 and 10.14(b) of this Agreement, any of the defined terms used therein, any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of any foregoing referenced Sections, and the definition of “Material Adverse Effect”.

“Liabilities” shall mean all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising.

“Lien” shall mean liens, mortgages, pledges, licenses, deeds of trust, security interests, charges, easements, leases, subleases, licenses, sublicenses, occupancy agreements, imperfections of title, servitudes, encroachments, restrictions, conditions, covenants, claims, hypothecations, options to purchase or lease or otherwise acquire any interest, easements, rights of way, title defects and other similar encumbrances.

“Marketing Period” means the period of fifteen (15) consecutive Business Days, throughout and at the end of which (i) the Buyer shall have the Required Information and (ii) the conditions set forth in Article VIII are satisfied or, to the extent permitted by applicable Law, waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VIII to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided that the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the Closing Date, (A) any auditor shall have withdrawn its audit opinion with respect to any of the audited financial statements of the Company that are included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by such auditor or another nationally-recognized independent public accounting firm, (B) the Seller, the Company or any of their Affiliates restates or the board of directors or managers of the Seller, the Company or any of their Affiliates has determined to restate or any auditor has determined that it is necessary to restate any historical financial statements of the Company or that are included in the Required Information or the Seller, the Company or any of their Affiliates shall have determined that a restatement of any such historical financial statements is required, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the board of directors or managers of the Seller, the Company or any of their Affiliates subsequently concludes that no restatement shall be required in accordance with GAAP; or (C) the Required Information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company, necessary in order to make the statements contained in the Required Information, in light of the circumstances under which they were made, not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated so that there is no longer any such untrue statement or omission; provided further that, (a) (i) if the Marketing Period has not ended on or prior to August 18, 2025, the Marketing Period shall not commence earlier than September 2, 2025, (ii) if the Marketing Period has not ended on or prior to December 19, 2025, the Marketing Period shall not commence earlier than January 5, 2026, (iii) if the Marketing Period has not ended on or prior to August 24, 2026, the Marketing Period shall not commence earlier than September 8, 2026, (iv) the Marketing Period shall end no later than December 18, 2026, and (v) July 3, 2025, November 28, 2025, July 3, 2026 and November 27, 2026 shall not count as Business Days for such fifteen (15) consecutive Business Day period and (b) the Marketing Period shall not be required to be consecutive to the extent it would include July 3, 2025, November 28, 2025, July 3, 2026 or November 27, 2026 (any such day to be excluded for purposes of, but shall not reset, the Marketing Period); provided further that, (x) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing and/or Take-Out Financings are otherwise funded in an aggregate amount that is not less than the aggregate amount of the Debt Financing contemplated by the Debt Commitment Letter on the date of this Agreement, sufficient to satisfy all amounts to be paid hereunder on the Closing Date, taking into account, for the purposes of this clause (x) only, any amounts (if any) of the Debt Financing and/or Take-Out Financings funded into escrow, and (y) if the Company in good faith reasonably believes that the Marketing Period has commenced and that it has provided Required Information at the time such notice is given, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of delivery specified in such notice, unless Buyer in good faith reasonably believes that either the Marketing Period has not commenced or that the Company has not completed the delivery of the Required Information at the time such notice is given and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (it being understood and agreed that the delivery of such written notice from Buyer to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered).

“Material Adverse Effect” shall mean, with respect to a Person, any event, circumstance, development, change, condition or effect that, either individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the ability of such Person to consummate the transactions contemplated by this Agreement, or (b) the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, that a “Material Adverse Effect” pursuant to this clause (b) shall not be deemed to include, and whether a “Material Adverse Effect” pursuant to this clause (b) has occurred or would reasonably be expected to occur shall be determined without taking into account: any event, circumstance, development, change, condition or effect solely to the extent resulting from (A) changes after the date hereof in (1) general business, economic, regulatory or political conditions in the United States or in any other country or region in the world or changes in the global economy generally or (2) general conditions in the industries in which the Person generally conducts business, (B) changes after the date hereof in general national, international or other political or social conditions, including any outbreak, escalation or worsening of war, hostilities, police action, military conflicts or terrorism in the United States or in any other country or region in the world, whether or not pursuant to the declaration of an emergency or war, or any actual or potential stoppage, shutdown, default or similar event or occurrence of a Governmental Entity, (C) cybersecurity attacks (including cybersecurity incidents and data breaches), (D) general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (E) changes in trade regulations, such as the imposition of new or increased trade restrictions, tariffs or similar Taxes, (F) changes after the date hereof in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (G) any earthquakes, hurricanes, tropical storms, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, or the escalation or worsening of any such events, (H) any outbreak or worsening of any epidemic, pandemic, health emergency, plague or disease outbreak and compliance with any governmental regulations or orders related to such events, (I) the public announcement or pendency of this Agreement, any public statements made by Buyer with respect to the Company, this Agreement, the transactions contemplated hereby or the announcement of the identity of Buyer as the acquirer of the Company or of Buyer’s plans for the Company, including, in each case, the impact thereof on the relationships, contractual or otherwise, of such Person with employees, suppliers, customers, partners, vendors or any other third Person, (J) any changes in the commercial relationship between the Company and the Company Subsidiaries and Buyer or any of its Affiliates, (K) the taking of any action expressly required to be taken by the terms of this Agreement, the refraining of taking of any action expressly prohibited to be taken by the terms of this Agreement or actions taken or not taken at the written request of Buyer, or (L) changes in the, or the failure of such Person to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to such Person for any period, including with respect to revenue, earnings, cash close or cash position (but not the events underlying such change, failure or publication to the extent such events would otherwise not be excluded under this definition); provided, further, that any event, fact, circumstance, development, change, condition or effect referred to in any of clauses (A), (B), (D), (E), (F), (G) and (H), shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such event, fact, circumstance, development, change, condition or effect disproportionately adversely affects such Person and its Subsidiaries, as compared to companies in the industry in which such Person operates, in which case only the incremental disproportionate adverse effect may be taken into account.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Working Capital” shall mean, determined in accordance with the Accounting Principles, (a) the Company’s and the Company Subsidiaries’ consolidated current assets (which, for the avoidance of doubt, does not include short-term operating lease assets with respect to Real Property and excluding any assets that are actually included in the calculation of Cash, any income Tax assets, any Combined Tax assets, any deferred Tax assets and any Excluded Inventory), minus (b) the Company’s and the Company Subsidiaries’ consolidated current liabilities (which, for the avoidance of doubt, does not include short-term operating lease Liabilities with respect to Real Property and excluding any income Tax Liabilities, any Combined Tax Liabilities, any deferred Tax Liabilities, any Transfer Taxes and any liabilities that are actually included in the calculation of Indebtedness or Expenses), minus (c) long-term deferred revenue net of corresponding long-term deferred costs related to any extended warranty contracts, minus (d) without duplication of any amounts included in clause (b), current and long-term deferred revenue with respect to services, known as Ops Model 2, to be performed by Variscale Services & Engineering, Inc. and its Subsidiaries on behalf of the Company following the Closing under the Commercial Agreements. For the avoidance of doubt, Net Working Capital excludes all intercompany accounts solely between or among the Company and the Company Subsidiaries.

“NASDAQ” shall mean the Nasdaq Global Select Market.

“Net Working Capital Adjustment Floor” shall mean an amount equal to (a) the Target Net Working Capital, minus (b) the Net Working Capital Collar Amount.

“Net Working Capital Collar Amount” shall mean $50,000,000 (Fifty Million Dollars).

“Open Source Material” shall mean any Software, documentation or other material that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or any licensing or distribution model meeting the definition of “Open Source” promulgated by the Open Source Initiative (available online at http://opensource.org/osd), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, or any other license approved by the Open Source Initiative as set forth on www.opensource.org/licenses/alphabetical, and any similar license or distribution model.

“Organizational Documents” shall mean, with respect to any Person, such Person’s charter, articles of organization, articles of association, certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, bylaws or other similar organizational documents, as applicable.

“Permitted Lien” shall mean (i) any Lien for Taxes that are not yet due and payable or are being contested in good faith and for which adequate reserves have been reflected in the Company Financial Statements in accordance with GAAP, (ii) mechanic’s, materialman’s and other encumbrances for work, labor, materials or supplies incurred in the ordinary course of business and which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been reflected in the Company Financial Statements in accordance with GAAP, (iii) zoning, building, land use and other similar land use laws imposed by a Governmental Entity, which are not violated in any material respects by the use or occupancy or the operation of the business as currently conducted thereon, (iv) with respect to the Company Owned Real Property, the Permitted Title Exceptions, (v) conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (vi) statutory Liens of landlords to secure obligations under the Company Leases, (vii) non-monetary Liens, encumbrances and restrictions on Real Property (including easements, covenants, rights of way and similar matters) that do not materially interfere with the present uses or operation of such Real Property affected thereby, (viii) non-exclusive licenses of Intellectual Property Rights granted to customers in the ordinary course of business, (ix) Liens or encumbrances imposed on the landlord’s interest in real property subject to a Company Lease and (x) Liens or encumbrances imposed to secure the Company Credit Agreement and/or the PNC Factoring Agreement.

“Permitted Title Exceptions” shall mean those certain exceptions from coverage set forth on Schedule B of Title Commitment No. 4000412401401, dated as of April 16, 2025, issued by Chicago National Title Insurance Company.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” shall mean information that relates to or could reasonably be used to identify an identified or identifiable individual, and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws and/or Privacy Requirements.

“PNC Factoring Agreement” means that certain Master Receivables Purchase Agreement, dated as of April 21, 2017, between PNC Bank, National Association (successor to BBVA USA f/k/a Compass Bank), as the purchaser, and ZT Group Int’l, Inc., as the seller, as amended by that certain First Amendment to Master Receivables Purchase Agreement, dated as of July 20, 2017, by that certain Second Amendment to Master Receivables Purchase Agreement, dated as of October 19, 2017, by that certain Third Amendment to Master Receivables Purchase Agreement, dated as of February 28, 2020, by that certain Fourth Amendment to Master Receivables Purchase Agreement, dated as of November 6, 2020, by that certain Fifth Amendment to Master Receivables Purchase Agreement, dated as of November 24, 2020, by that certain Assignment and Agreements Regarding Master Receivables Purchase Agreement dated as of September 16, 2021 among BBVA USA f/k/a Compass Bank, as the “Assignor” thereunder, PNC Bank, National Association, as the “Assignee” thereunder, and ZT Group Int’l, Inc., as the “Seller” thereunder, by that certain Sixth Amendment to Master Receivables Purchase Agreement, dated as of April 19, 2022, by that certain Seventh Amendment to Master Receivables Purchase Agreement, dated, as of September 13, 2022, by that certain Eighth Amendment to Master Receivables Purchase Agreement, dated as of April 6, 2022, by that certain Ninth Amendment to Master Receivables Purchase Agreement, dated as of May 8, 2022, by that certain Tenth Amendment to Master Receivables Purchase Agreement, dated as of June 6, 2023, by that certain Eleventh Amendment to Master Receivables Purchase Agreement, dated as of August 22, 2023, by that certain Twelfth Amendment to Master Receivables Purchase Agreement, dated as of March 29, 2024 and by that certain Thirteenth Amendment to Master Receivables Purchase Agreement, dated as of April 9, 2025.

“PRC” shall mean the People’s Republic of China.

“Pre-Closing Non-Combined Income Taxes” means (without duplication) the aggregate unpaid income Taxes of the Company and the Company Subsidiaries (the amount of which may not be negative) that are not Combined Taxes for (i) the taxable period ending on and including the Closing Date, and (ii) any preceding taxable period if a Tax Return for the applicable income Tax for such taxable period has not yet become due (taking into account applicable extensions), in each case calculated in accordance with the past practice (including reporting positions, jurisdictions, elections and accounting methods) of the Company to the extent such past practice is in compliance with applicable Law (except as required by a change in applicable facts or Law as reasonably determined by the Seller) and in accordance with Section 7.9(a)(ii), Section 7.9(b) and Section 7.9(d); provided that (a) overpayments and estimated payments shall be taken into account, (b) any “subpart F income” within the meaning of Section 951 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) and “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) accrued by the Company or any Company Subsidiary shall be taken into account, determined with regard to any deductions or credits, including foreign tax credits, relating to such income, in accordance with Section 7.9(b) of this Agreement (to the extent such credits are reasonably expected to actually reduce the income Tax of the Company or any Company Subsidiary), (c) all Taxes attributable to the Restructuring shall be taken into account, (d) all deferred Tax assets or deferred tax liabilities established for GAAP or other accounting purposes shall be excluded, (e) all liabilities for accruals or reserves established or required to be established under GAAP or other accounting principles or methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions shall be excluded, and (f) any Taxes attributable to (i) any action taken by Buyer or any of its Affiliates (including the Company and the Company Subsidiaries) on the Closing Date after the Closing outside the ordinary course of business, (ii) any financing or refinancing arrangements undertaken in connection with the transactions contemplated by this Agreement (provided, however, that the Intercompany Loan shall be taken into account), and (iii) any Tax election under Section 338 or 336 of the Code (or any corresponding provision of state, local or non-U.S. Law), with respect to the transactions contemplated by this Agreement shall, in each case, be excluded.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Proceeding” or “Proceedings” shall mean any judicial, administrative or arbitral actions, claims, suits, proceedings, litigations, complaint, order, charge, indictment, criminal prosecution, demand letter, audits or investigations, whether at law or at equity, by or before any Court or Governmental Entity.

“Process”, “Processed”, or “Processing” shall mean any operation or set of operations which is performed on Personal Data and/or is considered “processing” by any applicable Laws and/or Privacy Requirements.

“Registered IP” shall mean all U.S., international or foreign Intellectual Property Rights that are registered with, issued by, or the subject of an application filed with, any Governmental Entity or other public or quasi-public legal authority (including domain name registrars), including all (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, (d) registered mask works and applications to register mask works and (e) domain name registrations.

“Regulatory Laws” shall mean (a) Antitrust Laws and (b) FDI Laws.

“Release” (and words of similar import) shall mean any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, discharge, leaching, or migration into or through the environment.

“Required Information” shall mean (a) the consolidated audited balance sheet, statement of comprehensive loss, statement of stockholders’ equity and statement of cash flow (including any related notes and schedules thereto) as of and for the fiscal years ended July 31, 2024, July 31, 2023 and July 31, 2022 and thereafter for the most recently completed fiscal years ended at least 90 days prior to the Closing Date, in each case for the Company and the Company Subsidiaries on a consolidated basis, (b) the unaudited consolidated balance sheet and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of and for each subsequent interim fiscal quarter ended since the last audited financial statements and which fiscal quarter that at that time have ended for at least 45 days (other than the fourth fiscal quarter), (in the case of each of clauses (a) and (b) to the extent required or advisable for the Debt Financing or any Take-Out Financing, and (c) the authorization letters, consents and comfort letters referred to in Sections 7.16(a)(iii) and 7.16(a)(iv).

“Restructuring” shall mean the restructuring steps set forth on Section 1.1(b) of the Company Disclosure Schedule.

“RWI Policy” shall mean the Buyer-Side Representations and Warranties Insurance Policy obtained by Buyer in connection with this Agreement and the transactions contemplated hereby, bound effective as of the date hereof.

“Sanctioned Country” shall mean, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” shall mean (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.

“Scraped Dataset” shall mean Data that was collected or generated by the Company or a third-party using web scraping, web crawling, or web harvesting software or any technology or service that turns the unstructured data found on the web into machine readable, structured data that is ready for analysis.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” shall mean any (i) accidental, unlawful or unauthorized access, use, disclosure, or other Processing of Personal Data and/or confidential information; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Company’s IT Systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Company’s IT Systems or any Personal Data or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Seller Closing Statement” shall mean a spreadsheet to be delivered to Buyer by the Company which shall include all formulas and calculations of the Closing Cash Consideration and the components thereof, calculated on a basis consistent with the Accounting Principles.

“Seller Group” shall mean the Seller, the Company, the Company’s Subsidiaries, their respective Affiliates and each of their respective advisors.

“Seller Plan” shall have the meaning set forth in Section 1.1(d) of the Company Disclosure Schedule.

“Software” shall mean any computer program, operating system, database, applications system, application programming interface (API), firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, and methods embodied with the foregoing, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Standard Software” shall mean non-customized (in any material respect) Software that is licensed to the Company or a Company Subsidiary pursuant to a nonexclusive license that is generally available on (and actually licensed under) standard terms, including all Open Source Material.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least fifty percent (50%) of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract, by ownership of voting securities or as a general partner, managing member, manager or in similar capacity.

“Take-Out Financing” shall mean any offering or funding of (or commitments to fund) debt and/or equity by Buyer or any of its affiliates, all or a portion of which will be used to fund any amounts payable pursuant to this Agreement; provided, that the conditions to funding such financing or release from escrow, if applicable, are not materially more onerous than those set forth in the Commitment Letter delivered on the date hereof.

“Take-Out Financing Party” shall mean any entity providing or arranging or otherwise entering into agreements in connection with arranging, providing, underwriting or placing all or any part of the Take-Out Financing or similar financing party providing a commitment pursuant to the Take-Out Financing, together with their respective affiliates, and their, as well as their respective affiliates’ equityholders, members, employees, officers, directors, representatives, attorneys, agents or advisors, and their respective successors and assigns.

“Target Net Working Capital” shall mean $2,000,000,000 (Two Billion Dollars).

“Tax” or “Taxes” shall mean (a) all federal, state, local, and foreign taxes, imposts, levies or other assessments, including any income, composite, excise, gross receipts, ad valorem, profits, gains, personal property, real property, capital, sales, transfer, use, license, payroll, branch profits, employment, social security, environmental, severance, stamp, occupation, premium, unemployment, disability, workers compensation, accumulated earnings, escheat, unclaimed property, personal holding company, annual reports, withholding, duties, excise, goods and services, windfall profits, intangibles, franchise, backup withholding, value added, registration, occupancy, capital stock, unincorporated business, alternative or add-on minimum, estimated or any other taxes, duties, charges, fees levies or other assessments in the nature of a tax imposed by any Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto, whether disputed or not; (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document filed or required to be filed with any Governmental Entity or jurisdiction with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” shall mean all tangible and intangible forms and embodiments of Intellectual Property Rights, including know-how, trade secrets and other proprietary information contained with, protecting, covering or relating to mask sets, wafers, products, development tools, algorithms, models, APIs, databases, data collections, Internet web sites, web content and links, diagrams, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software (in any form, including source code, executable code, firmware, hardware configuration data, Verilog files, RTL code,

Gerber files and GDSII files), concepts, techniques, test methods, interfaces, verification tools, technical documentation (including instruction manuals, samples, studies and summaries), annotations, comments, files, records, designs, bills of material, build instructions, test automation, test reports, performance data, optical quality data, routines, formulae, layout designs, topographies, blocks, libraries, circuit designs, test vectors, IP cores, net lists, emulation and simulation tools and reports, lab notebooks, invention disclosures, discoveries, improvements, prototypes, samples, studies, process flow, process module data, yield data, reliability data, engineering data, test results and all other forms of technical information and technology.

“Termination Fee” shall mean an amount in cash calculated in accordance with Exhibit E.

“Third Party” shall mean any Person other than the Company, the Seller, Buyer and each of their respective Affiliates and the respective Applicable Representatives of the Company, the Seller, Buyer and each of their respective Affiliates.

“Trade Controls” shall mean (a) all applicable trade, export control, import, customs, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code and Title 19 Code of Federal Regulations, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), including Section 307 of the Tariff Act of 1930, the Uyghur Forced Labor Prevention Act, the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), or the Taiwan government, including the Foreign Trade Act, the Regulations Governing the Export and Import of Strategic High-tech Commodities and their relevant announcements issued by the Taiwan government; and (b) all applicable trade, export control, import, customs and antiboycott laws and regulations imposed, administered or enforced by any other country, including the European Union and its Member States, the United Kingdom and the Taiwan government, except to the extent inconsistent with U.S. law.

“Training Data” shall mean any Data used by the Company or any Company Subsidiary to develop, train, refine, fine tune, test or improve the Company’s AI Technologies, including Data contained in or obtained from Scraped Datasets.

“Transaction Documents” shall mean this Agreement, the Assignment Agreement, the Intellectual Property License Agreement and any other document expressly contemplated hereby, including any Contract entered into pursuant to Section 7.17.

“Transaction Payments” shall mean, without duplication, any transaction, retention, change in control, manufacturing transaction bonuses or similar bonuses or severance payments payable by the Company or any of the Company Subsidiaries as of or after the Closing (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated with any of the foregoing) to any Company Employee or individual independent contractor or other individual service provider of the Company or any of the Company Subsidiaries, solely as a result of the consummation of the transactions contemplated by this Agreement (including any such payments requiring employment through payment following the Closing, but excluding any such payments triggered as a result of action or omissions by Buyer or any of its Affiliates (including the Company or any of the Company Subsidiaries) following the Closing), in each case, which is due under an arrangement not implemented by, or at the express written direction of, Buyer or any of its Affiliates.

ARTICLE II

PURCHASE AND SALE OF COMPANY INTERESTS

2.1 Purchase and Sale. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Seller, all right title and interest in and to the Company Interests, free and clear of all Liens (other than restrictions on transfer arising under the Company’s or the Company Subsidiaries’ respective Organizational Documents, if any, and applicable securities Laws), in exchange for (i) an amount in cash (rounded down to the nearest cent), without interest, equal to the Closing Cash Consideration and (ii) a number of shares of Buyer Stock equal to the Closing Stock Consideration (the “Equity Purchase”). In addition to such Closing Consideration, and in consideration for the Equity Purchase and the other transactions contemplated by this Agreement, following the Closing, the Seller shall have the right to receive the Contingent Consideration, if any, that may become payable by Buyer (if at all) upon the terms and subject to the satisfaction of the conditions set forth in Exhibit C.

2.2 Closing. The closing of the purchase and sale of the Company Interests pursuant to Section 2.1 (the “Closing”) will take place remotely by exchange of documents and signatures (or their electronic counterparts), on the fifth (5th) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of each of the conditions set forth in Article VIII (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by the Seller and Buyer; provided, however, that unless otherwise consented to in writing by Buyer, in no event shall the Closing take place during the last 15 calendar days of any fiscal quarter of Buyer (in which case the Closing shall occur on the first Business Day following the last day of such fiscal quarter (“Quarter Close Date”), subject to the satisfaction or, to the extent permitted by applicable Law, waiver of each of the conditions set forth in Article VIII as of such date (provided, that if the Quarter Close Date applies and the Closing takes place later than the date (such date, the “Preliminary Closing Date”) that is five (5) Business Days after the satisfaction or, to the extent permitted by applicable Law, waiver of each of the conditions set forth in Article VIII, then solely for purposes of the conditions to Closing set forth in Sections 8.1 (other than Sections 8.1(a) and 8.1(b)) and 8.2 (other than Section 8.2(b)), references to the Closing Date or the Closing shall be deemed to be references to the Preliminary Closing Date (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing)); provided further that unless otherwise consented to in writing by Buyer, in no event shall the Closing take place prior to the earlier of (x) a date during the Marketing Period specified by Buyer on no fewer than three (3) Business Days’ notice to the Seller, which notice may be contingent on completion of the Debt Financing (unless a shorter period shall be agreed to by Buyer and Seller) and (y) the third Business

Day following the final day of the Marketing Period (such date, the “Marketing Close Date”), subject, in each case, to the satisfaction or, to the extent permitted by applicable Law, waiver of each of the conditions set forth in Article VIII (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.3 Cash Payments and Buyer Stock Issuance.

(a) Following the Closing, the Seller shall cease to have any rights as an equityholder of the Company and shall only be entitled to receive the Closing Consideration and, if applicable, the Contingent Consideration payable pursuant to this Agreement.

(b) Subject to the terms and conditions set forth herein, at or promptly following the Closing (and in any event on the Closing Date), Buyer shall:

(i) pay, or cause to be paid, to the Seller, by wire transfer of immediately available funds, the Closing Cash Consideration;

(ii) issue, or cause to be issued, to the Seller the Closing Stock Consideration;

(iii) subject to Section 7.12, pay, or cause to be paid, to each holder of Indebtedness under the Company Credit Agreement, on behalf of the Company, by wire transfer of immediately available funds, the amount of Closing Indebtedness set forth in the Payoff Letter delivered by the Seller to Buyer pursuant to Section 7.12, in accordance with the payment instructions set forth in such Payoff Letter; and

(iv) pay, or cause to be paid, to each third party service provider owed Expenses, on behalf of the Company, by wire transfer of immediately available funds, the amount of Closing Expenses set forth in the applicable Invoice(s) delivered by the Seller to Buyer pursuant to Section 7.11, in accordance with the payment instruction set forth in such Invoice(s).

2.4 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Buyer and its affiliates and agents or other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any applicable provision of Tax Law. The applicable withholding agent shall use commercially reasonable efforts to provide the Seller with written notice of any expected deduction or withholding (other than if attributable to (a) an amount that is treated as compensatory for applicable Tax purposes or (b) the failure of the Seller to provide a duly completed and executed IRS Form W-9), at least five (5) Business Days prior to the Closing Date, and the parties hereto shall use commercially reasonable efforts to cooperate in good faith to minimize the amount of any such deduction or withholding to the extent permitted under applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be remitted to the appropriate Governmental Entity and be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction or withholding was made. Notwithstanding the foregoing, provided that the Seller files the Bulletin 7 Returns prior to the Closing Date, Buyer agrees not to withhold from any payment hereunder to the Seller any Taxes that may be payable under Bulletin 7 (if any).

2.5 Purchase Price Adjustment.

(a) No later than five (5) Business Days prior to the anticipated Closing, the Company shall prepare and deliver to Buyer a draft of the Seller Closing Statement setting forth the Company’s good faith estimates of the calculations and components listed in the definition thereof (together with reasonably detailed supporting information). Buyer may review such draft of the Seller Closing Statement and make comments and inquiries to the Company and the Company shall consider such comments in good faith. Then, no later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer the final Seller Closing Statement and all supporting materials reasonably necessary for Buyer to review the Seller Closing Statement (including copies of final invoices and payoff letters) and the calculations set forth in the Seller Closing Statement shall be used for purposes of the payments to be made pursuant to Section 2.3(b) of this Agreement. Buyer shall be entitled to rely conclusively on the Seller Closing Statement (and the calculations therein) delivered by the Company for all purposes hereunder and shall have no Liability to any Person in respect of any payment or other actions taken in reliance upon or in accordance with the Seller Closing Statement (including in respect of the allocation of the Closing Consideration as set forth therein).

(b) As soon as reasonably practicable, but no later than ninety (90) days following the Closing Date, Buyer shall cause to be prepared, and shall deliver to the Seller, a statement setting forth Buyer’s good faith calculation of the Closing Cash Consideration and the components thereof (the “Buyer Closing Statement”). The foregoing calculations shall be accompanied by reasonable supporting detail therefor. In the event Buyer does not deliver the Buyer Closing Statement within such 90-day period, then Buyer shall be deemed to have accepted the Seller Closing Statement and the calculations set forth therein, which shall be conclusive, final and binding on all of the parties for all purposes hereunder (including the determination of the Closing Cash Consideration).

(c) Review; Disputes.

(i) From and after the receipt by the Seller of the Buyer Closing Statement until the last day of the Review Period (as defined below), Buyer shall (x) provide the Seller and any accountants or advisors retained by the Seller with reasonable access (during normal business hours and without interference to the operations of Buyer, the Company and the Company Subsidiaries and subject to execution of customary access and confidentiality agreements), upon reasonable advance notice to Buyer, to all books and records of Buyer, the Company and the Company Subsidiaries (including the work papers of Buyer and/or its accountants and the Company and the Company Subsidiaries and their respective accountants) in electronic form to the extent relevant to the preparation of the Buyer Closing Statement for the purpose of enabling the Seller and its accountants and advisors to review Buyer’s calculation of the Closing Cash Consideration set forth in the Buyer Closing Statement and (y) instruct the relevant employees, personnel and accountants of Buyer, the Company and the Company Subsidiaries to reasonably cooperate with the Seller in connection with its review of the Buyer Closing Statement.

(ii) If the Seller disputes the calculation of any components of the Closing Cash Consideration set forth in the Buyer Closing Statement, then the Seller shall deliver a written notice (a “Dispute Notice”) to Buyer at any time during the forty-five (45)-day period commencing upon receipt by the Seller of the Buyer Closing Statement (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail and Seller’s calculation of each disputed amount.

(iii) If the Seller does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, or otherwise delivers written notice to Buyer that it does not dispute any amounts set forth in the Buyer Closing Statement, Buyer’s calculation of the Closing Cash Consideration and the components thereof shall be deemed final and binding on Buyer and the Seller for all purposes of this Agreement. Any item in the Buyer Closing Statement that is not disputed in a Dispute Notice delivered to Buyer prior to the expiration of the Review Period shall also be deemed final and binding on Buyer and the Seller for all purposes of this Agreement.

(iv) Upon delivery of a Dispute Notice, Buyer and the Seller shall negotiate in good faith to resolve any objections in such Dispute Notice. Any such efforts and communication in connection therewith, and any dispute that may arise therefrom, shall be deemed negotiations regarding a proposed settlement and shall be governed by the Federal Rules of Evidence Rule 408. If they do not reach a final resolution within forty-five (45) days after the delivery of a Dispute Notice, Buyer and the Seller shall submit any unresolved items contained in such Dispute Notice (and no other items) to one of the accounting or valuation firms set forth on Section 2.5(c)(iv) of the Company Disclosure Schedule; provided, that, if none of the accounting or valuation firms set forth on Section 2.5(c)(iv) of the Company Disclosure Schedule are willing or able to be retained for such purpose, then Buyer and the Seller shall select a mutually agreed upon independent nationally recognized accounting or valuation firm for submission of such unresolved items contained in such Dispute Notice (the “Valuation Firm”). Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm (acting as an expert and not an arbitrator) shall resolve any such dispute within thirty (30) Business Days following the submission of reports by both Buyer and the Seller concerning such dispute to such Valuation Firm. The Valuation Firm shall address only those items properly disputed in accordance with this Section 2.5 and the Valuation Firm shall make its determination as to any disputed item within the dollar range for such item set forth in the Buyer Closing Statement delivered by Buyer and the Dispute Notice delivered by the Seller. Absent manifest error, the determination of the Valuation Firm shall be conclusive and binding upon the parties hereto. The fees and expenses of such Valuation Firm incurred in resolving the disputed matter shall be equitably apportioned by the Valuation Firm based on the extent to which Buyer, on the one hand, or the Seller, on the other hand, is determined by the Valuation Firm to be the prevailing party in the resolution of such disputed matters. The Closing Cash Consideration determined pursuant to this Section 2.5 shall be referred to herein as the “Final Closing Cash Consideration.”

(d) Post-Closing Adjustment Payments.

(i) If the Final Closing Cash Consideration is greater than the Closing Cash Consideration, (such difference, the “Excess Amount”), then promptly and in any event within five (5) Business Days following the determination of the Final Closing Cash Consideration, Buyer shall pay to the Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller, the Excess Amount.

(ii) If the Final Closing Cash Consideration is less than the Closing Cash Consideration (the absolute value of such difference, the “Deficit Amount”), then promptly, and in any event within five (5) Business Days following the determination of the Final Closing Cash Consideration, the Seller shall pay to Buyer, by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer, the Deficit Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES IN RELATION TO THE COMPANY AND

COMPANY SUBSIDIARIES

Except as set forth in the disclosure schedules delivered to Buyer concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company and the Seller hereby represent and warrant to Buyer that:

3.1 Corporate Organization.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of New Jersey, (ii) has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except, in the case of clause (iii), where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b) Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing and, where such concept is recognized under applicable Law, in good standing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary and (iii) has all requisite corporate (or similar) power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except, in the case of clause (ii), where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and the Company Subsidiaries, taken as a whole. Section 3.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the name and jurisdiction of organization of each Company Subsidiary.

(c) True and complete copies of the Organizational Documents, as amended and in effect, for each of the Company and the Company Subsidiaries have been made available to Buyer. The Company and the Company Subsidiaries are not in violation of their applicable Organizational Documents.

(d) Section 3.1(d) of the Company Disclosure Schedule sets forth a complete and correct list of each officer, director and limited liability company manager of the Company and each Company Subsidiary. Each entity that was a Subsidiary of the Company and is no longer in existence was dissolved, liquidated, merged or consolidated in accordance with its Organizational Documents and the Laws of the jurisdiction of its incorporation or organization.

3.2 Capitalization.

(a) The Seller (i) is the sole record and beneficial owner of 100% of the Company Interests and (ii) holds the Company Interests free and clear of any and all Liens (other than restrictions on transfer arising under the Company’s Organizational Documents, if any, and applicable securities Laws). The Company Interests have been duly authorized, validly issued and are fully paid and non-assessable, and have been issued in compliance with applicable Law and the Organizational Documents of the Company. Other than the Company Interests, there are (A) no other outstanding Equity Interests of the Company, (B) no securities of the Company convertible or exercisable into or exchangeable for Equity Interests of the Company, and (C) no options, warrants, put rights, rights of first refusal, preemptive rights, or other rights with respect to or to acquire from the Company and no obligations of the Company to issue or with respect to, any Equity Interests or securities convertible into or exchangeable for Equity Interests of the Company, and (D) no stock or equity appreciation, restricted shares, restricted stock units, phantom stock or equity, profit participation, or similar equity-based plans or rights with respect to the Company. The Company Interests are not subject to, and were not issued in violation in any respect of any purchase or call option, right of first refusal, subscription right, preemptive right, or any similar right. Upon consummation of the transactions contemplated by this Agreement, Buyer will own one hundred percent (100%) of the issued and outstanding Equity Interests of the Company. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of any Person, or to provide funds to, make any investment in, or return capital to, any Person. There are no Liabilities for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to the Equity Interests of the Company or any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for the sale of, any Equity Interests of the Company or any Company Subsidiary.

(b) There are no bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote or consent (or convertible into, or exchangeable or exercisable for, securities having the right to vote or consent) on any matters on which holders of equity interests may vote.

(c) Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns, directly or indirectly, any Equity Interest or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any Equity Interest or similar interest in, any Person. No Company Subsidiary has at any time issued or granted or made other agreements (written or oral) to issue or grant, and there are no outstanding or authorized, compensatory equity or equity-linked interests with respect to the common stock, preferred stock or other Equity Interest of, or the common units or preferred units of, or other equity or voting interests in, such Company Subsidiary, including any options, appreciation rights, restricted stock or stock unit awards, profits interests, restricted units, phantom equity or similar awards or rights.

(d) The Company owns, directly or indirectly, all of the issued and outstanding Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than restrictions on transfer arising under the applicable Company Subsidiary’s respective Organizational Documents, if any, and applicable securities Laws), and all such Equity Interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating it to (i) issue, transfer or sell, or make any payment with respect to, any Equity Interest of any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such Equity Interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any Equity Interests of any Company Subsidiaries or securities convertible into, exchangeable for or exercisable for, or that correspond to, such Equity Interests, (iii) redeem or otherwise acquire any Equity Interests of any Company Subsidiary, or (iv) issue, transfer or sell, or make any payment with respect to, restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities issued by any Company Subsidiary that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in, the Company or any Company Subsidiary. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any Equity Interests in any Person. No Company Subsidiary owns any Equity Interests of the Company.

3.3 Authority; No Violation.

(a) The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and each other agreement or instrument to be executed by the Company in connection herewith, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, all of which have been duly authorized by all requisite corporate action. No other equityholder action, approval or vote is or shall be required to approve and adopt this Agreement or any other Transaction Document to which the Company is or will be a party or to consummate any of the transactions contemplated hereby or thereby. Each Transaction Document and other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by the Company and, constitutes, or will constitute when executed, as applicable, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

(b) Neither the execution, delivery or performance of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Organizational Documents of the Company or any of the Company Subsidiaries, (ii) assuming the clearances and approvals under applicable requirements of the Regulatory Laws set forth in Section 8.1(a) of the Company Disclosure Schedule have been obtained, violate any statute, code, ordinance, rule, regulation or Judgment or other Law applicable to the Company or any Company Subsidiary or any of their respective assets or properties or (iii) violate, conflict with, result in a breach (or an event which, with or without notice or lapse of time, or both, would constitute a breach) of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation of, or any other change to any right or obligation under, or give rise to any right of non-renewal, modification, amendment, cancellation, acceleration of rent or payment or other change of any right or obligation or the loss of any benefit, any right or obligation or the payment of any penalty, require any notice to or consent or other action by any Person under, result in the right of any Person to payment or obligation of any other party thereto, accelerate the performance required by, or result in the creation of any Lien upon any of the respective assets, properties or other rights of the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective assets, properties or other rights may be bound, except, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.4 Governmental Authorization. Other than in connection with obtaining clearances or approvals under applicable requirements of the Regulatory Laws set forth on Section 8.1(a) of the Company Disclosure Schedule attached hereto, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are necessary on the part of, or with respect to, the Company or any Company Subsidiary in connection with (x) the execution, delivery or performance by the Seller, the Company, any of the Company Subsidiaries of this Agreement or any Transaction Document or (y) the consummation of the transactions contemplated hereby or thereby.

3.5 Financial Statements; Liabilities.

(a) Section 3.5(a) of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheets, statements of income and comprehensive income, statements of changes in stockholders’ equity and statements of cash flows (including any related notes and schedules thereto) as of and for the fiscal years ended July 31, 2024, July 31, 2023 and July 31, 2022, in each case for the Company and the Company Subsidiaries on a consolidated basis (collectively, the “Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet (the “Company Balance Sheet”) and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of the Latest Balance Sheet Date and for the six (6)-month period then-ended (the “Interim Financial Statements” and together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) have been prepared from, and are in accordance with and in agreement with, the books and records of the Company and the Company Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to normal year-end audit adjustments the effect of which will not, individually or in the aggregate, be material), (iii) complied, as of their respective dates of preparation, in all material respects with applicable accounting requirements, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved except that the Interim Financial Statements may not contain all footnotes required by GAAP.

(b) Neither the Company nor any of the Company Subsidiaries has any Liabilities, except for those Liabilities (i) that are specifically reflected or reserved against on the Company Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which are Liabilities resulting from violations of Law or breaches of Contract or warranty, tort or infringement) and that are not and would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, (iii) that are executory obligations arising under Contracts to which the Company or any Company Subsidiary is a party or otherwise bound and that have been made available to Buyer (to the extent not resulting from a breach of such Contracts by the Company or a Company Subsidiary and none of which are Liabilities resulting from violations of Law or breaches of warranty, tort or infringement), (iv) incurred in connection with the performance of this Agreement (to the extent included in the calculation of Closing Expenses as set forth in the Seller Closing Statement) or (v) that are not and would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole.

(c) Since December 31, 2021, (i) neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Seller, any representative of the Company or any of the Company Subsidiaries, has received or otherwise had or (to the Knowledge of the Seller) obtained any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no employee of or attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities Laws, a breach of fiduciary duty or a similar violation by the Company, any Company Subsidiary or any of their respective officers, directors or employees to the board of directors of the Company or any committee thereof or to any director or officer of the Company. The Company and each Company Subsidiary has established a system of internal accounting controls reasonably appropriate for its size and the industry in which they operate, which are designed to provide reasonable assurances regarding the reliability of their financial reporting. Since December 31, 2021, there have not been (A) any significant deficiency or material weakness in any system of internal accounting controls used by the Company or any Company Subsidiary or (B) any fraud or other wrongdoing that involves any of the management or other employees of the Company or any Company Subsidiary who had a role in the preparation of the financial statements or the internal accounting controls used by the Company and Company Subsidiaries.

(d) Neither the Company nor any of the Company Subsidiaries is a party to, or has any legally binding commitment to become a party to, any “off-balance sheet arrangement” (as defined in the Exchange Act).

(e) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, all accounts receivable of the Company and each Company Subsidiary reflected on the Company Balance Sheet (i) are bona fide and valid receivables arising from sales actually made or services actually performed (ii) are not subject to any setoffs, counterclaims, credits or other offsets, and are current and collectible and, to the Knowledge of the Seller, will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts. Other than Permitted Liens, no Person has any Lien on any accounts receivable of the Company or Company Subsidiary, and no agreement for any material deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company or any Company Subsidiary with respect to any accounts receivable other than in the ordinary course of business.

(f) All accounts payable and notes payable of the Company or Company Subsidiary arose in bona fide arm’s length transactions and, no such material account payable or note payable is delinquent in its payment. Since the Latest Balance Sheet Date, the Company and each Company Subsidiary has paid its accounts payable in the ordinary course of business.

(g)The Business consists of the business and operations of the Company and its Subsidiaries, as reflected in the Interim Financial Statements, immediately prior to giving effect to the Restructuring, other than (i) the employees transferred from the Company and its Subsidiaries pursuant to Items 4(a) through 4(d) of Section 1.1(b) of the Company Disclosure Schedule, (ii) the assets expressly transferred to the Seller pursuant to that certain Distribution and Assignment Agreement, dated as of April 29, 2025, by and between the Seller and the Company, which assets are set forth in Exhibit A and Exhibit B attached thereto and (iii) immaterial changes in the ordinary course of business. Neither the Company nor any of its Subsidiaries have incurred any Liabilities arising from the Design Business as of and following March 31, 2025, other than executory obligations arising under Contracts to which the Company or any Company Subsidiary was a party or otherwise bound as of March 31, 2025 (to the extent not resulting from a breach of such Contracts by the Company or a Company Subsidiary and none of which are Liabilities resulting from violations of Law or breaches of warranty, tort or infringement).

3.6 Absence of Certain Changes or Events. Since July 31, 2024, (a) there has been no event, circumstance, development, change, condition or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (b) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business, and (c) no event has occurred and none of the Company or any Company Subsidiary has taken any actions (or omitted to take any actions) that, had such actions (or omissions) been taken after the date of this Agreement, would, without the written consent of Buyer, constitute a breach of Section 6.2(b), (c), (d), (f), (g), (i), (j), (k), (n), (o), (p), (q), (s) or (x). Since March 31, 2025, none of the Company, the Company Subsidiaries, Seller or any of their Affiliates has taken any actions (or omitted to take any actions) that, had such actions (or omissions) been taken after the date of this Agreement, would constitute a breach of Section 6.3.

3.7 Taxes and Tax Returns.

(a) (i) Each of the Company and the Company Subsidiaries has timely filed all income and other material Tax Returns that are required to be filed by the Company or the Company Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects, and (ii) each of the Company and the Company Subsidiaries has timely paid all income and other material Taxes required to be paid by any of them (whether or not shown on any Tax Return).

(b) The Company Financial Statements reflect accruals in accordance with GAAP for all income and other material Taxes of the Company and the Company Subsidiaries (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) that are unpaid or payable as of the Latest Balance Sheet Date, and neither the Company nor any of the Company Subsidiaries has incurred any liability for income and other material Taxes since the Latest Balance Sheet Date other than (i) in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period or (ii) withholding or employment Taxes in connection with compensatory payments addressed in this Agreement.

(c) The Company and the Company Subsidiaries have complied in all material respects with all applicable information reporting, collection and withholding requirements with respect to Taxes and, to the extent required by applicable Law, any collected or withheld Taxes have been paid to the relevant Governmental Entity, including, in each case, in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or third parties.

(d) There are no outstanding Liens for Taxes upon the assets or properties of the Company or any of the Company Subsidiaries, except for Permitted Liens.

(e) No extension or waiver of any statute of limitations with respect to any of the Company’s or any Company Subsidiary’s income and other material Taxes is in effect and neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than as a result of obtaining extensions of time for filing Tax Returns in the ordinary course of business for current Taxes not yet due.

(f) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been applied for, entered into with or issued by any Governmental Entity with respect to the Company or the Company Subsidiaries that would have a material Tax effect on the Company or the Company Subsidiaries in any taxable period (or portion thereof) after the Closing.

(g) Neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar Tax group for purposes of filing any Tax Return, other than a group of which the Seller, the Company, any of the Company Subsidiaries or any Affiliate thereof is the common parent, or (ii) has any liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law (other than any Commercial Tax Agreement, as defined below).

(h) No jurisdiction in which the Company or any of the Company Subsidiaries does not file a Tax Return of a particular type has asserted a claim that the Company or such Company Subsidiary is subject to Taxes of such type or required to file Tax Returns of such type in such jurisdiction which claim has not been resolved.

(i) Neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement, or similar contract or arrangement, other than customary indemnification provisions contained in debt documents or other commercial agreements entered into in the ordinary course of business, in each case, that do not principally relate to Taxes (a “Commercial Tax Agreement”).

(j) Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) (A) change in or improper method of accounting filed or made on or prior to the Closing, (B) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, (C) installment sale or open transaction disposition made on or prior to the Closing, (D) the deferral of any Tax obligations pursuant to the Coronavirus Aid, Relief, and Economic Security Act or similar statutory relief, (E) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or (F) a gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of applicable Tax Law) or (ii) (A) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (B) “subpart F income” within the meaning of Section 951 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or (C) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of the Company or any Company Subsidiary attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, in the case of each of (ii)(A)-(C), as a result of actions taken by the Company or a Company Subsidiary prior to the Closing outside the ordinary course of the business. Neither the Company nor any of the Company Subsidiaries has made any election under Section 965(h) of the Code or will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(k) Neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code within the two (2)-year period immediately preceding the date of this Agreement.

(l) The Company and its Subsidiaries are and have at all relevant times been in compliance in all material respects with applicable transfer pricing Laws, including where applicable, the execution and maintenance of contemporaneous documentation as required by applicable transfer pricing Law.

(m) Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) There are no pending or threatened in writing audits, assessments, suits, claims, examinations, investigations, or other proceedings in respect of a material amount of Taxes of the Company or any of the Company Subsidiaries (a “Tax Proceeding”). No material deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed by any Governmental Entity.

(o) Neither the Company nor any of the Company Subsidiaries is, or has been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) Section 3.7(p) of the Company Disclosure Schedule includes an accurate and complete listing of each entity classification of the Company and any Company Subsidiary for U.S. federal income Tax purposes.

(q) No Company Subsidiary is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(r) Neither the Company nor any Company Subsidiary (i) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or non-U.S. Law); (ii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) in the past three years, has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to material direct Taxation in a country other than the country of its formation.

(s) The Company and each Company Subsidiary has, in all material respects, complied with all statutory provisions, rules, regulations, orders and directions in respect of goods and services, value added taxes and similar taxes (“Indirect Taxes”), submitted accurate returns within applicable time limits, and maintained full and accurate Indirect Tax records, invoices and other requisite documents.

3.8 Employees and Employee Benefit Plans.

(a) Section 3.8(a) of the Company Disclosure Schedule (i) contains an accurate and complete list of each material Company Employee Plan, (ii) specifies, with respect to each such Company Employee Plan, the applicable jurisdiction covered by such Company Employee Plan (each Company Employee Plan that provides compensation or benefits exclusively or primarily to employees outside of the United States is referred to herein as an “International Plan”), and (iii) specifies which Company Employee Plans provide for change in control, severance or termination benefits (other than any such benefits that are statutorily required). Neither the Company nor any Company Subsidiary has made any plan or commitment to (x) establish any new material Company Employee Plan, or (y) materially modify any material Company Employee Plan.

(b) The Company has made available to Buyer, to the extent applicable, (i) for each written material Company Employee Plan maintained by the Company or any Company Subsidiary, correct and complete copies of all current documents embodying each such Company Employee Plan including all amendments thereto and all related trust documents, (ii) for each unwritten material Company Employee Plan, a written summary of the material terms, (iii) the most recent annual report (Form Series 5500 as applicable and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable legal requirement in connection with each material Company Employee Plan maintained by the Company or any Company Subsidiary, (iv) the most recent summary plan description together with each summary of any material modification thereto, if any, required under ERISA or by any other applicable Law with respect to each material Company Employee Plan maintained by the Company or any Company Subsidiary, and (v) all material correspondence to or from any Governmental Entity from the past three (3) years relating to any Company Employee Plan related to matters involving a material Liability to the Company or any Company Subsidiary.

(c) Each Company Employee Plan has been established, maintained, funded and administered in compliance in all material respects with the terms of the applicable controlling documents and in compliance in all material respects with applicable Laws and industry applicable collective bargaining agreements, where applicable. Except as would result in material liability to the Company and the Company Subsidiaries, taken as a whole, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Employee Plan, in either case, on which the Company can rely and, to the Knowledge of the Seller, there are no facts or circumstances that could be reasonably likely to adversely affect the qualified status of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would result in any material Liability to the Company and the Company Subsidiaries, taken as a whole. Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, there are no actions, suits or claims pending, or, to the Knowledge of the Seller, threatened against any Company Employee Plan or against the assets of any Company Employee Plan. Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, there are no audits, inquiries or proceedings pending or, to the Knowledge of the Seller, threatened by the IRS, Department of Labor, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any of the Company Subsidiaries is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or similar provisions under other applicable Laws. Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and its ERISA Affiliates have been in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state or international law, and the applicable requirements of the Patient Protection and Affordable Care Act of 2010 or similar provisions under other applicable laws, as amended.

(d) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to, or is obligated to contribute to, has ever maintained, sponsored, contributed to, or been obligated to contribute to, any (i) pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or any other defined benefit pension plan or any defined contribution pension plan, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) plan maintained or sponsored by a professional employer organization, (iv) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries, or (v) any Multiemployer Plan.

(e) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, no Company Employee Plan provides, and neither the Company nor any of the Company Subsidiaries has any Liability to any current or former Company Employee or current or former independent contractors (either individually or to Company Employees or independent contractors as a group) or any other Person to provide, post-termination or retiree life insurance or health benefits to any Person for any reason, except as may be required by COBRA or other applicable statute at the sole expense of the participant or the participant’s dependent or beneficiary.

(f) Each Company Employee Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code, whether or not subject to Section 409A of the Code) has been operated and maintained in documentary and operational compliance with Section 409A of the Code or similar applicable Laws. No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code, whether or not subject to Section 409A of the Code) of the Company or any Company Subsidiary as a result of the operation of Section 409A of the Code or similar applicable laws. There is no contract by which the Company is bound to compensate or reimburse any Person for excise taxes paid pursuant to Sections 4999 or 409A of the Code or similar applicable laws.

(g) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby would reasonably be expected to (either alone or in combination with one or more events or circumstances, including any termination of employment or service): (i) result in any compensation or benefit (including severance, golden parachute, bonus payments or otherwise) becoming due to any current or former Company Employee or current or former independent contractors; (ii) increase or otherwise enhance of any compensation or benefit otherwise payable to any current or former Company Employee or current or former independent contractors; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefit under any Company Employee Plan; (iv) result in the acceleration or forgiveness (in whole or in part) of any outstanding loan to any current or former Company Employee or current or former independent contractors; (v) require any contributions or payments to fund any obligations under any Company Employee Plan; or (vi) give rise directly or indirectly to the payment of a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(h) Without limiting the generality of the other provisions of this Section 3.8, except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, each International Plan that, under applicable Laws, is required to be registered or approved by a Governmental Entity, has been so registered or approved and has been maintained in all material respects in good standing with all applicable Governmental Entities, and, to the Knowledge of the Seller, no event has occurred since the date of the most recent approval or application therefor relating to any such International Plan that could reasonably be expected to adversely affect any such approval or good standing. Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, each International Plan that is intended to qualify for special Tax treatment meets the requirements for such treatment in all material respects. Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, all contributions to, including for the avoidance of doubt all social security charges and statutory and voluntary pension contributions, and payments from, each International Plan under the terms of such plan or applicable Laws have been timely made in all material respects, and all contributions that are not yet due have been accrued in accordance with country-specific accounting practices.

(i) Section 3.8(i)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Employees as of the date hereof, setting forth for each employee his or her position or job title, start date, service recognition dates (if different than start date), status as exempt or non-exempt from applicable wage and hour laws, pay type (salary, hourly or other), annual base salary, hourly or other rate of compensation (as applicable), commission, bonus or other cash incentive opportunity as of the date of this Agreement, principal work location by city, state/province and country and employing entity. Section 3.8(i)(ii) of the Company Disclosure Schedule sets forth a materially accurate and complete list of all of independent contractors, consultants, temporary employees, temporary agency workers (uitzendkrachten), payroll employees or leased employees of the Company or a Company Subsidiary or other agents employed or used by the Company or a Company Subsidiary and classified by the Company or an applicable Company Subsidiary as other than employees as of the date hereof (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements, initial date retained by the Company or an applicable Company Subsidiary to provide services, and primary location from which services are performed.

(j) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2021 (and for the Dutch Company Subsidiary since the date that the Dutch Company Subsidiary has been established), (i) the Company and each of the Company Subsidiaries are and have been in compliance with all applicable Laws with respect to labor or employment, including all Laws respecting fair employment practices, discrimination in employment, terms and conditions of employment, employee benefits, hiring, background checks, wages and hours (including meal and rest breaks and payment of minimum wage and overtime), pay equity, plant closing, mass layoff, harassment, retaliation, accommodations, engagement of

Contingent Workers, pay slips, working hours, overtime, working during rest days, social benefits contributions, termination and severance payment, engaging employees through service providers (including Contingent Workers), collective bargaining, civil rights, disability rights of benefits, affirmative action, workers’ compensation, secondment, employee leave issues, sick time, privacy issues, fringe benefits, the collection and payment of withholding or social security taxes and any similar tax, occupational safety and health and employment practices and immigration, or any other labor or employment related matters (collectively, “Employment Laws”), and (ii) the Company and each of the Company Subsidiaries have had no Liability by reason of an individual who performs or performed services for the Company or any of the Company Subsidiaries in any capacity being improperly excluded from participating in a Company Employee Plan.

(k) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have paid, or caused to be paid, in full to all Company Employees and Contingent Workers all wages, salaries, overtime, commissions, bonuses, benefits and other compensation which have been earned and become due and owing to current or former Company Employees and Contingent Workers, and (ii) the Company and the Company Subsidiaries do not have any Liability with respect to any misclassification of: (A) any Person as an independent contractor or agent rather than as an employee (or vice versa); (B) any current or former Contingent Worker; or (C) any current or former Company Employee currently or formerly classified as exempt from overtime wages.

(l) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2021, neither the Company nor any of the Company Subsidiaries (i) is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees or Contingent Workers (other than routine payments to be made in the normal course of business based on statutory plans), (ii) has engaged any consultants, sub-contractors or freelancers who, according to applicable Law, would be entitled to the rights of an employee vis-à-vis the Company or any of the Company Subsidiaries, including rights to severance pay or vacation or (iii) is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity.

(m) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, (i) there are no controversies pending or, to the Knowledge of the Seller, threatened between the Company or any of the Company Subsidiaries and any of the current or former Company Employees or other current or former Contingent Workers, which controversies have or have threatened to result in an action, arbitration, suit, proceeding, claim, arbitration or investigation before any Governmental Entity, and (ii) the Company and each of the Company Subsidiaries have not received any notice from any Governmental Entity or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any applicable Employment Laws, which remains unresolved in respect of employment and employment practices and terms and conditions of employment and wages and hours (including all such Laws relating to termination of employment, labor relations, equal employment, fair employment practices, severance pay, vacation or other paid time off, prohibited discrimination, immigration status, visas, unemployment, occupational safety and health standards and wages and hours, employee classification, employee leasing, labor relations, work status, pay equity and workers’ compensation.

(n) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2021, (i) to the Knowledge of the Seller, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any Company Employee who serves in an executive or management role (including non-employee directors), (ii) there are no proceedings pending or, to the Knowledge of the Seller, threatened related to any allegations of sexual harassment, sexual misconduct or discrimination by any Company Employee who serves in an executive or management role (including non-employee directors), and (iii) neither the Company nor any of the Company Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct or discrimination by any Company Employee who serves in an executive or management role (including non-employee directors).

(o) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2021 (and for the Dutch Company Subsidiary since the date that the Dutch Company Subsidiary has been established), neither the Company nor any of the Company Subsidiaries is, or has ever been, a party to or bound by any collective bargaining agreement, works council contract, or other labor union contract (including any contract or agreement with any works council or other co-determination body, trade union, or other labor-relations entity) with respect to any Company Employee or Contingent Worker, and, to the Knowledge of the Seller, no such collective bargaining agreement, works council contract, or other union contract is being negotiated by the Company or any of the Company Subsidiaries. There is no pending demand for a labor union, labor organization, works council or any other co-determination body by any group of Company Employees, Contingent Workers or any other Person, or for recognition or any other request or demand from a labor organization or works council for representative status with respect to any Company Employee, Contingent Worker or any other Person. Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, there is no labor dispute, strike, walkout, picketing, lockout, or work stoppage against the Company or any of the Company Subsidiaries pending or, to the Knowledge of the Seller, threatened which may interfere with the respective business activities of the Company or any of the Company Subsidiaries.

(p) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, in the past ninety (90) days prior to the date hereof: (i) neither the Company nor any of the Company Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining Notification Act of 1988) (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries, and (iii) neither the Company nor any of the Company Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign legal requirement similar to the WARN Act.

(r) There are no discussions or current, pending or threatened legal proceedings with former Company Employees, Contingent Workers, any trade unions and/or any mandatory industry-wide pension fund, including the industry-wide pension funds PMT (Pensioenfonds Metaal & Techniek) and PME (Pensioenfonds Metalektro), or other pension providers regarding the implementation and/or the execution of any pension scheme or the application of any collective labor agreement, and there have not been any such discussions or legal proceedings in the past.

(s) The Dutch Company Subsidiary is not a self-insurer (eigenrisicodrager) under either of the Partially Disabled Persons Scheme (WGA) and the Sickness Benefits Act (Ziektewet).

(t) The Dutch Company Subsidiary has not acquired an enterprise or part of an enterprise by way of a transfer of an undertaking and/or a merger or a demerger in the past 5 years as of the date of this Agreement.

(u) The Dutch Company Subsidiary has validly transferred the employment agreements of the Design Business employee referenced in Section 1.1(b) Item 4(b) of the Company Disclosure Schedule, and the Dutch Company Subsidiary had, as of the effective date of transfer, (and currently has) no Liability with respect to such employees. No consultation with the Dutch Company Subsidiary’s works council or applicable trade unions was required with respect to the transfer contemplated by the Employee Transfer Agreement referenced in Section 1.1(b) Item 4(b) of the Company Disclosure Schedule and all transferred Design Business employees have cooperated with the transfer contemplated by the Employee Transfer Agreement.

(v) None of the transactions contemplated by the Transaction Documents require information or consultation obligations (i) with respect to the Dutch Company Subsidiary’s works council or (ii) under the SER Merger Code 2015 (SER Fusiegedragsregels 2015) or any applicable collective bargaining agreement with respect to any applicable trade unions.

(w) As of the date hereof, the Seller has caused AMD and the parties set forth in Section 3.8(w) of the Company Disclosure Schedule to acknowledge in writing that (i) Buyer, subject to the Closing, shall be a third-party beneficiary with the same rights as AMD to the non-competition and non-solicitation agreements between AMD and such Continuing Employees and (ii) the terms set forth in each such party’s Offer Letter shall govern the terms of their continued employment with the Company following the Closing (except for any terms deemed inoperable by virtue of the consummation of the transactions contemplated by this Agreement), with such acknowledgement including that any references to AMD that are meant to control following the Closing shall reference either the Company or the Buyer as applicable, including references to compliance with policies of the Company and Buyer and relevant defined terms referencing AMD (such acknowledgements, the “Employee Acknowledgments”).

3.9 Legal Proceedings. There are no, and since December 31, 2021, there have not been, (i) any Judgments, (ii) any Proceedings or claims pending or threatened, or (iii) any investigation by any Governmental Entity pending or threatened, in each case, by or against or involving the Company or the Company Subsidiaries, or by which any of their respective businesses, properties or assets is bound or affected, or by or against any of their respective directors, officers, employees, stockholders or representatives (in their respective capacities as such) that, individually or in the aggregate, (a) have been or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, impede or materially delay the ability of the Company or any of the Company Subsidiaries to perform their respective obligations under this Agreement or timely consummate the transactions contemplated by this Agreement.

3.10 Compliance with Applicable Law.

(a) The Company and each Company Subsidiary has at all times since December 31, 2021 complied, and the Business has been conducted, in all material respects with all applicable Laws and has not been in material default or violation under any applicable Law. Since December 31, 2021, neither the Company nor any of its Subsidiaries has received written notice or, to the Company’s knowledge, other communication of any material violation or breach of Laws by the Company or the Company Subsidiaries.

(b) Each of the Company and the Company Subsidiaries holds, and has at all times since December 31, 2021 held, and has been in compliance with, all licenses, franchises, registrations, permits, consents, approvals and authorizations (the “Permits”) necessary for the lawful conduct of its business, including the Business, and ownership of its respective properties, rights and assets under and pursuant to each as presently owned and operated by it (and has paid all fees and assessments due and payable in connection therewith), except where such failure has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. All such Permits are in full force and effect. Since December 31, 2021, neither the Company nor any Company Subsidiary has received written notice of any suspension, cancellation, withdrawal, revocation or modification of any such Permits and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, cancel, withdraw, revoke or modify any such Permit, except where such suspension, cancellation, withdrawal, revocation or modification has not been and would not reasonably be expected to material to the Company and its Subsidiaries, taken as a whole.

(c) Over the past five (5) years, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees or stockholders, has been subject to any actual, pending, or, to the Knowledge of the Seller, threatened Proceedings involving the Company or any Company Subsidiary or any of their respective directors or officers or, to the Knowledge of the Seller, any employee, agent or other Person acting on behalf of the Company or any Company Subsidiary, relating to violations of money laundering laws, Anti-Corruption Laws, and all applicable financial recordkeeping and reporting requirements of all anti-money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where the Company and the Company Subsidiaries conduct the Business. The Company has established and maintains a compliance program and internal controls and procedures designed to ensure compliance with applicable Anti-Corruption Laws.

(d) Over the past five (5) years, neither the Company nor any of the Company Subsidiaries, or, to the Knowledge of the Seller, any director, officer or employee, agent or other person acting on behalf of the Company or any of the Company Subsidiaries, has, directly or indirectly, (i) used any corporate funds of the Company or any of the Company Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees from corporate funds of the Company or any of the Company Subsidiaries for the purpose of influencing such individual’s actions or decisions in his or her official capacity or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of the Company Subsidiaries, in the case of clause (i), (ii) and (iii), which would result in a material violation by such person of any Anti-Corruption Law.

(e) Since April 24, 2019, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have (i) conducted the Business in accordance with Sanctions and all applicable Trade Controls; (ii) maintained in place and implemented controls and systems to comply with Sanctions and Trade Controls; (iii) maintained records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under Sanctions and Trade Controls; and (iv) to the Knowledge of the Seller, not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Trade Controls or Sanctions, and has not been notified in writing of any such pending or threatened actions. Since June 22, 2022, except as has not been and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have not imported any merchandise into the United States that is produced directly or indirectly, in whole or in part, in the Xinjiang Uyghur Autonomous Region of China or by any entity designated on the UFLPA Entity List.

(f) Since April 24, 2019, except as has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology to any destination, entity or Person prohibited by the Laws of the United States or any other country, in each case without obtaining prior authorization from the applicable Governmental Entities to the extent required by such Laws, (ii) the Company and the Company Subsidiaries have complied with all terms and conditions of any license issued or approved by the U.S. Department of State’s Directorate of Defense Trade Controls, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), OFAC or any other Governmental Entity, and (iii) the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national for whom a license is required, whether in the United States or abroad.

(g) Neither the Company nor any Company Subsidiary, or any director, officer, employee, or to the Knowledge of the Seller, any agent or affiliate of the Company or any Company Subsidiary: (i) is a Sanctioned Person, or (ii) is subject to debarment or any list-based designations under any applicable Trade Control Law. Neither the Company nor any Company Subsidiary has, (i) since April 24, 2019, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Sanctioned Person, or in any Sanctioned Country, or has otherwise been in violation of any such Sanctions, restrictions or any similar Law, or (ii) engaged in any transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Knowledge of the Seller, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to any Governmental Entity. Neither the Company nor any Company Subsidiary has, since April 24, 2019, made any voluntary disclosures to OFAC or BIS or any other Governmental Entity of facts that would reasonably be expected to result in any action being taken or any penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary with respect to Sanctions.

3.11 Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of each of the following legally binding contracts, agreements, leases, subleases, arrangements, guarantees, arrangements, commitments and understandings (whether written or oral) (“Contracts”) (other than the Company Leases and purchase orders and statements of work executed in the ordinary course of business) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or their respective assets or rights is or are bound, excluding any Company Employee Plans (collectively, and whether or not set forth in Section 3.11(a) of the Company Disclosure Schedule, the “Material Contracts”), a true, complete and correct copy (including any amendments, waivers or supplements thereto) of which has been made available to Buyer:

(i) any joint venture, partnership or limited liability company agreement or similar Contract (other than any such agreement solely between or among the Company and its wholly owned Company Subsidiaries) or revenue sharing, collaboration or partnership with any other Person;

(ii) any Contract (A) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or for the acquisition or disposition of the securities of or all or substantially all of the assets of any other person, (B) that contains a put, call or similar right pursuant to which the Company or any of the Company Subsidiaries could be required to purchase or sell any equity or debt securities or (C) that contains indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $5,000,000 or that otherwise has material obligations outstanding;

(iii) any Contract that would limit the freedom or ability of (A) Buyer and its Affiliates (other than the Company or any Company Subsidiary) after the Closing in any material respect to (1) compete or engage in any line of business or in any geographic region or with any Person, acquire any product, asset or service from any Person or develop, market, sell, supply or distribute any product, asset or service in any geographic region or to any Person, (2) develop or distribute any material Intellectual Property Rights, or (3) use or otherwise exploit in any material respect any Company-Owned IP Rights or, in accordance with the rights granted under the Intellectual Property License Agreement, Design Business Licensed IP anywhere in the world or (B) the Company or any Company Subsidiary or any of their respective Affiliates) after the Closing to compete or engage in any line of business or in any geographic region or with any Person, acquire any product, asset or service from any Person or develop, market, sell, supply or distribute any product, asset or service in any geographic region or to any Person, in each case of this clause (B), solely as would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole;

(iv) any Contract that imposes a material restriction on the solicitation of employment or hiring of any Persons;

(v) any Contract that obligates the Company or any of the Company Subsidiaries, or following the Closing, will obligate Buyer or any of its affiliates, to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants, or that has “take-or-pay”, minimum order or purchase or similar commitments;

(vi) any “single source” supply Contract pursuant to which goods or materials are supplied to, or processed for, or designs or develops for, the Company or a Company Subsidiary from a sole source, and for which no other source for such goods, services, processes, designs, or development could be procured without material cost or expense;

(vii) any Contract pursuant to which a third party manufactures for, processes for, supplies to, the Company or any Company Subsidiary a Company Product, including any foundry agreements;

(viii) any Contract that grants any right of first refusal, right of first negotiation, right of first offer or similar right with respect to the Company or any Company Subsidiary, or any assets, rights or properties of the Company or the Company Subsidiaries;

(ix) any Contract pursuant to which any material Intellectual Property Right is licensed, or has been sold, assigned or otherwise conveyed, to the Company or any Company Subsidiary or pursuant to which any Person has agreed not to enforce any material Intellectual Property Right against the Company or any Company Subsidiary, other than Transaction Documents, Contracts for Standard Software, non-exclusive licenses incidental to the primary purpose of such Contract, invention assignments entered into by employees, consultants or independent contractors of the Company or a Company Subsidiary in the ordinary course of business, and non-disclosure agreements entered in the ordinary course of business;

(x) Contracts pursuant to which any material Company-Owned IP is licensed to a third party by the Company or a Company Subsidiary, or pursuant to which the Company or any Company Subsidiary has agreed not to enforce any material Company-Owned IP Right against any third party, other than Contracts for the use, provision or sale of Company Products or use of Company-Owned Technology in the ordinary course of business, Transaction Documents, non-exclusive licenses incidental to the primary purpose of such Contract, and non-disclosure agreements entered in the ordinary course of business;

(xi) Contracts providing for the development of any material Company-Owned IP, independently or jointly, by or for the Company or any Company Subsidiary, other than Contracts entered into without material deviation from the Company’s or a Company Subsidiary’s form employee, consultant or independent contractor invention assignment agreements (copies of the current forms of which have been made available to Buyer) between the Company or such Company Subsidiary and an employee, consultant or independent contractor regarding the development of Intellectual Property Rights by such Person;

(xii) any Contract that is a settlement, consent or similar agreement that restricts in any material respect the operations or conduct of the Business or any other business of the Company or any Company Subsidiary or any of their respective affiliates (including Buyer and its affiliates after the Closing);

(xiii) any Contract evidencing Indebtedness (of the types described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix) and (xiii) of the definition herein) (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset);

(xiv) any Contract creating any material Lien (excluding Permitted Liens) upon any assets material to the Company or any Company Subsidiary;

(xv) any Contract (1) with a Major Customer or (2) with a Major Supplier (including, in each case, the Subsidiaries or affiliates of such Major Customer or Major Supplier) (other than any signature routing form or non-disclosure agreements entered into in the ordinary course of business);

(xvi) any Contract (or group of related Contracts) which provides for payment of consideration by or to the Company or any Company Subsidiary in excess of $25,000,000 annually (other than (1) employment agreements, (2) Contracts entered into with suppliers and vendors of the Company and its Subsidiaries with payments of consideration by the Company and its Subsidiaries of less than $75,000,000 annually or (3) other any Contract otherwise set forth on Section 3.11(a)(xv) of the Company Disclosure Schedule);

(xvii) any Contract with any labor union or association representing any employee of the Company;

(xviii) any Affiliate Agreement;

(xix) any Contract under which the Company or any Company Subsidiary has advanced or loaned money to, guaranteed an amount for the benefit of or made an investment in any other Person; and

(xx) any otherwise binding commitment to enter into any agreement or Contract of the type described in the foregoing subsections of this Section 3.11(a).

(b) (i) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each Material Contract is valid and binding on the Company or the applicable Company Subsidiary that is party thereto and, to the Knowledge of the Seller, the other parties thereto, and is enforceable in accordance with its terms, (ii) the Company and each Company Subsidiary has performed the obligations required to be performed by it under each Material Contract and are entitled to all accrued benefits, has not received any allegation of default thereunder, and has not breached any Material Contract, (iii) to the Knowledge of the Seller, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it under such Material Contract and no party is in breach of or default with respect to any such Material Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default or violation on the part of the Company or any Company Subsidiary or any other party thereto under any such Material Contract, or permit any Person to terminate any Material Contract or otherwise result in any such Material Contract being fully enforceable in accordance with its terms. Neither the Company nor any Company Subsidiary has received written notice of the intention of any Person to, and to the Knowledge of the Seller, no Person has any intention to terminate any Material Contract or materially modify the terms thereof. Notwithstanding anything to the contrary in Section 3.11(a), solely for purposes of this Section 3.11(b), a purchase order or statement of work executed in the ordinary course of business that would otherwise constitute a Material Contract pursuant to Section 3.11(a)(i)- (xxi) shall be deemed a “Material Contract” solely for purposes of this Section 3.11(b) (and for no other purpose hereunder).

3.12 Environmental Matters.

(a) Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been in material compliance with all Environmental Laws and Permits necessary to operate the Business as currently conducted. Neither the Company nor the Company Subsidiaries have generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Substance except in material compliance with Environmental Laws. There are no material legal, administrative, arbitral or other proceedings, claims or actions pending or threatened against the Company or any of the Company Subsidiaries concerning any Liability or obligation arising under any Environmental Law or Permit, and, to the Knowledge of the Seller, no event has occurred that would result in any such proceedings, claims or actions.

(b) To the Knowledge of the Seller, there has been no material written third-party environmental site assessment conducted assessing the presence of Hazardous Substances located on any property owned or leased by the Company or any Company Subsidiary that is within the possession or reasonable control of the Company as of the date of this Agreement that has not been made available to Buyer. During or, to the Knowledge of the Seller, prior to the period of the Company’s or any of the Company Subsidiaries’ ownership or operation of any property, there were no Releases or threatened Releases of any Hazardous Substances in, on, under or affecting any such property that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have not generated, stored, or Released any Hazardous Substances on any Company Owned Real Property or Company Leased Properties, and, to the Knowledge of the Seller, there has not been any previous or present generation, storage, Release or existence of any Hazardous Substances on any such properties except in material compliance with Environmental Laws.

3.13 Real Property; Assets.

(a) Section 3.13(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of each parcel of real property owned by the Company or a Company Subsidiary (the “Company Owned Real Property”), including the address and the owner thereof. The Company or a Company Subsidiary has good, valid and marketable title to the Company Owned Real Property, and the Company Owned Real Property is free and clear of all Liens, except for Permitted Liens. Neither the Company nor any Company Subsidiary has leased, licensed or otherwise granted any Person the right to use or occupy the Company Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Owned Real Property or any portion thereof.

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the leases, subleases, licenses, sublicenses or other occupancies (“Company Leases”) pursuant to which the Company or any Company Subsidiary is a party as lessee, sublessee, licensee, sublicensee or occupant for real property (and the parties to each Company Lease (including all amendments, modifications, side letters, guaranties, assignments and supplements thereto) (the “Company Leased Properties”; together with the Company Owned Real Property, the “Real Property”), true and correct copies of the Company Leases have previously been made available to Buyer. The Company or a Company Subsidiary has a valid leasehold interest in the Company Leased Properties, free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder. No Person, other than as disclosed on Section 3.13(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries has any right to use or occupy any portion of the Company Leased Properties. Neither the Company or any Company Subsidiary, nor to the knowledge of the Seller, any other party thereto, is in material breach of or default under any of the Company Leases and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material breach or default by the Company or any Company Subsidiary, or to the knowledge of the Seller, any other party to such Company Lease. Each Company Lease is in full force and effect and constitutes a legal, valid and binding obligation on the Company or any Company Subsidiary that is a party thereto, and is enforceable in accordance with its terms.

(c) The Real Property constitutes all of the real property owned, leased, licensed, or used in connection with the Business. To the knowledge of the Seller, no condemnation, expropriation or other proceeding in eminent domain affecting the Real Property or any portion thereof or interest therein is pending or threatened, with respect to any Real Property and neither the Company nor any Company Subsidiary has received written notice of any matter which affects or would be reasonably likely to affect the ability of the Company or any Company Subsidiary to conduct the Business from the Real Properties in materially the same manner or at materially the same cost as at the date of this Agreement. The Company has not received any written notice that the current use, ownership, lease, license, or occupancy (as applicable) of the Real Property (including any parking areas) violates any Law, easement, covenant, condition, restriction or similar provision in any instrument of record.

(d) None of the Company or any Company Subsidiary has any continuing liability (actual or contingent), including as a guarantor, in respect of any land or buildings other than the Real Properties.

(e) The current use of the Real Properties is permitted under the applicable Law and to the knowledge of the Seller, the Company and each Company Subsidiary has complied in all material respects with all applicable Laws in respect of each Company Owned Real Property and Company Leased Property. The Company and each Company Subsidiary, as applicable, is in peaceful and undisturbed possession of the Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary, as applicable, to use each such Real Property for the purposes for which it is currently being used.

(f) Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, there are no Contracts outstanding for the sale, exchange, Lien, lease or transfer of any of the Real Property, or any portion thereof. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(g) To the Knowledge of the Seller, all buildings, parking facilities, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Company Owned Real Property (the “Improvements”) are in good condition and repair (reasonable wear and tear excepted) and sufficient for the intended operation of the Business as currently conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Seller, there are no material structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the intended use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

3.14 Government Contracts. Neither the Company nor any Company Subsidiary is, or has been since December 31, 2021, party to any Government Contract.

3.15 Customers; Suppliers.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth each customer, distributor, system partner, integration partner or other partner, or reseller who, during the 12-month period ended January 31, 2025, was one of the three (3) largest sources of revenue on a consolidated basis recognized in accordance with the Accounting Principles for the Business (the “Major Customers”). Since December 31, 2021, no Major Customer has (x) cancelled or otherwise terminated or allowed to expire its relationship with the Company or any of the Company Subsidiaries or (y) threatened, or indicated its intention, to default, not renew, cancel or otherwise terminate or modify its relationship with the Company or any Company Subsidiary or to reduce in any material respect its purchase from the Company or any Company Subsidiary of any products, equipment, goods or services.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth each supplier, contract manufacturers, or vendor who, during the 12-month period ended January 31, 2025, was one of the ten (10) largest suppliers of goods and/or services to the Business, based on amounts paid or payable during such period (the “Major Suppliers”). Since December 31, 2021, no Major Supplier has (x) cancelled or otherwise terminated its relationship with the Company or any of the Company Subsidiaries or (y) threatened, or indicated its intention, to default, not renew, cancel or otherwise terminate or modify its relationship with the Company or any Company Subsidiary or to reduce in any material respect its sale to the Company or any Company Subsidiary of any products, equipment, goods or services.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company-Owned IP Rights that are Registered IP (the “Company Registered IP”), including for each item: (i) the current owner; (ii) the jurisdiction of application or registration; (iii) the application or registration number, and where applicable, the title; and (iv) the date of filing or registration. The Company and the Company Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to the material Company Registered IP and all other filings and actions required to be made or taken to maintain in full force and effect each material item of Company Registered IP have been made or taken by the applicable deadline and in accordance with all applicable Law. All rights to material Company Registered IP are subsisting, and to the Knowledge of the Seller valid and enforceable, and none of the Company Registered IP has lapsed or been abandoned or cancelled, other than where the Company or Company Subsidiary has chosen to abandon or allow to lapse any such Company Registered IP in the ordinary course of business in the exercise of its reasonable business judgement.

(b) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) all right, title, and interest in and to the Company-Owned IP is owned exclusively by the Company or a Company Subsidiary, and (ii) the Company or one of the Company Subsidiaries has valid and continuing rights (pursuant to valid and enforceable written agreements) to use, sell, license and otherwise exploit, as the case may be, all other Company IP Rights as the same are used, sold, licensed and otherwise exploited in the business of the Company and the Company Subsidiaries, in each of the foregoing clauses (i) and (ii) above, free and clear of any Liens (other than Permitted Liens). Without limiting the foregoing, the Company or a Company Subsidiary has sole, clear title to each item of Company Registered IP free and clear of any Liens (other than Permitted Liens), and all assignments of such Company Registered IP to the Company or any Company Subsidiary have been properly executed and recorded. No Person other than the Company or a Company Subsidiary has the right to license or grant rights, or offer to grant licenses or rights, to any Company-Owned IP Rights to any other Person (other than pursuant to the Transaction Documents and ordinary course sublicensing rights granted under Out-Bound Licenses).

(c) Since December 31, 2021, neither the Company nor any Company Subsidiary has received any written notice that (i) any of the Company-Owned IP Rights is subject to any Judgment issued by any Governmental Entity adversely affecting the use thereof or rights thereto by the Company or the Company Subsidiaries, or (ii) there is any interference, opposition, reissue, inter partes review, reexamination, cancellation or other proceeding that is, or has been, pending or threatened in writing against the Company or the Company Subsidiaries in which the ownership, scope, registrability, validity or enforceability of any Company-Owned IP Rights is being, or has been contested or challenged (in each case of (i) and (ii), other than office actions or proceedings in the ordinary course of prosecution of any pending applications for registration or issuance of any Registered IP).

(d) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of (i) the Company-Owned IP, (ii) the Company Products (including any Company Products currently in development), nor (iii) the current or former operations of the Company, the Company Subsidiaries, or the Business, including the design, development, provision, and sale of any Company Products (including any Company Products currently in development), has since December 31, 2021, infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by any other Person.

(e) There are no Proceedings or claims pending or, to the Knowledge of the Seller, threatened in writing against the Company or any Company Subsidiary, and since December 31, 2021, there have been no filed complaints, or material written claims or notices received by the Company or any Company Subsidiary, alleging that the operation of the Company, the Company Subsidiaries, or the Business, the Company Products, the Company-Owned IP Rights, the Design Business Licensed Technology, the Design Business Licensed IP, or the exploitation of any of the foregoing, infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any other Person, including any written request or demand for indemnification or defense received by the Company or any Company Subsidiary from any other Person. Neither the Company nor any Company Subsidiary is subject to any outstanding Judgment that restricts the use, transfer or licensing of any Company-Owned IP Rights or, to the Knowledge of the Seller, other material Company IP Rights. Since December 31, 2021, neither the Company nor any Company Subsidiary has brought any Proceeding against any other Person, or provided any other Person with written notice, alleging that any Person is infringing, misappropriating or otherwise violating any Company-Owned IP Rights and, to the Knowledge of the Seller, no Person has since December 31, 2021, infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating any of the Company-Owned IP Rights in any material respect.

(f) Except (i) as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or (ii) as provided pursuant to the terms of any other Transaction Documents or as may be provided in accordance with Section 7.17 of this Agreement, (x) all Company-Owned IP Rights are, and immediately following the Closing will be, freely licensable and transferrable by Company and the Company Subsidiaries without payment or the granting of consideration to any other Person; (y) the Company and the Company Subsidiaries may exercise, transfer, or license the Intellectual Property rights included in the Company IP Rights without restriction or payment to any Person, in each case in excess of any restrictions or amounts otherwise payable in the absence of the consummation of the transactions contemplated hereby. Without limiting the foregoing, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither this Agreement nor any of the transactions contemplated hereby will, with or without notice or the lapse of time or both, cause or give any other Person the right or option to cause or declare, as a result of any Contract or obligation to which the Company or any Company Subsidiary is bound immediately prior to the Closing (A) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Rights, (B) the grant of any rights or licenses to, or Liens on, any Company-Owned IP Rights or any Intellectual Property Rights owned by any Company Affiliate or any successor to the Company, as successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, (C) the release from escrow of any Company Software or other Technology owned or purported to be owned by the Company or any of its Subsidiaries, (D) any Company-Owned IP Right to become subject to any restriction with respect to its use or operation in any line of business or market or with any Person or in any area, (E) Buyer or any of its affiliates to be bound by or subject to any obligation to grant any rights in or to any of Buyer’s or its affiliates’ Technology or Intellectual Property Rights, (F) additional payment obligations by the Company or any of the Company Subsidiaries in order to use or exploit any Company IP Rights to the same extent as the Company and the Company Subsidiaries were permitted immediately before the date of this Agreement, or (G) any restriction on the Company’s or the Company Subsidiaries’ use of the Design Business Licensed IP as permitted by the Intellectual Property License Agreement.

(g) Since December 31, 2021, neither the Company nor any Company Subsidiary has transferred ownership of (whether a whole or partial interest), or at any time has granted any exclusive right that is still in effect as of the date of this Agreement to use, any material Company-Owned IP Rights to any Person.

(h) The Company-Owned IP Rights, together with the Intellectual Property Rights licensed to the Company and the Company Subsidiaries under the Company IP Licenses, Transaction Documents and Standard Software Contracts constitute all of the material Intellectual Property Rights used in, held for use in, or necessary for the conduct of the Business.

(i) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have secured from all founders, consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned IP (including in any Company Product or Company-Owned Technology) for the Company or any of the Company Subsidiaries (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Contributors’ Intellectual Property Rights in such contribution that the Company or any Company Subsidiary does not already own by operation of Law and an irrevocable waiver of, or agreement not to enforce, any non-assignable right, title or interest in such Company-Owned IP, in each case to the extent permissible pursuant to applicable Law, (ii) no Contributor owns or, to the Knowledge of the Seller, claims any rights, licenses, claims or interest whatsoever with respect to any such Company-Owned IP (including in any Company Product or Company-Owned Technology) developed by the Contributor for the Company or the Company Subsidiaries and (iii) without limiting the foregoing, the Company has obtained written proprietary information and invention disclosure and Intellectual Property Rights assignments from all current and former Contributors, in each case without material modification from the Company’s forms for such agreement (and copies of the current forms of each such agreement used by the Company and any Company Subsidiaries have been made available to Buyer) and, to the Knowledge of the Seller, no Contributor has materially violated such agreement or otherwise misappropriated any trade secret of the Company or any Company Subsidiary.

(j) The Company and the Company Subsidiaries have taken reasonable steps to protect and maintain their respective rights in Trade Secrets included in the Company-Owned IP Rights or that have been disclosed to the Company or any Company Subsidiary with respect to the Business by any other Person on a confidential basis, and, to the Knowledge of the Seller, since December 31, 2021, there have been no material unauthorized uses or disclosures of any such Trade Secrets. Without limiting the foregoing, none of the Company nor any Company Subsidiary has made any material Trade Secrets included in the Company-Owned IP Rights or other material confidential or proprietary information that it intended to maintain as confidential information (including any source code of Company Software) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such confidential information.

(k) Neither the Company nor any Company Subsidiary has received any support, funding, resources or assistance from any Governmental Entities, academic institutions, or research centers in the development of any Company Product, Intellectual Property Rights, Software or other Technology that resulted in, or will result in, such third parties being granted any rights or licenses to, or ownership interest in, any Company-Owned IP Rights. Without limiting the foregoing, at no time during the conception of or reduction to practice of any Company-Owned IP Rights was any employee, or to the Knowledge of the Seller, any other Contributor operating under any grants from any Governmental Entity, academic institution or research center (each an “R&D Sponsor”), performing (directly or indirectly) research sponsored by any R&D Sponsor or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or any Company Subsidiary’s rights in such Company-Owned IP Rights. No employee, or to the Knowledge of the Seller, any other Contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such Contributor was also performing services for the Company or any Company Subsidiary or during the twelve (12)-month period immediately prior to his or her employment or engagement with the Company or any Company Subsidiary. No R&D Sponsor has any claim of right to, ownership of or other encumbrance on any material Company-Owned IP Rights, and no funding, facilities, or personnel of any R&D Sponsor were used, directly or indirectly, to develop or create, in whole or part, any material Company-Owned IP Rights.

(l) Neither the Company nor any Company Subsidiary is a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company or any Company Subsidiary is obligated or may become obligated to license or offer to license any existing or future Intellectual Property Rights to any Person or grant any right or license to any Company-Owned IP Rights to any other Person.

(m) No Open Source Material is used or compiled together with, or is otherwise linked or distributed with or incorporated into, any material Company Software in a manner that, based on such the current use by the Company and its Subsidiaries of such Company Software, would require any material portion of such Company Software (except the unmodified Open Source Material), to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge, or that otherwise grants, or would purport to have the effect of granting, to any other Person any right, immunity or license to any Patent or other Intellectual Property Right included in the Company-Owned IP Rights.

(n) Neither the Company nor any of the Company Subsidiaries have delivered, licensed or made available, or are under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Company Software to any escrow agent or other Person who is not an employee, independent contractor or consultant acting on behalf of the Company or any of the Company Subsidiaries. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will result in the delivery, license, or disclosure of any current, material source code for any Company Software by the Company or any Company Subsidiary to any other Person.

(o) With respect to Open Source Material that is or has been used by the Company or any of the Company Subsidiaries, the Company or Company Subsidiary, as applicable, has been and is in compliance with the terms and conditions of all applicable licenses for such Open Source Material, including attribution and copyright notice requirements.

(p) Section 3.16(p) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement, of all Contracts: (i) pursuant to which any other Person has licensed (including covenants not to sue) to the Company or a Company Subsidiary any Intellectual Property Rights, including Patent licenses and cross licenses, excluding, Contracts for Standard Software (and non-exclusive licenses incidental to the primary purpose of such Contracts), the Transaction Documents and confidentiality agreements (clause (i) collectively, “In-Bound Licenses”); and (ii) pursuant to which the Company has granted to any other Person any right or license (including covenants not to sue) to any Company-Owned IP Rights, excluding, non-exclusive licenses to utilize the Company Products entered into in the ordinary course of business (and non-exclusive licenses incidental to the primary purpose of such Contracts), the Transaction Documents and confidentiality agreements (“Out-Bound Licenses” and, together with the In-Bound Licenses, the “Company IP Licenses”).

(q) Except as set forth in Section 3.17(q) of the Company Disclosure Schedule or as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, no Company Software, Company Products or any IT System (as defined below) contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “ransomware,” “trap doors,” “worms,” viruses, or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent, (iii) any Person accessing without authorization or disabling or erasing any Company Product, or (iv) any adverse effect on the functionality of any Company Product, or (v) unauthorized acquisition of or access to confidential or proprietary information or Personal Data created, received, maintained or transmitted on or through any Company Product (collectively, “Malicious Code”) or any other known security vulnerability. Each of the Company and the Company Subsidiaries implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software and Company Products, including firewall protections and regular virus scans. The Company has eradicated or remedied in all material respects any known instances of discovery of Malicious Code or security vulnerabilities in the Company Software, the Company Products and its IT Systems.

(r) The information technology systems owned by or licensed to the Company and the Company Subsidiaries (the “IT Systems”) are sufficient for the needs of the business of the Company and the Company Subsidiaries in all material respects as currently conducted, including as to capacity and ability to process current peak volumes in a timely manner. The IT Systems and the related procedures and practices of the Company and the Company Subsidiaries are designed, implemented, operated and maintained in all material respects in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Company and the Company Subsidiaries, including with respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (i) the Company and the Company Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that the IT Systems are free from Malicious Code, and (ii) the Company and the Company Subsidiaries have in effect industry standard disaster recovery plans, procedures and facilities for their business and have taken all reasonable steps to safeguard the security and the integrity of the IT Systems.

(s) Since December 31, 2021, (i) there has been no failure or other substandard performance of any IT Systems which has caused any material disruption to the business of the Company and the Company Subsidiaries, (ii) the Company and the Company Subsidiaries have not suffered any material data loss, material business interruption, or other material harm as a result of, any Malicious Code intentionally designed to permit (x) unauthorized access to a computer or network, (y) unauthorized disablement or erasure of Software, hardware or data, or (z) any other similar type of unauthorized activities, and (iii) to the Knowledge of the Seller, there have not been any actual or suspected illegal or unauthorized intrusions or breaches of the security of any of the IT Systems. The Company and the Company Subsidiaries have taken commercially reasonable steps to implement security patches or upgrades that are generally available for the IT Systems.

(t) The Company and the Company Subsidiaries have (i) obtained all licenses and consents, provided all notices and disclosures, and taken all other steps required by applicable Laws in order to collect and use all Training Data and AI Inputs as used by the Company or any Company Subsidiaries in their use or development of AI Technologies and in the conduct of their business as currently conducted (including to use such Training Data to develop, train, refine, fine tune, test or improve the Company’s and Company Subsidiaries’ AI Technologies), and (ii) complied with all use restrictions and other requirements of any license, consent, or other Contract concerning AI Technologies, Training Data, or AI Inputs.

(u) The Restructuring has not resulted in the Company or any of the Company Subsidiaries losing any rights with respect to any material Company IP Rights (including under any In-Bound Licenses in place prior to the Restructuring) that were used or held for use in connection with the Business prior to the Restructuring. No material Company IP Rights used or held for use in connection with the Business prior to the Restructuring have been diminished or impaired as a result of the Restructuring.

(v) All right, title, and interest in and to the Design Business Licensed IP and Design Business Licensed Technology is owned exclusively by the Seller, and the Seller has valid and continuing rights (pursuant to valid and enforceable written agreements) to use, sell, license and otherwise exploit, as the case may be, all Design Business Licensed IP and Design Business Licensed Technology, free and clear of any Liens (other than Permitted Liens). No Person other than the Seller has the right to license or grant rights, or offer to grant licenses or rights, to any Design Business Licensed IP and Design Business Licensed Technology.

(w) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Design Business Licensed Technology, and the use thereof, has not, since December 31, 2021, infringed, misappropriated or otherwise violated, and is not currently infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by any other Person. There are no Proceedings or claims pending or, to the Knowledge of the Seller, threatened in writing, and, since December 31, 2021, there have been no filed complaints, or material written claims or notices received by the Seller, the Company or any Company Subsidiary alleging that any Design Business Licensed Technology, or its exploitation, infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any other Person, including any written request or demand for indemnification or defense.

(x) For each Company Product that has been (i) developed or improved pursuant to any specifications provided by a customer or partner of the Company or a Company Subsidiary or (ii) customized in any material respect for any customer or partner of Company, the Company or a Company Subsidiary has sufficient rights to use, if and as used in the Company’s business, all such developments, improvements or customizations.

3.17 Products and Services; Product Warranty; Products Liability.

(a) Each Company Product has been in conformity in all material respects with all applicable product specifications and all express and implied warranties and all applicable Law, and except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, no condition exists which could reasonably result in any Company Product being in non-conformity with any applicable product specifications, express and implied warranties, or applicable Law. There have been no epidemic failures, extraordinary product returns or warranty obligations relating to any Company Product, and neither the Company nor any of the Company Subsidiaries have any material liability for replacement or repair of any Company Product or other damages in connection therewith. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, no condition exists which could reasonably be expected to result in any epidemic failures, extraordinary product returns or warranty obligations relating to any Company Product or the Company or any of the Company Subsidiaries having any liability for replacement or repair of any Company Product or other damages in connection therewith.

(b) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, there are no flaws, errors, defects, viruses, worms, back doors, spyware, adware (as such terms are commonly understood in the Software industry) or other similar sources of vulnerability in any Company Product through which a third party could gain unauthorized access to, control of, or penetrate any Company Product or any network or system to which the Company Product is connected (each, a “Vulnerability”). Since December 31, 2021, neither the Company nor any Company Subsidiary has received any written notice of any such material Vulnerability in any Company Product that has not been eradicated or remedied in all material respects or of any instance in which a third party gained access to any network or computer system through, in whole or part, a Company Product. The Company has implemented appropriate policies and procedures designed to (i) address any Vulnerability in a Company Products (or any software or component thereof) and (ii) prevent the introduction of any Vulnerabilities into any Company Products, in each case as are reasonable and customary for companies of like size in the Company’s industry.

3.18 Affiliate Transactions. Except as set forth on Section 3.18 of the Company Disclosure Schedule, none of the Seller or any Affiliate (which for purposes of this Section 3.18 shall include AMD) of the Seller, the Company or any Company Subsidiary, or any of their respective directors, officers or employees or members of any of the foregoing’s immediate family (including spouses, children, step-children, siblings, parents, and grandparents) (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer, or employee of the Company or any Company Subsidiary, (a) has entered into any Contract involving the Company or any Company Subsidiary that remains in effect, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by the Company or any Company Subsidiary or otherwise related to the business of the Company or any Company Subsidiary, (c) is engaged, directly or indirectly, in any business that competes, directly or indirectly, with the business of the Company or any Company Subsidiary, (d) has any claim or right against the Company or any Company Subsidiary (other than rights to receive compensation for services performed as a director, officer or employee and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), (e) owes any money to the Company or any Company Subsidiary or is owed money from the Company or any Company Subsidiary (other than rights to receive compensation for services performed as a director, officer or employee and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course) or (f) provides services to the Company or any Company Subsidiary (other than services performed as a director, officer or employee of the Company or any Company Subsidiary) or is dependent on services or resources provided by the Company or any Company Subsidiary (each such agreement or arrangement (other than the Commercial Agreements), an “Affiliate Agreement”). In addition, to the Knowledge of the Seller, no Related Person has an interest in any Person that competes, directly or indirectly, with the business of the Company in any market presently served by the Company or any Company Subsidiary (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market)

3.19 Insurance.

(a) Section 3.19 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all material insurance policies (“Insurance Policies”) owned or held by, or for the benefit of, the Company or any of the Company Subsidiaries, true, correct and complete copies of which have been made available to Buyer. The insurance policies set forth on Section 3.19 of the Company Disclosure Schedule are owned or held by the Company or a Company Subsidiary.

(b) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole: (i) the Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and the Company Subsidiaries are in compliance with their Insurance Policies and are not in default under any of the terms thereof; (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential Liabilities of officers, directors and employees of the Company and the Company Subsidiaries, the Company or the relevant Company Subsidiary is the sole beneficiary of such policies; and (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, there is no claim for coverage by the Company or any of the Company Subsidiaries pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither the Company nor any of the Company Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such Insurance Policies.

3.20 Privacy and Information Security.

(a) The Company and the Company Subsidiaries, and, to the Knowledge of the Seller, all third parties that process any Personal Data for or on behalf of the Company or any Company Subsidiaries, solely as it relates to such processing and as applicable (“Data Partners”), have, at all times since December 31, 2021, materially complied with all applicable (i) Laws and industry standards to which they are bound, (ii) policies and notices, and (iii) contractual commitments, in each case as it relates to the privacy, security and Processing of Personal Data (collectively, the “Privacy Requirements”). Neither the use of Personal Data by the Company or the Company Subsidiaries following the Closing Date in substantially the same manner as Personal Data was used by them prior to the Closing Date, nor the execution, delivery and performance of this Agreement and any transactions contemplated hereby, will violate, or otherwise result in any material liabilities in connection with, any Privacy Requirements.

(b) The Company and the Company Subsidiaries have at all times since December 31, 2021, implemented, maintained and complied with, and have required, as applicable, all Data Partners to implement, commercially reasonable technical, physical, and organizational measures to (i) protect Personal Data and confidential information against Security Incidents, and (ii) identify and address internal and external risks to the privacy and security of Personal Data and confidential information. None of the Company, the Company Subsidiaries nor, to the Knowledge of the Seller, any Data Partners have experienced any material Security Incidents since December 31, 2021. In relation to any Security Incident and/or violation of a Privacy Requirement, neither the Company nor the Company Subsidiaries have, since December 31, 2021, (i) notified, or been required to notify any Person or (ii) received any notice or other communication alleging a material failure to comply with any applicable Privacy Requirements from, or, to the Knowledge of the Seller, been the subject of any investigation or enforcement action by, any Person.

3.21 Brokers. Neither the Company nor any Company Subsidiary, or any Affiliate thereof, has employed or engaged, has any Liability, expense or obligation, or is subject to any claim of, any investment banker, broker or finder in connection with the transactions contemplated by this Agreement or any other Transaction Document, including the Closing.

3.22 Inventory. Subject in each case to the Company’s inventory reserves in accordance with the Accounting Principles, all Inventory (a) is usable (and not in excess of the needs of the Business, including based on demand communicated in writing by customers) in the ordinary course of business for the purposes for which intended, (b) to the Knowledge of the Seller, consists, in all material respects, of a quality and quantity usable or saleable by the Business in the ordinary course of business, (c) to the extent on hand and purchased after the date of the Latest Balance Sheet Date, was purchased in the ordinary course of business, and (d) has been valued in accordance with GAAP.

3.23 Condition and Sufficiency of Assets; Title to Assets.

(a) On the Closing Date and immediately following the Closing, the assets, properties and rights of the Company and the Company Subsidiaries (including, for the avoidance of doubt, those assets, properties and rights provided to the Company and the Company Subsidiaries pursuant to any other Transaction Documents or as may be provided in accordance with Section 7.17 of this Agreement) will constitute all of the assets, rights and properties necessary to conduct the Business immediately following the Closing Date, in all material respects in substantially the same manner as the Business is being conducted as of the date hereof and was conducted prior to March 31, 2025; provided that nothing in this Section 3.23(a) shall be deemed to constitute a representation or warranty regarding the adequacy of the amounts of cash or working capital. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and the Company Subsidiaries that are material to the operation of the Business are, in all material respects, structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put.

(b) Except (i) as has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or (ii) for assets (x) sold or otherwise disposed of in the ordinary course of business since the Latest Balance Sheet Date or (y) expressly transferred to the Seller pursuant to that certain Distribution and Assignment Agreement, dated as of April 29, 2025, by and between the Seller and the Company, which assets are set forth in Exhibit A and Exhibit B attached thereto, the Company owns and has good and valid title to all assets purported to be owned by them, including (A) all assets reflected on the Company Financial Statements, and (B) all other assets reflected in the books and records of the Company and the Company Subsidiaries, including all assets that form the basis for financial information presented in the Company Financial Statements. All of such assets are owned by the Company or the Company Subsidiaries free and clear of any Liens, except (1) where the failure to have such good and valid title results from any liens described in Section 3.23(b) of the Company Disclosure Schedule or (2) any other Permitted Lien. Except as has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are the lessees of, and hold valid leasehold interests in, all personal property purported to have been leased by them, and the Company and the Company Subsidiaries enjoy undisturbed possession of such leased personal property, except where the failure to have such valid leasehold interest results from any liens described in 3.23(b) of the Company Disclosure Schedule, or other Permitted Liens.

3.24 Restructuring. The restructuring steps set forth on Section 1.1(b) of the Company Disclosure Schedule describe the Restructuring process in its entirety. Except as set forth on Section 3.24 of the Company Disclosure Schedule, the Restructuring occurred and has been completed in accordance with the restructuring steps set forth on Section 1.1(b) of the Company Disclosure Schedule. All Contracts and other documents effecting the Restructuring (the “Restructuring Documents”) have been made available to Buyer and are set forth on Section 1.1(b) of the Company Disclosure Schedule. None of the Restructuring Documents have been amended or otherwise modified or breached, and all of the Restructuring Documents are, and will be following the Closing, in full force and effect.

3.25 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly made in this Article III, Article IV, Section 7.22(a), any other Transaction Document, any Commercial Agreement or Restructuring Document, or any certificate delivered hereunder or thereunder, neither the Company nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to the Company or Company Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Equity Purchase or otherwise, and the Company hereby disclaims any such other representations or warranties (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article III, Article IV, Section 7.22(a), any other Transaction Document, any Commercial Agreement or Restructuring Document or

any certificate delivered hereunder or thereunder, neither the Company nor any other Person makes or has made any representation or warranty (express, implied or otherwise) to Buyer or any of its Affiliates with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to the Company or any Company Subsidiaries or their respective businesses or (ii) any oral or written information made available or otherwise presented to Buyer or any of its Affiliates whether in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Equity Purchase or otherwise.

(b) Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that neither Buyer nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to Buyer beyond those expressly made by Buyer in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Buyer made available or otherwise presented to the Company or any of its Affiliates. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly made in Article V, no representations or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospect or (ii) any oral or written information made available or otherwise presented to the Company or any of its Affiliates whether in the course of the negotiation of this Agreement or in the course of the Equity Purchase or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer that:

4.1 Corporate Organization. The Seller is (a) a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and (b) a wholly owned Subsidiary of AMD. The Seller has all requisite limited liability company power and authority in all material respects to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

4.2 Title to Company Interests. The Seller is the sole record and beneficial owner of the Company Interests, free and clear of all Liens or any other restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws), which Company Interests constitute 100% of the outstanding Equity Interests of the Company. The Seller has all requisite limited liability company power and authority to sell, transfer, assign and deliver the Company Interests as provided herein and the other Transaction Documents to which the Seller is a party, and at the Closing, the Seller shall transfer to Buyer good and marketable title to the Company Interests, free and clear of all Liens or any other restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws). The Seller does not own, and does not have the right under any Contract to acquire, directly or indirectly, any other Equity Interests of the Company. Other than this Agreement, the Company Interests are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the Company Interests, including the voting, dividend rights or disposition of the Company Interests.

4.3 Litigation. There are no Proceedings involving the Seller or any of its affiliates that are pending or, to the Knowledge of the Seller, threatened that would reasonably be expected to prevent, impede or materially delay the ability of the Seller to perform its obligations under this Agreement or any other Transaction Document or timely consummate the transactions contemplated by this Agreement or any other Transaction Document. Neither the Seller nor any of its affiliates is subject to any continuing Judgement, settlement agreement or other similar written agreement with, or, to the Seller’s Knowledge, continuing investigation by, any Governmental Entity that would adversely affect the Seller’s ownership of any Company Interests, or would otherwise prevent or materially delay the Seller from consummating the transactions contemplated hereby or by any other Transaction Document.

4.4 Ownership of Company Assets and Indebtedness. Other than the Technology, Patents and other Intellectual Property Rights licensed or made available to the Company and the Company Subsidiaries pursuant to the Intellectual Property License Agreement or other Transaction Documents, neither the Seller nor any of its Affiliates (other than the Company and the Company Subsidiaries) owns (whether solely or jointly), or has any rights to or under, any Intellectual Property Rights or any other property or asset that were owned by the Company or the Company Subsidiaries prior to the Restructuring and which are necessary to the conduct of the Business. Other than the Technology, Patents and other Intellectual Property Rights licensed or made available to the Seller and its Affiliates pursuant to the Intellectual Property License Agreement or other Transaction Documents, neither Seller nor any of its affiliates (other than the Company and the Company Subsidiaries) own (whether solely or jointly), or have any rights to or under, any material Company-Owned IP Rights or any other property or asset of the Company or any of its Subsidiaries. Neither the Seller nor any of its affiliates (other than the Company and the Company Subsidiaries) has any Indebtedness secured by any Lien on any property of the Company or any Company Subsidiary.

4.5 Authority; No Violation.

(a) The Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which the Seller is or will be a party and the performance by the Seller of its obligations hereunder and thereunder (including the consummation of the transactions contemplated hereby and thereby) have been (or with respect to the Transaction Documents to which the Seller is or will be a party, will be at or prior to the Closing) duly authorized by all necessary limited liability company action on the part of the Seller and its Affiliates, and no other action, approval, or proceeding (including by its equity holders, if applicable) on the part of the Seller or its Affiliates is necessary to authorize or enter into this Agreement and each of the Transaction Documents to which the Seller is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each of the Transaction Documents to which the Seller is or will be a party is or will be at or prior to the Closing, duly executed and delivered by the Seller and constitutes, or will constitute when executed, as applicable, valid, legal and binding obligations of the Seller in each case (assuming that this Agreement has been, and each of the Transaction Documents to which the Seller is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Seller in accordance with each of their respective terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

(b) Neither the execution, delivery or performance of this Agreement or any Transaction Document to which the Seller is a party nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Organizational Documents of the Seller, (ii) violate any statute, code, ordinance, rule, regulation, or Judgment or other Law applicable to the Seller or any of its assets, properties or other rights or (iii) violate, conflict with, result in a breach (or an event which, with or without notice or lapse of time, or both, would constitute a breach) of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation, or any other change to any right or obligation under, require any notice, consent or other action by any Person under, result in the right of any Person to payment or obligation of any other party thereto, accelerate the performance required by, or result in the creation of any Lien upon any of the Company Interests or any other assets, properties or other rights of the Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which the Seller is a party, or by which it, the Company Interests or any of the Seller’s other assets, properties or other rights may be bound, in the case of each of clause (ii) and (iii), which would, individually or in the aggregate, reasonably be expected to have an adverse effect on the Seller’s ownership of the Company Interests or otherwise have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement or any other Transaction Document.

4.6 Governmental Authorization. Other than in connection with obtaining clearances or approvals under applicable requirements of the Regulatory Laws set forth on Section 8.1(a) of the Company Disclosure Schedule, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are necessary on the part of, or with respect to, the Seller or any of its Affiliates in connection with (x) the execution, delivery or performance by the Seller of this Agreement or any Transaction Document to which it is or will be a party or (y) the consummation of the transactions contemplated hereby or thereby.

4.7 Brokers. Other than Morgan Stanley & Co. LLC, neither the Seller nor any of its Affiliates has employed or engaged, has any Liability, expense or obligation, or is subject to any claim of, any investment banker, broker or finder in connection with the transactions contemplated by this Agreement or any other Transaction Document, including the Closing.

4.8 Design Business Licensed IP. Other than pursuant to the Intellectual Property License Agreement, neither the Seller nor any of its Affiliates have entered into any Contracts pursuant to which any material Design Business Licensed IP is licensed to a third party (other than customers or service providers), or pursuant to which the Seller or any of its affiliates has agreed not to enforce any material Design Business Licensed IP against any third party (other than customers or service providers).

4.9 No Claims. The Seller and its Affiliates have no claims (and have never asserted any claims) against the Company or any of its Subsidiaries, or any other Person, relating to the Company or any of its Subsidiaries or the Business

4.10 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly made in Article III, this Article IV, Section 7.22(a), any other Transaction Document, any Commercial Agreement or Restructuring Document or any certificate delivered hereunder or thereunder, neither the Seller nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to the Seller whether in connection with this Agreement, the Equity Purchase or otherwise, and the Seller hereby disclaims any such other representations or warranties (express, implied or otherwise).

(b) Notwithstanding anything to the contrary in this Agreement, the Seller acknowledges and agrees that neither Buyer nor any other Person has made or is making, and the Seller expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to Buyer beyond those expressly made by Buyer in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Buyer made available or otherwise presented to the Company or any of its Affiliates. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly made in Article V, no representations or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospect or (ii) any oral or written information made available or otherwise presented to the Seller or any of its respective Affiliates whether in the course of the negotiation of this Agreement or in the course of the Equity Purchase or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller and the Company that:

5.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has the requisite corporate or entity power, as applicable, and authority to enter into this Agreement and perform its obligations hereunder.

5.2 Authority; No Violation.

(a) The execution and delivery of this Agreement and each other agreement or instrument to be executed by Buyer in connection herewith, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly approved by all necessary corporate action of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby, including the Closing.

(b) This Agreement and each other agreement or instrument to be executed by Buyer in connection herewith have been (or with respect to agreements or instruments to be executed at the Closing, will be) duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Seller and the Company, as applicable) constitute (or with respect to agreements or instruments to be executed at the Closing, will constitute) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(c) Buyer is not subject to any applicable Law, or rule or regulation of any Governmental Entity, or any material agreement or instrument, or subject to any Judgments which would be breached or violated, nor would the Organizational Documents of Buyer be breached or violated, by Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, in each case except as would not reasonably be expected to prevent or materially impair Buyer from timely consummating the transactions contemplated by this Agreement.

5.3 Issuance of Shares. The Closing Stock Consideration when issued and delivered by Buyer in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable and free and clear of any Liens (other than transfer restrictions under applicable securities Laws or this Agreement).

5.4 Governmental Authorization. Other than in connection or compliance with (x) obtaining clearances or approvals under applicable requirements of the Regulatory Laws set forth on Section 8.1(a) of the Company Disclosure Schedule, (y) any applicable requirements of NASDAQ, or (z) other actions or filings the absence or omission of which, individually, or in the aggregate have not had, and would not be reasonably expected to have, a Material Adverse Effect, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are necessary on the part of Buyer in connection with (a) the execution, delivery or performance by Buyer of this Agreement or (b) the consummation of the transactions contemplated hereby, in each case except as would not reasonably be expected to prevent or materially impair Buyer from timely consummating the transactions contemplated by this Agreement.

5.5 Broker’s Fees. Buyer has not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission from the Seller in connection with this Agreement or any of the transactions contemplated hereby.

5.6 SEC Reports. Buyer has timely filed or furnished with the SEC all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2025 under the Securities Act or the Exchange Act (collectively, the “Buyer Reports”). The Buyer Reports, at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Buyer Report filed or furnished prior to the date of this Agreement), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

5.7 Litigation. As of the date hereof, there are no Proceedings by or before any Governmental Entity in effect, pending or threatened in writing against Buyer which would reasonably be expected to prevent or materially impair Buyer from consummating the transactions contemplated hereby.

5.8 CFIUS. Buyer is not a “foreign person,” as defined in the DPA. Buyer does not permit any foreign person Affiliate of Buyer to obtain through Buyer any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the board of directors or equivalent governing body of the Company or the right to nominate an individual to a position on the board of directors or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

5.9 Debt Financing.

(a) Commitment Letter. Concurrently with the execution of this Agreement, Buyer has delivered to the Company a true, correct, and complete fully executed copy of the commitment letter, dated as of the date of this Agreement, among the financial institutions party thereto (the “Lenders”) and Buyer (including all exhibits, schedules, and annexes thereto and the Fee Letter (redacted in a manner as described below), as amended, modified, supplemented, extended, or replaced from time to time in compliance with this Agreement, the “Commitment Letter”). Pursuant to, and subject to the terms and conditions of, the Commitment Letter, the Lenders have committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Debt Financing”) for the purposes set forth in the Commitment Letter. Buyer has also delivered to the Company a true, correct, and complete copy of each fee letter (which may be redacted to remove those items related to specific fee amounts payable on the Closing Date to a Debt Financing Source, “market flex” terms, pricing caps, and other similar economic and pricing terms so long as any provisions so redacted would not reduce the amount of the Debt Financing below the Required Amount or adversely affect the conditionality or availability of the Debt Financing) issued in connection with the Commitment Letter (collectively, the “Fee Letter”).

(b) No Amendments; No Side Letters. The Commitment Letter has not been amended, restated, or otherwise modified prior to the execution and delivery of this Agreement (other than, in each case, amendments or modifications to add lenders, arrangers, bookrunners, agents, managers, or other Debt Financing Sources in the manner contemplated by the Commitment Letter). The respective commitments contained in the Commitment Letter have not been withdrawn, terminated, or rescinded prior to the execution and delivery of this Agreement (and to the Knowledge of Buyer, no such withdrawal, termination or rescission is pending). As of the date of this Agreement, neither Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing, other than as set forth in the Commitment Letter and the Fee Letter.

(c) Enforceability. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid, and binding obligation of Buyer, to the Knowledge of Buyer, and the other parties thereto to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions, enforceable in accordance with its terms against Buyer and, to the Knowledge of Buyer, each of the other parties thereto, except to the extent that enforceability may be limited by the Enforceability Exceptions.

(d) No Breaches or Defaults. As of the date of this Agreement: (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material breach or material default, or result in a failure to satisfy a condition precedent, in each case, on the part of Buyer, under any term or condition of the Commitment Letter; and (ii) assuming the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Sections 8.1 and 8.2, Buyer does not have any reason to believe that any of the conditions to the funding of the Debt Financing will not be satisfied on or prior to the Closing Date or that any portion of the Debt Financing will not be available to Buyer on or prior to the Closing Date. Buyer has fully paid or caused to be fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Debt Financing.

(e) Sufficiency of Financing. There are no conditions precedent related to the funding of the Debt Financing, other than the Financing Conditions. Assuming the accuracy of the representations and warranties set forth in Article III, and that the Debt Financing is funded in accordance with the Commitment Letter, the net proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all applicable “market flex” provisions), together with any cash on hand available to Buyer at the Closing, will, in the aggregate, be sufficient for the payment of (i) the aggregate Closing Cash Consideration, (ii) any fees and expenses expressly required to be paid by Buyer in connection with this Agreement or the Debt Financing, and (iii) all other amounts expressly required to be paid by Buyer on or prior to the Closing Date under this Agreement (collectively, the “Required Amount”).

5.10 RWI Policy. Buyer has delivered to the Company prior to the date hereof a substantially final draft of the RWI Policy.

5.11 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly made in this Article V, neither Buyer nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to Buyer, whether in connection with this Agreement, the Equity Purchase or otherwise, and any such other representations or warranties (express, implied or otherwise) are hereby disclaimed. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article V, neither Buyer nor any other Person makes or has made any representation or warranty (express, implied or otherwise) to the Seller, the Company or any of their respective Affiliates with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to Buyer or its businesses or (ii) any oral or written information made available or otherwise presented to the Seller, the Company or any of their respective Affiliates whether in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the Equity Purchase or otherwise.

(b) Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that neither the Company, the Seller nor any other Person has made or is making, and Buyer expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to the Company or the Seller beyond those expressly made in Article III, Article IV, Section 7.22(a), any other Transaction Document, any Commercial Agreement or Restructuring Document or any certificate delivered hereunder or thereunder, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or the Seller made available or otherwise presented to Buyer or any of its Affiliates. Without limiting the generality of the foregoing, Buyer acknowledges that, except as expressly made in Article III, Article IV, Section 7.22(a), any other Transaction Document, any Commercial Agreement or Restructuring Document or any certificate delivered hereunder or thereunder, no representations or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospect or (ii) any oral or written information made available or otherwise presented to Buyer or any of its Affiliates whether in the course of the negotiation of this Agreement or in the course of the Equity Purchase or otherwise.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business of the Company Prior to the Closing. During the period from the date of this Agreement to the earlier of the Closing or valid termination of this Agreement, except as set forth in Section 6.1 of the Company Disclosure Schedule, as expressly required or expressly contemplated by this Agreement, as required by applicable Law or with the prior written consent of Buyer, the Company shall, and shall cause each Company Subsidiary to (and the Seller shall cause the Company and each Company Subsidiary to) use commercially reasonable efforts to operate its and their business in the ordinary course of business, and use commercially reasonable efforts to (i) preserve intact its and their business organizations, goodwill and ongoing businesses, (ii) preserve the Company’s and the Company Subsidiaries’ present relationships in all material respects with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom the Company and Company Subsidiaries have material relations with respect to the Business and (iii) comply in all material respects with applicable Law.

6.2 Company Forbearances. During the period from the date of this Agreement to the earlier of the Closing or valid termination of this Agreement, except as set forth in Section 6.2 of the Company Disclosure Schedule, as expressly required by this Agreement or any Transaction Document, as required by applicable Law or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not and shall not permit any Company Subsidiary (and the Seller shall not permit or cause the Company or any Company Subsidiary) to, directly or indirectly:

(a) amend, modify, restate, waive, rescind, or otherwise change the Company’s or any Company Subsidiaries’ Organizational Documents;

(b)

(i) adjust, split, combine, subdivide, reduce or reclassify any capital stock or other equity securities or interests of the Company or any Company Subsidiary;

(ii) authorize, make, declare, set aside or make any non-cash dividend or non-cash distribution on or with respect to any Equity Interests of the Company or any Company Subsidiary;

(iii) issue, deliver, grant, sell, dispose of, pledge or encumber, subject to any Lien (or permit any Lien to exist on) (other than Permitted Liens), authorize the issuance, delivery, grant, sale, disposition or encumbrance of any, or amend any term of any of the outstanding capital stock or other equity securities or interests of the Company or any Company Subsidiary;

(c) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations;

(d) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization or similar transaction (including any restructuring, recapitalization or reorganization between or among or involving any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing, or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(e) form any Company Subsidiary;

(f) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, mortgage, swap, pledge, encumber, subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or Real Property (including any direct or indirect interests therein or purchase options relating thereto), material rights or assets (including shares in the capital stock or other equity interests or securities of the Company or any of the Company Subsidiaries, but excluding Intellectual Property Rights), except (i) dispositions or sales of inventory or of obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business,

(ii) sales, leases, licenses, assignments, transfers, exchanges or disposals pursuant to transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business or (iii) sales of accounts receivables and related assets pursuant to and in accordance with the PNC Factoring Agreement in the ordinary course of business or (iv) in an amount that does not exceed $10,000,000 in the aggregate in the ordinary course of business;

(g) acquire ownership of any material Intellectual Property Rights from any third party (other than pursuant to nondisclosure, employment, consultant or independent contractor agreements entered into in the ordinary course of business);

(h) damage, abandon, allow to lapse, destroy, or permit to enter into the public domain of any material property or material asset (excluding Company-Owned IP Rights), whether or not covered by insurance;

(i) (i) enter into any Contract (or a binding commitment to enter into any Contract) of the type described in Sections 3.11(a)(i), 3.11(a)(ii), 3.11(a)(iii), 3.11(a)(iv), 3.11(a)(v), 3.11(a)(vi), 3.11(a)(viii), 3.11(a)(xii), 3.11(a)(xv) (other than renewals, purchase orders or statements of work in the ordinary course of business) or 3.11(a)(xvi) (other than for a renewal in the ordinary course of business upon expiration in accordance with the terms thereof (and such expiration without any action on the part of the Company or any of the Company Subsidiaries)), (ii) modify, amend, renew or extend any Material Contract (other than for a renewal or extension in the ordinary course of business upon expiration in accordance with the terms thereof (and such expiration without any action on the part of the Company or any of the Company Subsidiaries)), (iii) terminate, or consent to the termination of, any Material Contract (other than by way of expiration in accordance with the terms thereof (and such expiration without any action on the part of the Company or any of the Company Subsidiaries)), (iv) waive or release any rights or claims under any Material Contract, (v) assign any rights or claims under any Material Contract or (vi) enter into any Contract for the provision of Design Business services by the Company or any of its Subsidiaries or that includes any commitments or obligations for the provision of Design Business services by the Company or any of its Subsidiaries;

(j) license, sell, grant, assign, subject to any Lien (other than Permitted Liens), or otherwise dispose of or transfer any Company-Owned IP Rights, other than, nonexclusive rights granted pursuant to Contracts for the use, provision or sale of Company Products or use of Company-Owned Technology or the nonexclusive license of Company-Owned IP Rights, in each case, in the ordinary course of business;

(k) redeem, repurchase, prepay, incur, assume, endorse, guarantee or otherwise become liable for or modify in any respect the terms of any Indebtedness (of the types described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix) and (xiii) of the definition herein) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), other than (i) Indebtedness incurred pursuant to the Company Credit Agreement in the ordinary course of business; provided, that the aggregate amount of Indebtedness outstanding thereunder shall not exceed an amount equal to $250,000,000 and (ii) Indebtedness incurred pursuant to the Intercompany Loan;

(l) except (1) as required by the terms of any Company Employee Plan as in effect on the date hereof or (2) as required by applicable Laws: (A) grant any increases in the compensation or benefits payable or to be provided to any Company Employee or Contingent Worker engaged as independent contractors other than increases for non-officer employees or Contingent Workers engaged as independent contractors with aggregate annual fees below $150,000, in the ordinary course of business, (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits, (C) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation other than bonuses or incentives for non-officer employees or Contingent Workers engaged as independent contractors with aggregate annual fees below $150,000 in the ordinary course of business, (D) pay or agree to pay to any Company Employee or Contingent Worker engaged as an independent contractor any pension, retirement allowance or other post-termination benefit not required by the terms of any Company Employee Plan existing as of the date hereof, other than as permitted by the following subsection (E), (E) enter into any new, or amend any existing, employment or severance or termination agreement with any Company Employee or Contingent Worker engaged as an independent contractor, other than with non-officer employees or Contingent Workers engaged as independent contractors with aggregate annual fees below $150,000, provided, that for the avoidance of doubt, it shall not be deemed “ordinary course of business” to amend any provisions to increase change in control, severance or other compensatory benefits in any such employment or severance or termination agreement with any Company Employee or independent contractor other than as expressly permitted under this Section 6.2(l), (F) establish any material Company Employee Plan which was not in existence prior to the date of this Agreement, other than as expressly permitted under this Section 6.2(l) or new hire offer letters and employment agreements with non-officer employees in the ordinary course of business and for which hiring would not be prohibited by subsection (G) below, or materially amend or terminate any material Company Employee Plan in existence on the date of this Agreement, other than de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder, changing the vendor used in connection with or the provider of the Company Employee Plan or otherwise result in increased costs to the Company, (G) hire or promote any employee or engage any other service provider (who is a natural person or alter ego entity) who is (or would be) at the level of director or above, (H) terminate the employment of any officer other than for cause, (I) enter into, amend or terminate any collective bargaining agreement or other labor agreement, or (J) transfer the employment of any Company Employee to another entity of the Seller other than the Company or a Company Subsidiary or transfer the employment of any Person who is not a Company Employee as of the date of this Agreement to the Company or a Company Subsidiary. For purposes of this Section 6.2(l), an “officer” shall mean any employee of the Company or any Company Subsidiary listed on Section 6.2(l) of the Company Disclosure Schedule;

(m) waive the restrictive covenants of any current or former employees, consultants, officers or other service providers of the Company or the Company Subsidiaries;

(n) commence, waive, release, assign, compromise or settle any litigation, investigation, suit, action or proceeding, other than the compromise or settlement of any claim, litigation, investigation, suit, action or proceeding that: (x)(i) is in a settlement amount not in excess of $1,500,000 individually or $7,500,000 in the aggregate; (ii) does not impose any injunctive relief on the Company or any Company Subsidiaries and does not involve the admission of wrongdoing by the Company or any Company Subsidiaries or any of their respective officers, directors or employees; and (iii) does not provide for the license of any material Company-Owned IP Rights or (y) are Tax Proceedings (it being understood that such Tax Proceedings are also subject to the restrictions contained in clause (s) below);

(o) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances, or capital contributions solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries in the ordinary course of business, in each case that do not involve the transfer of funds between entities organized in different countries;

(p) implement or adopt any change in financial accounting policies, practices, principles, procedures or any methods of reporting income, deductions or other items for financial accounting purposes, in each case except as may be required by changes in GAAP following the date hereof;

(q) enter into any new line of business outside of the existing businesses of the Company or the Company Subsidiaries as of the date of this Agreement;

(r) make any capital expenditures, enter into any agreements or arrangements providing for capital expenditures or otherwise commit to do so, except for capital expenditures made or committed to prior to the Closing that do not exceed the aggregate capital expenditures included in the Capex Schedule;

(s) (i) make, change or revoke any material Tax election other than in the ordinary course of business, (ii) make any entity classification election or change in entity classification pursuant to Treasury Regulations Section 301.7701-3, (iii) change an annual Tax accounting period or adopt or change any Tax accounting method that would materially increase Taxes payable by the Company or the Company Subsidiary, (iv) file, or cause to be filed, any amended Tax Return that could materially increase the Taxes payable by the Company or the Company Subsidiaries, (v) file, or cause to be filed, any Tax Return in a manner inconsistent with past practice (except as required by a change in applicable facts or Law), (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) regarding any material Tax, (vii) settle or compromise any Tax Proceeding or surrender any right to claim a material refund of Taxes, (viii) seek any Tax ruling from any Governmental Entity, (ix) grant any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment or (x) enter into any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or similar contract or arrangement or any agreement that obligates the Company or any Company Subsidiary to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, other than any Commercial Tax Agreement, except, in each case, for actions taken in respect of Combined Taxes or a Combined Tax Return; provided that such actions taken in respect of Combined Taxes or a Combined Tax Return described in clause (ii), (iv), (vi), (vii), (viii), (ix), or (x) do not materially impact the Company or any Company Subsidiary after the Pre-Closing Tax Period;

(t) (i) acquire any real property or enter into any lease, sublease or occupancy agreement of real property (whether as a lessor, sublessor, lessee, sublessee or occupant) (except to renew or extend a Company Lease in the ordinary course of business for a rental at or below fair market rent), (ii) modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder (except to renew or extend an expiring Company Lease in the ordinary course of business for a rental at or below fair market rent for up to two (2) years), (iii) grant or otherwise knowingly create or consent to the creation of any easement, covenant, restriction, Lien (other than Permitted Liens), assessment or charge affecting any real property leased by the Company or any Company Subsidiary, or any interest therein or part thereof, (iv) (x) make any changes that are material to the Company and its Subsidiaries, taken as a whole, in the construction or structural condition of any such property, or (y) materially modify the construction plans of any such property listed on Section 6.2(t) of the Company Disclosure Schedule, in each case, other than changes in the construction or structural condition of any such property in the ordinary course of business or as expressly contemplated by the Company’s capital expenditure budget set forth on Section 6.2(r) of the Company Disclosure Schedule or (v) fail to exercise any rights of renewal pursuant to the terms of any of the leases set forth in Section 3.13(b) of the Company Disclosure Schedule which by their terms would otherwise expire; provided, however, that if the terms and conditions of such leases as so extended would be materially different than the terms and conditions currently in effect, the Company or applicable Company Subsidiary shall not exercise such rights without Buyer’s prior written consent;

(u) (i) cancel, let lapse or terminate any of the Insurance Policies or fail to pay the premiums on the Insurance Policies, unless such policy is replaced by a reasonably comparable policy, or (ii) fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business;

(v) (A) terminate, amend or modify in any material respect any written policies or procedures with respect to the use or distribution by the Company or any Company Subsidiary of any Open Source Material or (B) take any action that could reasonably be expected to trigger the release of material source code or other material trade secrets of the Company or any Company Subsidiary to any third party;

(w) allow to lapse, or abandon, including by failure to maintain or pay the required fees in any jurisdiction, any Company Registered IP, or intentionally disclose or intentionally fail to maintain any material trade secrets included in the Company-Owned IP Rights, in each case, except with respect to immaterial Company-Owned IP Rights in the ordinary course of business in the exercise of reasonably business judgment;

(x) implement any plant closings or employee layoffs that do not comply with the WARN Act or implement any other terminations, restructuring, reorganization or any other employment-related actions with respect to any department or region of the Company or a Company Subsidiary that would materially impact Company operations or materially impact relationships with a Major Customer;

(y) enter into any transactions that would otherwise be required to be set forth on Section 3.18 of the Company Disclosure Schedule to make the representations and warranties set forth in Section 3.18, as applicable, true and correct;

(z) voluntarily terminate, modify or waive any material right under any Permit that is material to the Company and the Company Subsidiaries, taken as a whole;

(aa) fail to maintain the property and equipment of the Company and the Company Subsidiaries in good repair and operating condition, ordinary wear and tear excepted;

(bb) discount any accounts receivable of the Company or any Company Subsidiary, accelerate the collection of any accounts receivable or delay the payment of any accounts payable, in each case, other than in the ordinary course of business; or

(cc) agree or authorize, or make any commitment, in writing or otherwise, to take any of the foregoing actions.

6.3 Exclusive Manufacturer. Except, with respect to a customer, if requested in writing by such customer of the Company or the Company Subsidiaries, prior to the Closing, (a) the Seller and the Company shall not, and the Seller shall not permit any of its Affiliates (including the Company and its Subsidiaries) to, enter into any Contract for a third party to manufacture any AMD Design Products (or enter into any discussions with any third party with respect to any of the foregoing or publicly announce any intention to do so), and (b) the Seller and the Company shall ensure that all such manufacturing of AMD Design Products shall be done by the Company and its Subsidiaries, as a sole supplier.

6.4 Contracts, Statements of Work and Purchase Orders; Capex. The Seller and the Company shall notify and consult, to the extent permitted by law, with Buyer prior to entering into any customer Contracts, statements of work or purchase orders that includes a material change from the margin profile set forth in the Seller Plan.

6.5 Notification of Certain Matters. Prior to the Closing, the Seller shall, and shall cause the Company and any Company Subsidiary to, give prompt written notice to Buyer: (i) of any notice or other communication received by the Company or any Company Subsidiary from any Governmental Entity in connection with this Agreement, the Closing or the other transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Closing or the other transactions contemplated hereby, (ii) of any Proceeding commenced or, to the Knowledge of the Seller, threatened against the Company or any Company Subsidiaries or affiliates or otherwise relating to, involving or affecting the Company or any Company Subsidiaries or affiliates (including, if the Closing were consummated, Buyer and its affiliates), in each case in connection with, arising from or otherwise relating to the Closing or the other transactions contemplated hereby and (iii) of any written notice from any Major Customer that such Major Customer is terminating its relationship with the Company or any Company Subsidiary as a result of the transactions contemplated by this Agreement.

6.6 Dutch Company Subsidiary. Prior to the Closing, upon Buyer’s notice, the Seller shall, and shall cause the Dutch Company Subsidiary to, use commercially reasonable efforts to timely complete any works council consultation required relating to the Take-Out Financing, including the provision of any securities or guarantees that the Dutch Company Subsidiary may be required to provide at or after Closing. The Seller shall, and shall cause the Dutch Company Subsidiary to, use commercially reasonable efforts to follow reasonable instructions of Buyer in relation to any such works council consultation, including by submitting any request for advice, information or responses in form and contents provided by Buyer and as agreed between Buyer and the Seller. Whether in relation to the Take-Out Financing or otherwise, the Seller shall not, and shall cause the Company or any Company Subsidiary to not, make, propose or accept any commitment, forward looking statement, condition, obligation, requirement or undertaking to the Dutch Company Subsidiary’s works council, other than with Buyer’s prior written consent.

6.7 Real Property. Prior to the Closing, the Seller shall, and shall cause the Company to, take the actions set forth in Section 6.7 of the Company Disclosure Schedule.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Reasonable Best Efforts; Regulatory Filings.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including by using reasonable best efforts to cause the conditions set forth in Article VIII to be satisfied. In connection with and without limiting the foregoing, as promptly as practicable after the execution of this Agreement, the Company (i) shall make all filings and give all notices that are or may be required or advisable to be made and given by it in connection with the Equity Purchase and the other transactions contemplated by this Agreement (including in order to obtain Required Regulatory Approvals) and (ii) if and to the extent reasonably requested by Buyer, shall use reasonable best efforts to obtain all approvals, consents, waivers or authorizations which are or may be required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by the Company or any Company Subsidiary in connection with the Equity Purchase and the other transactions contemplated by this Agreement. The Company shall, upon request of Buyer and to the extent permitted by applicable Law or applicable Contract, promptly deliver to Buyer a copy of each such filing made, each such notice given and each such approval, consent, waiver or authorization obtained by it.

(b) In furtherance and not in limitation of Section 7.1(a), each party, as applicable, agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including the Closing, as promptly as practicable, (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Entity that are required by or advisable under other applicable Regulatory Laws in connection with the Equity Purchase (including in order to obtain Required Regulatory Approvals), and (iii) use its reasonable best efforts to take all actions reasonably necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Regulatory Laws applicable to the Equity Purchase and (2) obtain any required consents pursuant to any Regulatory Laws applicable to the Equity Purchase, in each case as soon as practicable. Buyer shall pay all filing fees in connection with notification filings, forms and submissions required to obtain the Required Regulatory Approvals.

(c) The parties shall, in connection with Sections 7.1(a) and Section 7.1(b), (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in each case, related to the transactions contemplated by this Agreement, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party, and promptly providing copies to the other party of any such filings made to Governmental Entities, (ii) use their respective reasonable best efforts to supply, or cause to be supplied, any information that may be required in order to make such filings or submissions, (iii) use their respective reasonable best efforts to supply, or cause to be supplied, any additional information that may be reasonably required or requested by any Governmental Entity in connection with any such filing or submission, (iv) promptly inform the other party of any substantive communication received by such party from, or given by such party to, any Governmental Entity by promptly providing copies to the other party of any such written communications, and promptly inform the other party of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (v) where reasonably practicable, permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, any Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in any in person meetings, substantive telephone calls or conferences with the Governmental Entity or other Person; provided, that the parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1(c) as “Outside Counsel Only Material.” Without limiting and consistent with Buyer’s obligations in this Section 7.1, Buyer, in consultation with the Company and after considering Company’s views in good faith, will devise, control and implement the ultimate strategy for securing approvals, and expiration of relevant waiting periods under Regulatory Laws, and, in connection therewith, Buyer will lead all meetings and negotiations, and make strategic decisions in respect of the content of any communications (written or oral), with Governmental Entities.

(d) Notwithstanding anything to the contrary in this Agreement, Buyer shall use reasonable best efforts to take such actions as may be necessary to avoid or eliminate each and every impediment under any Regulatory Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date) including by using reasonable best efforts to propose, negotiate, commit to and effect, by agreement, consent decree, hold separate order, trust or otherwise (x) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of the Company (or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines of the Company), (y) the creation or termination of relationships, ventures, contractual rights or obligations of the Company and (z) any other actions that after the Closing would limit the freedom of Buyer (or any of its Subsidiaries or affiliates) with respect to the Company’s assets, businesses, services, products or product lines, in each case as may be required under or in connection with Regulatory Laws in order to obtain all Required Regulatory Approvals (including expirations or terminations of waiting periods whether imposed by Law or agreement) and to avoid the entry of, or to effect the dissolution of, any order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement by the Outside Date; provided that, notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to take, or cause to be taken, any action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole. The Company and its Subsidiaries shall not, without Buyer’s prior written consent discuss or commit to any extension of any waiting period under any Law or to any agreement not to consummate the transactions contemplated by this Agreement. If reasonably requested by Buyer, the Company shall take any action or make any agreement required by any Governmental Entity under any Regulatory Law; provided, that any such action or agreement is conditioned on the consummation of the transactions contemplated by this Agreement. The Company shall not take any action, make any agreement, or make any offer to take action or make any agreement, required by any Governmental Entity under any Regulatory Law without the prior written consent of Buyer. Further, the parties shall defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

(e) From the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article IX, none of Buyer or any of its Subsidiaries will acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions; or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise.

7.2 Access to Information.

(a) Prior to the Closing, upon reasonable notice and subject to applicable Laws, the Seller and the Company shall, and shall cause any Company Subsidiary to, afford to the officers, employees, accountants, counsel, consultants, advisors and other representatives (collectively, the “Applicable Representatives”) of Buyer and its affiliates, reasonable access during normal business hours to all its and its Subsidiaries’ properties, Contracts, personnel, books and records, and the Seller and the Company shall, and shall cause any Company Subsidiary to, furnish as promptly as reasonably practicable to Buyer and its Applicable Representatives all information (financial or otherwise) concerning its business, properties, Contracts, personnel, books and records as Buyer may reasonably request (including without limitation information for purposes of transition and integration planning and conducting due diligence) for purposes of consummating the Closing. Without limiting the generality of the foregoing, the Seller and the Company shall, and shall cause any Company Subsidiary to, use commercially reasonable efforts to provide to Buyer the financial statements, reports and other items required to be provided to the Company’s lenders under Section 5.1 and Schedule 5.1 of the Company Credit Agreement within the time periods specified thereby. Notwithstanding the foregoing, the Seller and the Company shall not be required by this Section 7.2 to provide Buyer or Buyer’s Applicable Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that the Seller and the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law (provided, however, that the Seller and the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which would cause the loss of any attorney client, attorney work product or other legal privilege (provided, however, that the Seller and the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney client, attorney work product or other legal privilege); provided, further, that such access and information shall be disclosed or granted, as applicable, to counsel for Buyer to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form.

(b) Buyer shall hold all information furnished by or on behalf of the Seller, the Company or the Company Subsidiaries pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of that certain Nondisclosure Agreement, dated as of January 21, 2025, among Buyer, the Company and AMD (the “Confidentiality Agreement”).

(c) No investigation by Buyer or its Applicable Representatives shall affect or be deemed to modify or waive the representations and warranties set forth herein. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Closing.

(d) Prior to the Closing, the Company shall reasonably promptly deliver to Buyer a copy of each Servicer’s Report, Repurchase Notice, and Notice of Assignment and Irrevocable Payment Instruction delivered or received under the PNC Factoring Agreement (capitalized terms used and not defined in this Section 7.2(d) have the meanings assigned thereto in the PNC Factoring Agreement). For the avoidance of doubt, the failure to deliver any Servicer’s Report, Repurchase Notice, and Notice of Assignment and Irrevocable Payment Instruction, whether in whole or in part, shall not be a failure to satisfy any condition to Closing pursuant to Section 8.2.

(e) For a period of seven (7) years following the Closing, Buyer shall, and shall cause the Company and the Company Subsidiaries to, use commercially reasonable efforts to retain all books, records and other documents pertaining to the Business in existence on the Closing Date that are required to be retained under current retention policies and to provide the Seller and its Applicable Representatives with reasonable access to the same (for the purpose of examining and copying at its expense, during normal business hours, upon reasonable request and upon reasonable notice; provided, however, that (a) any such access shall be subject to Buyer’s and the Company’s reasonable security measures and insurance requirements and conducted in a manner not to unreasonably interfere with the businesses or operations of Buyer, the Company and the Company Subsidiaries, (b) Buyer, the Company and the Company Subsidiaries shall not be required to disclose any information to the Seller or its Applicable Representatives if doing so would reasonably be expected to violate any Law to which Buyer, the Company or such Company Subsidiary is subject but Buyer, the Company and the Company Subsidiaries shall take reasonable steps to provide such information if requested by the Seller and (c) nothing in this Section 7.2(e) shall require Buyer, the Company or any Company Subsidiary to furnish to the Seller or its Applicable Representatives or provide the Seller or its Applicable Representatives with access to information that is subject to attorney-client privilege but Buyer, the Company and the Company Subsidiaries shall take reasonable steps to provide such information if requested by the Seller.

7.3 Confidentiality.

(a) Effective upon, and only upon, the Closing, the Confidentiality Agreement shall automatically terminate.

(b) For a period of seven (7) years following the Closing, the Seller agrees, for itself and its Affiliates and their respective Applicable Representatives, that it and its Affiliates and their respective Applicable Representatives, shall treat as strictly confidential and shall not disclose any Confidential Information without the prior written consent of Buyer, except (i) to Applicable Representatives with a bona fide need to know such information (provided, that such Persons are informed of the confidentiality restrictions contained herein and directed to comply with such restrictions) or (ii) to the extent such disclosure is required by applicable Law (subject to compliance with Section 7.3(c)).

(c) Notwithstanding anything to the contrary in Section 7.3(b), the Seller may disclose Confidential Information solely to the extent such disclosure is required by applicable Law or stock exchange rules or regulations, provided, that the Seller shall (i) give Buyer prompt prior written notice of such requirement and (ii) if requested by Buyer and at Buyer’s expense, use reasonable best efforts to obtain, or to assist Buyer in seeking to obtain, confidential treatment or a protective order for such information. In the event that a protective order or confidential treatment is not obtained, the Seller may furnish only that portion of such information, knowledge or data which it is legally required to disclose, provided, further, that, to the extent legally permitted, the Seller will give Buyer written notice of the information, knowledge and data to be disclosed as far in advance of its disclosure as reasonably practicable and use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

7.4 Employee Matters.

(a) Effective as of the Closing and during the one (1)-year period immediately following the Closing, Buyer shall provide, or shall cause the Company or a Company Subsidiary to provide, to each Company Employee that continues to be employed by Buyer or the Company or any of their respective Subsidiaries following the Closing (collectively, the “Continuing Employees”), (i) base compensation and cash incentive compensation opportunities, the aggregate value of which is no less favorable than the aggregate value of the base compensation and cash incentive compensation opportunities that were provided to such Continuing Employee by the Company or a Company Subsidiary immediately before the Closing (provided that in no event shall dividend equivalent payments made by the Company be deemed cash incentives), (ii) employee benefits that are no less favorable in the aggregate to those provided to the Continuing Employee by the Company or a Company Subsidiary immediately before the Closing and (iii) equity, or, in lieu thereof, additional cash, incentive opportunities and eligibility for severance benefits that are, in each case, no less favorable than the equity incentive opportunities (valued in accordance with Buyer’s standard policy) and eligibility for severance benefits that are provided by Buyer or its Subsidiaries to similarly situated employees of Buyer or its Subsidiaries.

(b) Following the Closing, Buyer shall, or shall cause the Company to, use commercially reasonable efforts to cause any employee benefit or compensation plans sponsored or maintained by Buyer or the Company or their Subsidiaries in which the Continuing Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Employee with the Company or any Company Subsidiary (and any predecessor thereto) prior to the Closing Date for all purposes under such Post-Closing Plans; provided, that such recognition of service shall not apply in respect of any equity compensation, to the extent it would result in duplication of benefits or for purposes of benefit accrual under any Post-Closing Plan that is a defined benefit retirement plan. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate, Buyer shall use commercially reasonable efforts to (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company Employee Plan in which such Continuing Employee participated immediately prior to the Closing and (ii) credit each Continuing Employee for any co-payments or deductibles incurred by such Continuing Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) Nothing in this Agreement shall confer upon any employee any right to continue in the employ or service of Company, Buyer or any affiliate of Company or Buyer, or shall interfere with or restrict in any way the rights of Company, Buyer or any affiliate of Company or Buyer, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.4 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Plan or employee benefit plan of Buyer, or (ii) create any third party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

(d) At the request of Buyer given in writing at least fifteen Business Days prior to the Closing Date, the Company shall adopt written resolutions to terminate any and all Company Employee Plans requested by Buyer to be terminated, effective no later than the Business Day prior to the Closing Date. Prior to the execution of such written resolutions, the Company shall provide Buyer with unexecuted drafts of such written resolutions for Buyer’s review, comment and approval.

(e) For a period of one (1) year from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) solicit for employment any management-level Company Employee, or (ii) induce or encourage any management-level Company Employee to leave the employ of the Company or any of its Affiliates, unless such employee has (x) been terminated by the Company or any Company Subsidiary subsequent to the Closing or (y) voluntarily terminated such employee’s own employment with the Company or any Company Subsidiary subsequent to the Closing, in each case of clauses (x) and (y), and such termination occurred at least six (6) months prior to such solicitation, inducement or encouragement; provided, however, that nothing contained in this Section 7.4(e) shall prohibit (1) Seller or its Affiliates from soliciting any such employees through general solicitations or advertisements so long as such solicitations and advertisements are not specifically directed at Company Employees or (2) employee-initiated inquiries or applications submitted to the Seller or its Affiliates by any such management-level Company Employee whose employment with the Company or any Company Subsidiary was terminated at least six (6) months prior to such inquiry or application. For a period of one (1) year from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) hire, engage or solicit for employment or engagement any individual set forth in Section 7.4(e) of the Company Disclosure Schedule, or (ii) induce or encourage any such individual to leave the employ or engagement of the Company or any of its Affiliates.

(f) For a period of one (1) year from and after the Closing Date, Buyer shall not, and shall cause its Subsidiaries not to, directly or indirectly, (i) solicit for employment any individual who (a) was a management-level employee of the Company or its Subsidiaries immediately prior to the Restructuring, (b) became a management-level employee of the Seller or its Affiliates (other than the Company and its Subsidiaries) as a result of the Restructuring and (c) is not a Company Employee, or (ii) induce or encourage any such individual to leave the employ of the Seller or any of its Affiliates, unless such employee has (x) been terminated by the Seller or any of its Affiliates subsequent to the Closing or (y) voluntarily terminated such employee’s own employment with the Seller or any Affiliate of the Seller subsequent to the Closing, in each case of clauses (x) and (y), and such termination occurred at least six (6) months prior to such solicitation, inducement or encouragement; provided, however, that nothing contained in this Section 7.4(f) shall prohibit (1) Buyer or its Subsidiaries from soliciting any such individuals through general solicitations or advertisements so long as such solicitations and advertisements are not specifically directed at such individuals or (2) employee-initiated inquiries or applications submitted to Buyer or its Affiliates by any such individual whose employment with the Seller or its Affiliates was terminated at least six (6) months prior to such inquiry or application. For a period of one (1) year from and after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, (i) hire, engage or solicit for employment or engagement any individual set forth in Section 7.4(f) of the Company Disclosure Schedule, or (ii) induce or encourage any such individual to leave the employ or engagement of the Seller or any of its Affiliates.

(g) The Seller shall use reasonable best efforts to, contingent upon the occurrence of, and effective as of, the Closing, cause AMD and the Continuing Employees set forth in Section 7.4(g)(i) of the Company Disclosure Schedule to acknowledge in writing that the terms set forth in the offer letters between AMD and such Continuing Employees (the “Offer Letters”) shall govern the terms of their continued employment with the Company following the Closing (except for any terms deemed inoperable by virtue of the consummation of the transactions contemplated by this Agreement), with such acknowledgement including that any references to AMD that are meant to control following the Closing shall reference either the Company or the Buyer as applicable, including references to compliance with policies of the Company and Buyer and relevant defined terms referencing AMD. Buyer hereby acknowledges the terms of the Offer Letters, and, subject to the Seller taking the actions contemplated by Section 7.4(g)(i), agrees to honor the terms and conditions of the Offer Letters effective as of the Closing. Other than as permitted by Section 6.2(l) and this Section 7.4(g), AMD shall not amend, modify or terminate the Offer Letters, the Employee Acknowledgments (or the underlying agreements) or, to the extent executed, any acknowledgments referred to in this clause (g), in each case, without the prior written consent of Buyer.

7.5 Indemnification. From and after the Closing until the sixth anniversary of the Closing Date, Buyer shall cause the Company to honor all rights to indemnification existing in favor of the directors and officers of the Company and the Company Subsidiaries (collectively, the “Company Indemnified Parties”) as currently provided in the Organizational Documents of the Company and the Company Subsidiaries or in other indemnification agreements, employment agreement or similar Contracts (to the extent disclosed in the Company Disclosure Schedule and copies have been made available to Buyer) between the Company or a Company Subsidiary, on the one hand, and a Company Indemnified Party, on the other hand, as currently in effect as of the date of this Agreement, with respect to matters occurring prior to the Closing Date; provided, however, that the foregoing shall be subject to any limitation imposed by applicable Law.

7.6 Acquisition Proposals. The Seller agrees that it will not, and that it will cause the Company and each of their affiliates and Applicable Representatives not to, directly or indirectly (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) enter into any Contract relating to any Acquisition Proposal, (iv) approve or recommend any Acquisition Proposal or (v) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal. The Seller agrees to, and to cause the Company and each of their affiliates and Applicable Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than Buyer with respect to any Acquisition Proposal. The Seller will promptly (within twenty-four (24) hours) notify Buyer following receipt by the Seller, the Company or any of their affiliates or Applicable Representatives of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiaries by any Person that informs the Seller, the Company or any of their affiliates or Applicable Representatives that such Person is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Seller, the Company or any of their affiliates or Applicable Representatives relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions thereof. The Seller shall be bound by its obligations described in the first sentence of this Section 7.6 with regard to any such proposals, offers, discussions or negotiations and shall promptly inform Buyer of any amendments to or revisions of the material terms of such Acquisition Proposal. The Seller shall, and shall cause the Company and their affiliates and Applicable Representatives to, use their reasonable efforts to enforce any existing confidentiality or standstill agreements to which the Seller, the Company or any of their affiliates and Applicable Representatives is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and Company Subsidiaries or any equity or voting securities of the Company or Company Subsidiaries, as applicable or (ii) a merger, consolidation, share exchange or other business combination involving the Company or Company Subsidiaries. With respect to the Persons with whom discussions or negotiations have been terminated, the Seller shall, and shall cause the Company and their affiliates and Applicable Representatives to, (x) use their reasonable best efforts to obtain the return or destruction of, in accordance with the terms of an applicable confidentiality agreement, any confidential information previously furnished to any such Person or any of its affiliates or representatives and (y) promptly terminate all physical and electronic data room access previously granted to any such Persons.

7.7 Public Announcements. Prior to the Closing, the parties to this Agreement shall not, and shall cause each of their respective Affiliates and Applicable Representatives not to, directly or indirectly, issue any press release or other public statement relating to this Agreement, the terms hereof or the transactions contemplated hereby or use the other parties’ or their respective affiliates’ name or refer to the other parties’ or their respective Affiliates directly or indirectly in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other parties; provided, that each party and its Applicable Representatives may, without prior written approval of the other parties, make statements with respect to this Agreement or the transactions contemplated hereby or thereby, including the Closing, that are consistent with (and do not otherwise include or refer to any terms or conditions that are not otherwise contained in) public statements with respect to this Agreement or the transactions contemplated hereby or thereby, including the Closing, that have previously been made or approved by the other parties. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, each party shall in all events be permitted to make any public announcement required by applicable Law; provided, that the party making such disclosure shall, to the extent practicable, provide an opportunity to the other parties to review and comment upon such public announcement and shall consider any such reasonable comments in good faith.

7.8 Director and Officer Resignations. Prior to the Closing, the Seller and the Company shall cause to be delivered to Buyer resignations executed by each director and officer of the Company and each Company Subsidiary in office as of immediately prior to the Closing, which resignations shall be effective upon the Closing, and the Seller and the Company shall cooperate with Buyer in preparing for the replacement, upon the Closing, of directors and officers of the Company and Company Subsidiaries with those Persons designated by Buyer.

7.9 Certain Tax Matters.

(a) Tax Returns.

(i) The taxable year of the Company and, to the extent permitted by applicable Law, each Company Subsidiary, that includes the Closing Date shall close at the end of the day on the Closing Date for all income Tax purposes, and all income Tax Returns shall be filed consistently with the foregoing.

(ii) The parties agree that any deduction from taxable income of the Company and the Company Subsidiaries arising in connection with the transactions contemplated hereby shall be allocable to Pre-Closing Tax Periods to the extent that such deduction is in fact legally deductible during the Pre-Closing Tax Period under applicable Law, and the parties shall cause their Affiliates to treat such deductions as arising in Pre-Closing Tax Periods for purposes of this Agreement and for all income Tax purposes to the maximum extent permitted by applicable Law.

(iii) For all applicable Tax periods ending on or before the Closing Date, the Seller shall cause the Company to join in any Combined Tax Returns to the extent permissible under applicable Law, and the Seller shall pay, and be responsible for, any Taxes attributable to the Company with respect to such Tax Returns.

(iv) Other than the Tax Returns described in Section 7.9(a)(iii), Buyer shall (i) prepare, or cause to be prepared, any Tax Returns for Pre-Closing Tax Periods of the Company and the Company Subsidiaries filed after the Closing Date and (ii) pay, and be responsible for, all Taxes with respect to such Tax Returns; provided that, Buyer shall (x) deliver, or cause to be delivered, a copy of any such Tax Returns that report any Taxes in respect of the Restructuring to the Seller at least twenty (20) days prior to the date on which such Tax Return is required to be filed (taking into consideration applicable extensions) for the Seller’s review and comment, and shall make any reasonable comments provided by the Seller within ten (10) days of the receipt thereof and (y) not file any Tax Return referenced in clause (x) above without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed.

(b) Determination of Closing Indebtedness and Closing Net Working Capital. For purposes of determining Tax liabilities and assets reflected in the calculation of Closing Indebtedness, Pre-Closing Non-Combined Income Taxes and Closing Net Working Capital with respect to any Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be (i) in the case of any property or other similar Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, (ii) determined as though the taxable period of the Company or any Company Subsidiary terminated as of the end of the Closing Date for purposes of recognizing any income pursuant to Section 951 or Section 951A of the Code and (iii) in the case of all other Taxes, determined as though the taxable period of the Company and the Company Subsidiaries terminated as of the close of business on the day prior to the Closing Date, except that exemptions, allowances or deductions that are calculated on a periodic basis shall be allocated on a per diem basis, unless otherwise required by applicable Law.

(c) Cooperation in Tax Matters. Buyer, the Seller and the Company agree to furnish, or cause to be furnished, upon request, as promptly as practicable, such information and assistance relating to Taxes, including in connection with the filing of Tax Returns by the Seller, Buyer, the Company and the Company Subsidiaries, preparation for or the conduct of any action or other proceeding with respect to Taxes (including a Tax Proceeding with respect to the Company or any Company Subsidiary) or the making of any election related to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, the Seller shall not be required to provide any Tax Returns or related books and records and information with respect to Taxes of the Seller or any of the Seller’s Affiliates (expect to the extent solely and exclusively related to the Company or the Company Subsidiaries).

(d) Buyer Covenants. Buyer shall not permit or cause the Company or any of the Company Subsidiaries to enter into any transaction on the Closing Date not otherwise contemplated by this Agreement that is outside the ordinary course of business or make or change any Tax election (including any election under Section 336 or 338 of the Code, or any corresponding provision of state, local or non-U.S. Tax Law) with respect to the Company or any of the Company Subsidiaries that would be effective for any Pre-Closing Tax Period without the Seller’s prior written consent. The determination of Closing Indebtedness and Closing Net Working Capital shall not take into account the effect of any of following actions that Buyer or its Affiliates (including, after the Closing, the Company or any of the Company Subsidiaries) take after Closing: (a) except as contemplated by Section 7.9(a)(iv), amending, filing or re-filing any Tax Return of or including the Company or any Company Subsidiary for any Pre-Closing Tax Period, (b) extending or waiving, or causing to be extended or waived, or permitting the Company or any Company Subsidiary to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or (c) engaging in any voluntary disclosure or similar process or initiating communications with any Tax authority with respect to Taxes of the Company or any Company Subsidiary attributable to a Pre-Closing Tax Period.

(e) Tax Claims. Buyer shall promptly notify the Seller upon its receipt of notice of any audit, examination, inquiry, assessment, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at law or in equity by or before a Tax authority with respect to Taxes relating to the Company or any Company Subsidiary (each a “Tax Claim”) with respect to any matters governed by Section 7.9(k) of this Agreement (including any Combined Taxes or a Combined Tax Return), provided that failure by Buyer to give such notice shall not affect the obligations of Seller or the rights and remedies of Buyer, unless Seller is materially prejudiced by such failure. All Tax Claims with respect to Combined Taxes or a Combined Tax Return shall be controlled by the Seller in its sole discretion, and Buyer shall not have any participation, consent or other rights with respect thereto. For all other Tax Claims that could reasonably be expected to give rise to an indemnification obligation under Section 7.9(k)(ii) of this Agreement, Buyer shall control the conduct of such Tax Claim; provided, however, that Buyer shall (i) keep Seller fully informed (or cause Seller to be fully informed) of the progress of such Tax Claim, (ii) reasonably consult with Seller with respect to any such Tax Claim and consider in good faith comments received from Seller with respect thereto, (iii) allow Seller to participate in such Tax Claim at Seller’s cost and expense, and (iv) not settle or compromise any such Tax Claim without prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Refunds. The Seller shall be entitled to the amount of any refund or credit with respect to any Combined Tax Return to the extent that such refund was not included as a tax asset in the final calculation of Net Working Capital. Buyer will promptly deliver any refund arising from Pre-Closing Non-Combined Income Taxes to Seller as and when any such amounts are received by Buyer (i) to the extent such refunds are for (A) the taxable period ending on and including the Closing Date or (B) any preceding taxable period if a Tax Return for the applicable income Tax for such taxable period has not yet become due (taking into account applicable extensions) as of the Closing Date and (ii) to the extent such refund was not (A) reflected as an asset in the final calculating of Closing Net Working Capital and (B) did not result from the carryback of a loss or deduction not arising in a Pre-Closing Tax Period net of any reasonable, out-of-pocket fees or expenses (including Taxes) incurred by Buyer or any of its Affiliates as a result of the receipt of any such Tax refund. To the extent such refund described in the immediately preceding sentence is subsequently disallowed or required to be returned to the applicable Governmental Entity, the Seller shall promptly repay the amount of such disallowed refund, together with any interest, penalties or other additional amounts imposed by such Governmental Entity to Buyer.

(g) Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, any transfer, value-added, documentary, sales, use, stamp, registration and other similar Taxes (including all applicable real estate transfer Taxes) arising out of or in connection with the transactions effected pursuant to this Agreement (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by the Seller. The party responsible under applicable Law shall prepare and file all necessary Tax Returns and other required documentation relating to such Transfer Taxes in accordance with applicable Law. The parties shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith. For the avoidance of doubt, Transfer Taxes shall not include any income, profits or gains Taxes (including for this purpose, any Taxes with respect to Bulletin 7 or any other applicable indirect income or capital gains Taxes) incurred in connection with the transactions contemplated by this Agreement.

(h) Indirect Income and Capital Gains Taxes; Bulletin 7 Tax Filings.

(i) Without prejudice to the generality of Section 2.4 and Section 7.9(g) above, the parties hereby acknowledge, covenant and agree that (A) Buyer shall have no obligation to pay or bear any Tax assessed by the applicable PRC Governmental Entity in accordance with Bulletin 7 incurred under applicable Laws in connection with the transactions contemplated by this Agreement; and (B) the Seller agrees to bear and pay any such Taxes.

(ii) Without prejudice to the generality of Section 7.9(h)(i) above, as soon as practicable but no later than thirty (30) days after the signing of this Agreement, the Seller shall, at its own cost, or shall cause the Company or the Company Subsidiaries incorporated in the PRC (as applicable) at its cost, to report the sale of the Company Interests to the applicable PRC Governmental Entity in accordance with the voluntary reporting provisions under Bulletin 7 (and make such filings and disclosures in accordance therewith), with such report to include an analysis establishing that no Tax under Bulletin 7 applies in connection with the transactions contemplated by this Agreement (the “Bulletin 7 Returns”). All such Bulletin 7 Returns shall be true, accurate and complete in all material respects. The

Seller shall (i) provide drafts of such Bulletin 7 Returns to Buyer for its review no later than five (5) days prior to filing such Bulletin 7 Returns, (ii) consider in good faith any reasonable comments made by Buyer to the Bulletin 7 Returns, and (iii) confer with Buyer in good faith regarding the timing and venue of the proposed filing. Within ten (10) days of filing the Bulletin 7 Returns, the Seller shall provide Buyer with final, accurate copies of all such Bulletin 7 Returns that were filed, along with reasonably acceptable evidence of filing with the appropriate PRC Governmental Entity.

(iii) The Seller shall further provide Buyer with accurate copies of any official assessments of the applicable PRC Governmental Entities with respect to its Bulletin 7 Returns within five (5) days of receipt thereof. The Seller shall comply fully and promptly with any inquiry or request for additional information from the applicable Governmental Entities. At least five (5) days prior to the filing of any subsequent response to an applicable Governmental Entity, the Seller shall provide Buyer with a copy of such response, and the Seller shall consider in good faith any reasonable comments made by Buyer.

(iv) The Seller shall, within the period required by the applicable PRC Governmental Entity and PRC Tax Laws following the final assessment by the applicable PRC Governmental Entity with respect to the Tax payable in accordance with Bulletin 7 in connection with the sale of the Company Interests, pay the Tax to the applicable PRC Governmental Entity in accordance with applicable Laws. The Seller shall provide Buyer with a copy of the receipt or other reasonably acceptable evidence of payment of such Taxes no later than ten (10) days following the payment.

(v) The parties agree that, with respect to the transactions contemplated by this Agreement, the Seller shall have the sole right and discretion to negotiate with the applicable PRC Governmental Entity, to dispute or appeal their requests or decisions and to reach any settlement on any relevant issue, in each case, with respect to any Taxes imposed pursuant to Bulletin 7 (including the computation and the amount of such Taxes); provided that, the Seller shall (i) keep Buyer reasonably informed of all material developments with respect thereto (including by providing copies of any correspondence with a Governmental Entity) on a timely basis and (ii) consider any reasonable comments provided by Buyer in good faith, including prior to any such settlement.

(i) IRS Form W-9. On or prior to the Closing Date, the Seller shall deliver to Buyer a completed and executed IRS Form W-9 of the Seller.

(j) Post-Closing Payments. The parties agree that any payment of any amounts in accordance with Section 2.5 and any Contingent Consideration shall be treated as an adjustment to the purchase price payable hereunder and to treat such adjustments consistently therewith for U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law.

(k) Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Net Working Capital or Pre-Closing Non-Combined Income Taxes, Seller and its Affiliates (other than the Company and its Subsidiaries) shall indemnify the Company, Buyer and their Affiliates from and hold them harmless for and against (i) any Combined Taxes or (ii) any Taxes of the Company and the Company Subsidiaries (other than Taxes included in the calculation of Combined Taxes or taken into account in the calculation of Pre-Closing Non-Combined Income Taxes) attributable to the Restructuring, as well as any reasonable out-of-pocket expenses incurred in connection with a Tax Claim with respect to such Taxes.

7.10 Termination of Affiliate Agreements. Except as set forth on Section 7.10 of the Company Disclosure Schedule, prior to the Closing (but subject to the Closing), the Seller and the Company shall cause the Affiliate Agreements to terminate without any Liability to or obligation on the part of the Company or any of its affiliates (including, from and after the Closing, Buyer and its Subsidiaries), including any tax sharing or tax allocation agreement with respect to a Combined Tax Return.

7.11 Invoices. At least one (1) Business Day prior to the Closing Date, the Seller and the Company shall use reasonable best efforts to obtain and deliver to Buyer final invoices for Expenses owed to third party service providers (including legal or financial advisors), in each case, in form and substance reasonably acceptable to Buyer (the “Invoices”).

7.12 Company Credit Agreement. Unless (i) Buyer notifies the Company at least twenty (20) Business Days prior to the Closing Date that the Company Credit Agreement shall not be paid off and terminated and (ii) all necessary consents or amendments under the Company Credit Agreement to allow for the Equity Purchase and all other transactions contemplated by this Agreement to be consummated without triggering any prepayment obligation or any Default or Event of Default (each as defined in the Company Credit Agreement) have been obtained (such amendments or consents, the “Requested Amendments”), the Company shall, and shall cause the Company Subsidiaries to, deliver to Buyer least five (5) days prior to the Closing Date, a draft payoff letter and deliver to Buyer at least two (2) Business Days prior to the Closing Date, an executed payoff letter, in each case with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type, from the agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter shall, among other things, include the payoff amount and provide that all Liens and guarantees in connection therewith shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Closing Date, be released and terminated. Upon request of Buyer, the Company shall use its commercially reasonable efforts to cooperate with Buyer obtaining and entering into the Requested Amendments and any other amendments to the Company Credit Agreement requested by Buyer to be effective as determined by Buyer from and after the Closing; provided, that notwithstanding the foregoing or anything herein to the contrary, none of the Company, the Seller or any Company Subsidiary shall have any obligation to obtain any Requested Amendments and the costs and expenses of the Company, the Seller or any Company Subsidiary with respect to any Requested Amendments shall borne and reimbursed by Buyer (and shall not be an Expense).

7.13 Release

(a) Effective upon the Closing, the Seller (on behalf of itself and its Affiliates, including AMD), hereby fully and irrevocably waives, releases and discharges forever the Company and the Company Subsidiaries and each of their representatives and agents (collectively, the “Company Release Parties”) from any Proceedings, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, Judgments, or Liabilities of any kind, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which the Seller or any of its Affiliates has or may have against the Company Release Parties, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter exist to the extent it has arisen or arises out of or relates to an action, event, circumstance or fact occurring or existing prior to the Closing (collectively, the “Company Released Claims”). The Seller shall (and shall cause its Affiliates to) refrain from directly or indirectly asserting any Proceedings or commencing (or causing to be commenced) any Proceeding of any kind before any court or Governmental Entity against the Company Release Parties based upon the Company Released Claims. Without limiting the generality of this Section 7.13(a), the Seller, on behalf of itself and its Affiliates, hereby covenants and agrees that it will not bring, initiate, support, directly or indirectly, or permit any Person it controls or is under common control with to bring, initiate or support, directly or indirectly, any Company Released Claim and the Seller, on behalf of itself and its Affiliates, expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by, and does so understanding and acknowledging the significance and consequence of such specific waiver. Notwithstanding anything herein to the contrary, it is expressly agreed that the Company Release Parties to whom this Section 7.13(a) applies shall be third-party beneficiaries of this Section 7.13(a) and shall be entitled to enforce the releases and covenants contained herein. Notwithstanding the foregoing, this Section 7.13(a) shall not apply to (a) any claims to the extent arising under this Agreement or any other Transaction Document or (b) any rights or claims under the Commercial Agreements or the Restructuring Documents.

(b) Effective upon the Closing, the Company (on behalf of itself and the Company Subsidiaries), hereby fully and irrevocably waives, releases and discharges forever the Seller, AMD and each of their respective Affiliates, representatives and agents (collectively, the “Seller Release Parties”) from any Proceedings, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, Judgments, or liabilities of any kind, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which the Company or any Company Subsidiary has or may have against the Seller Release Parties arising from or relating to the Company or the Company Subsidiaries (other than to the extent involving intentional fraud or criminal conduct for which the applicable statute of limitations with respect thereto has not yet expired, in each case, solely to the extent actually committed by such Seller Release Party), in each case, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter exist to the extent it has arisen or arises out of or relates to an action, event, circumstance or fact occurring or existing prior to the Closing (collectively the “Seller

Released Claims”). The Company shall (and shall cause the Company Subsidiaries to) refrain from directly or indirectly asserting any Proceedings or commencing (or causing to be commenced) any Proceeding of any kind before any court or Governmental Entity against the Seller Release Parties based upon the Seller Released Claims. Without limiting the generality of this Section 7.13(b), the Company, on behalf of itself and each Company Subsidiary, hereby covenants and agrees that it will not bring, initiate, support, directly or indirectly, or permit any Person it controls or is under common control with to bring, initiate or support, directly or indirectly, any Seller Released Claim and the Company, on behalf of itself and each Company Subsidiary, expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by, and does so understanding and acknowledging the significance and consequence of such specific waiver. Notwithstanding anything herein to the contrary, it is expressly agreed that the Seller Release Parties to whom this Section 7.13(b) applies shall be third-party beneficiaries of this Section 7.13(b) and shall be entitled to enforce the releases and covenants contained herein. Notwithstanding the foregoing, this Section 7.13(b) shall not apply to (a) any claims to the extent arising under this Agreement or any other Transaction Document, (b) any right or entitlement under any employment agreement or employment relationship or (c) any rights or claims under the Commercial Agreements or the Restructuring Documents.

7.14 RWI Policy. The Buyer agrees that (a) the RWI Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representation and warranty insurance industry), (b) such RWI Policy shall expressly waive any claims of subrogation (except in the case of damages resulting from Fraud) and the Seller shall be an intended third party beneficiary of the foregoing subrogation waiver, and (c) neither Buyer nor any of its Subsidiaries shall amend, waive, modify or otherwise revise the foregoing subrogation waiver or beneficiary provision in the RWI Policy in any manner inconsistent with the foregoing.

7.15 Financing.

(a) No Amendments to Commitment Letter. Subject to the terms and conditions of this Agreement, Buyer will not (without the prior written consent of the Company) consent or agree to any amendment, replacement, supplement, or modification of, or any waiver of any provision or remedy under, the Commitment Letter if such amendment, replacement, supplement, modification, or waiver would: (i) reduce the aggregate amount of the net proceeds of the Debt Financing such that the aggregate amount of such Debt Financing, cash on hand and other sources of immediately available funds available to Buyer at the Closing (including any amounts (if any) of the Debt Financing and/or Take-Out Financings funded into escrow) would not be sufficient to pay the Required Amounts; (ii) impose new or additional conditions or otherwise expand, amend, or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) prevent, materially impair, materially impede or materially delay the Closing, or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, materially less likely to occur; or (iii) adversely impact the ability of Buyer to exercise its rights against the other parties to the Commitment Letter or the Debt Financing definitive agreements; provided that, notwithstanding the foregoing, Buyer may (without the consent of the Company) amend, replace, supplement, modify, or waive the Commitment Letter (1) in accordance with the “market flex” provisions thereof, and (2) to add lenders, arrangers, bookrunners, agents, managers, or other Debt Financing Sources that have not executed the Commitment Letter as of the date hereof as provided for therein. Buyer shall promptly furnish to the Company a copy of any amendment, replacement, supplement, modification, or waiver relating to the Commitment Letter and shall keep the Company reasonably informed on a current basis and in reasonable detail of material developments in respect of the Debt Financing. Any reference in this Agreement to (x) the “Debt Financing” will include the financing contemplated by the Commitment Letter as so amended or modified, and (y) the “Commitment Letter” or “Fee Letter” shall mean the Commitment Letter or the Fee Letter, as the case may be, as so amended or modified.

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement (including, without limitation, the right of Buyer to amend, replace, supplement, modify, or waive the Commitment Letter subject to the limitations set forth in Section 7.15(a)), Buyer agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, and advisable to arrange, maintain the effectiveness of, and consummate the Debt Financing on or prior to the Closing Date, on the terms and conditions (including, to the extent required, the full exercise of any “market flex” provision) described in the Commitment Letter, including to (i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof and hereof until the earlier of the consummation of the financing contemplated thereby and the termination of this Agreement; provided, that, Buyer may replace or amend the Commitment Letter as expressly set forth herein; (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing contemplated by the Commitment Letter on a timely basis on the terms and conditions (including any “market flex” provisions) contemplated by the Commitment Letter; provided, that, such other terms (A) do not contain any conditions precedent to the initial funding of the Debt Financing that are materially more onerous than the Financing Conditions set forth in the Debt Commitment Letter, and (B) do not contain any terms that could not reasonably be expected to delay, impair, impede or prevent the consummation of the Closing or could not adversely impact or delay in any material respect the ability of Buyer to consummate the Equity Purchase or the Debt Financing; (iii) satisfy (or obtain waivers of), on a timely basis, all conditions contained in the Commitment Letter that are within its control and to comply with all of its obligations pursuant to the Commitment Letter; (iv) upon the satisfaction (or waiver) of all of the conditions set forth in the Commitment Letter, consummate the Debt Financing at or prior to the Closing; and (v) exercise its rights under the Commitment Letter in the event of a Debt Financing Failure Event which the Buyer determines to not be in accordance with the terms of the Commitment Letter, except to the extent Buyer is then using all commercially reasonable efforts to seek Alternative Financing as set forth in Section 7.15(d) hereunder. Buyer will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letter as and when they become due.

(c) Information. Upon the Company’s request, Buyer shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing (including providing the Company, upon reasonable request, with copies of all definitive agreements related to the Debt Financing), and such other information and documentation available to Buyer as shall be reasonably requested by the Company. Without limiting the generality of the foregoing, Buyer shall promptly notify the Company in writing of (i) any material breach, material default, termination, or cancellation by any party to the Commitment Letter or Debt Financing definitive agreements that Buyer becomes aware of; and (ii) the receipt by Buyer of any written notice from any Debt Financing Source with respect to (A) any breach, default, termination, or cancellation by any party to the Commitment Letter or Debt Financing definitive agreements, or (B) any material dispute or material disagreement between or among any parties to the Commitment Letter or Debt Financing definitive agreements.

(d) Alternative Financing. If any Debt Financing Failure Event occurs, Buyer will reasonably promptly notify the Company in writing and use commercially reasonable efforts to (i) as promptly as practicable following the occurrence of such event, arrange and obtain financing from the same or alternative sources in an amount sufficient to replace any unavailable portion of the Required Amount of the Debt Financing (after taking into account cash on hand and other sources of immediately available funds available to Buyer at the Closing (including any amounts (if any) of the Debt Financing and/or Take-Out Financings funded into escrow), on terms and conditions not materially less favorable in the aggregate to Buyer than those contained in the Commitment Letter (the “Alternative Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternative Financing (each, a “New Commitment Letter”). Buyer shall promptly provide the Company with a correct and complete copy of any New Commitment Letter, together with any exhibits, schedules, and annexes thereto, and a correct and complete copy of any fee letter in connection therewith (which fee letter may be redacted as to fee amounts, pricing caps, “market flex” terms, and other similar economic and pricing terms so long as such redactions would not reduce the amount of the Debt Financing below the Required Amount or adversely affect the conditionality or availability of the Debt Financing). In the event that any New Commitment Letter is obtained, (1) any reference in this Agreement to the “Commitment Letter” or the “Fee Letter” shall mean the Commitment Letter or the Fee Letter, as the case may be, to the extent not superseded by one or more New Commitment Letters (or any related fee letter(s)) at the time in question, and any New Commitment Letter (and any related fee letter(s)) to the extent then in effect, and (2) any reference in this Agreement to the “Debt Financing” will mean the Debt Financing contemplated by the Commitment Letter as modified pursuant to the foregoing.

(e) No Financing Condition. Buyer acknowledges and agrees that the obligations of Buyer to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Buyer’s ability to obtain, or the availability, grant, provision or extension of, any financing (including the Debt Financing or any Alternative Financing).

7.16 Financing Cooperation.

(a) Cooperation. From the date of this Agreement to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, the Company shall use its reasonable best efforts to, and to cause each of its Subsidiaries and its and their respective Representatives to use their respective reasonable best efforts to, provide Buyer, in each case at Buyer’s sole cost and expense, with all customary cooperation and assistance in arranging, marketing, and consummating the Debt Financing and any Take-Out Financing as may be reasonably requested by Buyer, including using reasonable best efforts to:

(i) as promptly as reasonably practicable in connection with the anticipated timing for the marketing of the Debt Financing or any Take-Out Financing, furnish (or cause to be furnished) to Buyer the Required Information;

(ii) provide access to the Company’s management team, with appropriate seniority and expertise, including senior officers, and participate in and cause the Company’s management team, with appropriate seniority and expertise, including senior officers, to participate in a reasonable and customary number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, underwriters or agents for, and prospective lenders and purchasers of, the Debt Financing or any Take-Out Financing), presentations, calls, road shows, due diligence sessions, drafting sessions, sessions with rating agencies and other sessions with actual and prospective Debt Financing Sources or any Take-Out Financing Party in connection with the Debt Financing or any Take-Out Financing on reasonable advance notice and at mutually agreeable times and places and only to the extent customarily needed for the Debt Financing or any Take-Out Financing;

(iii) assist with the preparation of appropriate and customary materials for lender presentations, bank information memoranda, rating agency presentations, private placement memoranda, offering documents, marketing materials and similar documents, and delivering to Buyer (A) customary representation and authorization letters in connection therewith duly executed on behalf of the Company and the Company Subsidiaries authorizing the distribution of information relating to the Company and the Company Subsidiaries to prospective lenders or investors (containing customary 10b-5 representations and representations with respect to the presence of or absence of material non-public information relating to the Company and the Company Subsidiaries and the accuracy of the information relating to the Company and the Company Subsidiaries contained therein), in each case, reasonably requested or customarily provided in connection with the Debt Financing or any Take-Out Financing; provided, that any marketing materials shall contain customary exculpatory provisions in favor of the Company and its Affiliates and (B) such other financial or other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer, the Debt Financing Sources or any Take-Out Financing Party, to the extent that such financial or other information is of the type and form required or advisable to permit Buyer to prepare customary investor presentations, offering documents or “public side” and “private side” bank books or information memoranda regarding the business of the Company and the Company Subsidiaries, in each case, to the extent required or advisable for the Debt Financing or any Take-Out Financing;

(iv) obtaining from the independent accountants and auditors of the Company and the Company Subsidiaries, (x) customary consents (including consents to include their reports in marketing materials and other materials (including registration statements) relating to the Debt Financing or any Take-Out Financing), and (y) customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and the Company Subsidiaries;

(v) furnish no later than four (4) Business Days prior to the Closing Date all documentation and other information that is reasonably requested by Buyer no later than nine (9) Business Days prior to the Closing Date that is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations relating to the Company and the Company Subsidiaries;

(vi) facilitate the execution and delivery by the Company and its Subsidiaries of any pledge and security documents, guarantees, other definitive financing documents, and other certificates or documents as may be reasonably requested by Buyer, the Debt Financing Sources or any Take-Out Financing Party, in each case effective no earlier than, and subject to the occurrence of, the Closing, and otherwise reasonably cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral owned by the Company or any of its Subsidiaries in connection with the Debt Financing or any Take-Out Financing, effective no earlier than, and subject to the occurrence of, the Closing; provided that (x) none of the documents or certificates shall be executed or delivered except in connection with the Closing and (y) no liability shall be imposed on the Company, or any of its respective officers or employees involved;

(vii) cause the taking of any corporate, limited liability company, or partnership actions, as applicable, by the Company and its Subsidiaries reasonably necessary to permit the completion of the Debt Financing or any Take-Out Financing, in each case effective no earlier than, and subject to the occurrence of, the Closing; and

(viii) assist Buyer in obtaining customary payoff letters, Lien terminations, and instruments of discharge to be delivered at Closing to allow for the payoff, discharge, and termination in full on the Closing Date of the Company Credit Agreement; provided the Company shall not be required to deliver any notice of prepayment or redemption or similar notice or document that is not conditioned on the consummation of the Closing or that if the Closing is not consummated results in liability to the Company.

Notwithstanding the foregoing, (i) any such requested cooperation pursuant to Section 7.16(a) shall not unreasonably interfere with the business or the ongoing operations of the Company, (ii) nothing in Section 7.16(a) shall require cooperation to the extent that it would (A) subject any of the Company’s directors, managers, officers, employees, accountants, legal counsel or other Representatives to any actual or potential personal liability, (B) reasonably be expected to conflict with, or violate, the Company’s organizational documents or any law, or result in the contravention of, or violation or breach of, or default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under, any Contract to which the Company is a party, (C) cause any condition to the Closing set forth in Section 8.1 or Section 8.2 to not be satisfied, (D) otherwise cause any breach of this Agreement, or (E) result in the creation or imposition of any Lien on any asset of any Person (except, in the case of the Company, any lien on any of its assets that becomes effective only upon the Closing), (iii) the Company shall not be required to (A) pay any commitment or other similar fee that is not reimbursed or incur or assume any liability or other obligation that is not indemnified in connection with the financings contemplated by the Debt Financing or any Take-Out Financing, (B) prepare, execute, deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where the Company determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract, (D) prepare any pro forma financial statements, other pro forma information or any other information regarding the manner in which Buyer intends to operate, or cause to be operated, the business of the Company after the Closing or (E) waive or amend any terms of this Agreement or any other Contract to which the Company is party and (iv) none of the Company or its respective managers, officers or employees shall (I) other than customary representation and authorization letters and documents required under applicable “know your customer” and anti-money laundering rules and regulations, be required to execute, deliver or enter into, or perform any agreement, document, certificate or instrument, or agree to change or modify any existing agreement, document, certificate or instrument, with respect to the Debt Financing or any Take-Out Financing that is not contingent upon the occurrence of, or only effective as of, the Closing, or that would be effective prior to the Closing Date or (II) be required to adopt, execute or deliver resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing or any Take-Out Financing is obtained unless Buyer shall have determined that such managers and officers are to remain as managers and officers of the Company on and after the Closing Date. Notwithstanding anything to the contrary, the condition set forth in Section 8.2(b), as it applies to the Company’s obligations under this Section 7.16(a), shall be deemed satisfied unless (1) the Debt Financing has not been obtained, (2) the Company has willfully and materially breached its obligations under this Section 7.16(a) and (3) such willful and material breach is a substantial cause of the Debt Financing not being obtained. The Company hereby consents to the use of its logos, names and trademarks in connection with the Debt Financing or any Take-Out Financing, and such logos, names and trademarks (x) are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the reputation or goodwill of the Company and (y) are used solely in connection with a description of the Company, its business and products or the transactions contemplated by this Agreement (including in connection with any marketing materials related to the Debt Financing).

(b) Reimbursement and Indemnification. Buyer shall, promptly upon request by the Company (i) reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) incurred by the Company, its Subsidiaries, or any of its or their respective Representatives in connection with its cooperation pursuant to this Section 7.16 (other than any such costs or expenses incurred by or on behalf of the Company, its Subsidiaries, or their respective Affiliates in connection with their ordinary course financial reporting requirements, including the preparation of regular quarterly and annual financial statements); and (ii) indemnify and hold harmless the Company, its Subsidiaries, and its and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing or any Take-Out Financing, any action taken by them pursuant to this Section 7.16, and any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct, or intentional breach of this Agreement.

(c) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives to Buyer, its Affiliates, or its or their respective Representatives pursuant to this Section 7.16 will be kept confidential in accordance with the Confidentiality Agreement, except that Buyer will be permitted under the Confidentiality Agreement (and AMD and the Company hereby acknowledge and agree that Buyer will be permitted under the Confidentiality Agreement (and the Confidentiality Agreement will be deemed amended hereby to permit Buyer)) to disclose such information, subject to the provisions set forth in this Agreement, to any Debt Financing Source, prospective Debt Financing Source, Take-Out Financing Party or other financial institutions that are or may become parties to the Debt Financing or any Take-Out Financing, rating agencies, (and, in each case, to their respective Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are otherwise subject to other customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

7.17 Transition Services; Commercial Agreements.

(a) The Seller and Buyer acknowledge that certain transitionary services are required to facilitate the separation of the Business from the Design Business. Following the date hereof, the Seller and Buyer agree (i) to cooperate in good faith to identify whether any such transitionary services are required, and (ii) to the extent it is determined any such transitionary services are required, to negotiate in good faith the terms and conditions on which such services will be provided, including the duration of such services and any associated costs, including those items set forth in Exhibit F (which Exhibit is non-binding and subject to further negotiation by the parties hereto).

(b) AMD, Seller and Buyer acknowledge that certain commercial agreements are required among AMD, Seller, the Company, Buyer and/or their respective Affiliates, as applicable, to establish the terms and conditions of the commercial arrangement between such parties following the Closing and to ensure that the Company and its Subsidiaries can continue to receive services from AMD, the Seller or their Affiliates as necessary to perform obligations of the Design Business under existing Contracts (the “Commercial Agreements”). Following the date hereof, AMD, Seller and Buyer agree to negotiate in good faith customary terms and conditions for the Commercial Agreements, consistent with Exhibit G.

7.18 Buyer Financial Statements. The Company shall deliver to Buyer (a) as soon as reasonably practicable after July 31, 2025 (and shall use commercially reasonable efforts to deliver within seventy-five (75) calendar days after July 31, 2025), audited financial statements for the Company and the Company Subsidiaries on a consolidated basis for the fiscal year ended July 31, 2025 (prepared in the same manner as the Company Financial Statements in accordance with past practice) and (b) as soon as reasonably practicable after the applicable fiscal quarter (and shall use commercially reasonable efforts to deliver within forty (40) calendar days after such applicable fiscal quarter), any unaudited quarterly financial statements of the Company and the Company Subsidiaries (prepared in the same manner as the Company Financial Statements in accordance with past practice). If requested by Buyer and at Buyer’s expense, each of the Seller and the Company (prior to the Closing) shall use its commercially reasonable efforts to (and shall use its commercially reasonable efforts to cause its respective Affiliates and Representatives to) reasonably cooperate and provide information (to the extent in their possession) reasonably requested by Buyer in order for Buyer and its Representatives to prepare (i) any other financial statements (including footnotes) of the Company and the Company Subsidiaries (including carve-out financials with respect to the Business to the extent determined reasonably necessary by Buyer) with respect to any fiscal period of the Company ending prior to the Closing Date, and (ii) any pro forma financial statements of Buyer reflecting the transactions contemplated by this Agreement, in each case, that meet the requirements of Regulation S-X promulgated under the Securities Act.

7.19 Restructuring Documents. During the period from the date of this Agreement to the earlier of the Closing or valid termination of this Agreement, neither Seller nor any of its Affiliates (including the Company and the Company Subsidiaries) shall amend or otherwise modify in any respect, or permit to be terminated or otherwise no longer in full force and effect, or breach the Restructuring Documents without the written consent of Buyer.

7.20 Restrictions on Buyer Stock.

(a) The Buyer Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Buyer Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred other than pursuant to (i) an effective registration statement with respect thereto under the Securities Act and any applicable U.S. state securities laws at such time or (ii) an exemption from such registration exists. The Buyer Stock issued hereunder will be noted with respect to such restrictions.

(b) The Seller irrevocably agrees that, from the date hereof until three (3) years after the Closing Date (such period, the “Restriction Period”), the Seller will not, and will cause its Affiliates not to, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Seller or any Affiliate of the Seller or any person in privity with the Seller or any Affiliate of the Seller), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any shares of Buyer Stock issued as Closing Stock Consideration or any securities issued in respect of such shares as a stock dividend, stock split or recapitalization or otherwise in respect of such shares (the “Securities”); provided that (x) from and after the one-year anniversary of the Closing Date, the foregoing restrictions in this clause (b) shall not apply to one third (1/3) of the Securities and (y) from and after the two-year anniversary of the Closing Date, the foregoing restrictions in this clause (b) shall not apply to two thirds (2/3) of the Securities. Notwithstanding the foregoing, and subject to the conditions below, the Seller may transfer the Securities to an Affiliate of the Seller provided that as a condition to such transfer, (i) Buyer receives a signed lock-up letter agreement (with the same terms as set forth in this Section 7.20(b)) for the balance of the Restriction Period from such Affiliate, (ii) such transfer is not required to be reported during the Restriction Period with the Securities and Exchange Commission in accordance with the Exchange Act and (iii) no report of such transfer shall be made voluntarily during the Restriction Period. For the avoidance of doubt, the foregoing restrictions on transfer shall not apply in respect of any Buyer Stock purchased in open market transactions after the Closing Date. The Seller acknowledges that the execution, delivery and performance of the foregoing restrictions on transfer is a material inducement to Buyer to complete the transactions contemplated by this Agreement and Buyer shall be entitled to specific performance of the Seller’s obligations hereunder.

(c) In connection with a sale of the Securities following the expiration of any applicable lock-up restrictions, Buyer shall use commercially reasonable efforts to cause its transfer agent to remove any restrictive legend with respect to the transfer or sale of such Securities under the Securities Act, and to the extent required by the transfer agent, Buyer shall use its commercially reasonable efforts to deliver (or cause its counsel to deliver) an opinion advising the transfer agent that it is permissible to remove the restrictive legends with respect to transfer or sale of the Securities under the Securities Act, provided that (i) Rule 144 or another exemption is then available with respect to such transfer or sale, and (ii) the Seller and any applicable broker has provided all certifications and authorizations reasonably requested by Buyer or its counsel to support such opinion.

7.21 NASDAQ Listing. Prior to the Closing, Buyer shall have submitted a listing of additional shares notification form, if required, in respect of the shares of Buyer Stock issuable pursuant to this Agreement in accordance with NASDAQ’s rules and shall not have received an objection thereto from NASDAQ, and no further action shall be required to authorize the listing of such shares of Buyer Stock.

7.22 Other Agreements.

(a) AMD hereby represents and warrants to Buyer that: (i) it has all necessary corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby; (ii) the execution and delivery of this Agreement and each of the Transaction Documents to which AMD is or will be a party and the performance by AMD of its obligations hereunder and thereunder (including the consummation of the transactions contemplated hereby and thereby) have been (or with respect to the Transaction Documents to which AMD is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate action on the part of AMD, and no other action, approval, or proceeding (including by its equity holders, if applicable) on the part of AMD is necessary to authorize or enter into this Agreement and each of the Transaction Documents to which AMD is or will be a party or to consummate the transactions contemplated hereby or thereby; and (iii) this Agreement has been, and each of the Transaction Documents to which AMD is or will be a party is or will be at or prior to the Closing, duly executed and delivered by AMD and constitutes, or will constitute when executed, as applicable, valid, legal and binding obligations of AMD in each case (assuming that this Agreement has been, and each of the Transaction Documents to which AMD is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against AMD in accordance with each of their respective terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

(b) Following the Closing, AMD will take the actions set forth in Exhibit H.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of the parties to effect the Closing shall be subject to the satisfaction, or the waiver in writing by Buyer and the Seller, as of the Closing, of the following conditions:

(a) Regulatory Approvals. All applicable notices, consultations, waiting periods (or extensions thereof) or approvals set forth in Section 8.1(a) of the Company Disclosure Schedule attached hereto (the “Required Regulatory Approvals”) shall have been made, submitted, completed, expired, been terminated or received.

(b) No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have (i) issued, granted or enforced any order, injunction or decree or other legal restraint or prohibition (whether temporary, preliminary or permanent) (collectively, “Restraints”) or (ii) enacted, entered, promulgated or enforced any Law that, in each case, remains in effect and has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Closing or the other transactions contemplated hereby.

8.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is also subject to the satisfaction or waiver by Buyer as of the Closing of the following conditions:

(a) Representations and Warranties of the Company and the Seller.

(i) The representations and warranties set forth in the first sentence of Section 3.1(a) (Corporate Organization), the first sentence of Section 3.1(b), Sections 3.3(a) and (b)(i) (Authority; No Violation), Section 3.21 (Brokers), Section 4.1 (Corporate Organization), Section 4.5 (Authority; No Violation) and Section 4.7 (Brokers) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case, as of such date);

(ii) The representations and warranties set forth in Section 3.2(a) (Capitalization), Section 4.2 (Title to Shares) and Section 3.6(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing;

(iii) The representations and warranties set forth in Sections 3.2(b)-(f) (Capitalization) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in Liabilities to Buyer and its Affiliates (including the Company and its Subsidiaries) in an aggregate amount in excess of $15,000,000; and

(iv) The representations and warranties of the Company and the Seller set forth in this Agreement (other than the representations and warranties set forth in the first sentence of Section 3.1(a), the first sentence of Section 3.1(b), Section 3.2(a)-(f), Sections 3.3(a) and (b)(i), Section 3.6(a), Section 4.1, Section 4.2, Section 4.5 and Section 4.7) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b) Performance by the Company and the Seller. Each of the Company and the Seller shall have performed in all material respects the covenants and agreements required to be performed at or prior to the Closing by them under this Agreement at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect with respect to the Company shall have occurred that is continuing.

(d) Executed Agreements and Certificates. Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate, dated as of the Closing Date and executed by an authorized signatory of the Company and the Seller certifying as of the Closing that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied;

(ii) a counterpart of the stock power, substantially in the form attached hereto as Exhibit A (the “Assignment Agreement”), evidencing the assignment and transfer to Buyer of the Company Interests, duly executed by the Seller; and

(iii) a counterpart of the Intellectual Property License Agreement, duly executed by the Seller.

8.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the Closing is also subject to the satisfaction or waiver by the Seller as of the Closing of the following conditions:

(a) Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Article V shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case, as of such date), except where any failures of any such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impair Buyer from timely consummating the transactions contemplated by this Agreement.

(b) Buyer Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect with respect to Buyer shall have occurred that is continuing.

(c) Performance by Buyer. Buyer shall have performed in all material respects the covenants and agreements required to be performed at or prior to the Closing by it under this Agreement at or prior to the Closing.

(d) Buyer’s Officer’s Certificate. The Seller shall have received from Buyer a certificate, dated as of the Closing Date and signed by Buyer’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied.

(e) Assignment Agreement. The Seller shall have received from Buyer a counterpart of the Assignment Agreement, evidencing the assignment and transfer to Buyer of the Company Interests, duly executed by Buyer.

(f) Intellectual Property License Agreement. The Seller shall have received from Buyer a counterpart of the Intellectual Property License Agreement, duly executed by Buyer.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of Buyer and the Company;

(ii) by the Company, in the event that (1) Buyer shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (2) any of the representations and warranties of Buyer set forth in this Agreement shall be or shall have become inaccurate, and in either case of clause (1) or clause (2) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied if the Closing were to occur at such time, (II) has not been waived by the Company and (III) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Buyer before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt by Buyer of written notice from the Company of such breach, failure to perform, violation or inaccuracy; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to the Company if the failure to be true and correct at such time of any representation or warranty made by the Company or the Seller in this Agreement, or the breach, failure to perform or violation of the Company’s or the Seller’s covenants or agreements under this Agreement, would cause the conditions set forth in Section 8.2(a) or Section 8.2(b) to not be satisfied at such time;

(iii) by Buyer, in the event that (1) the Company or the Seller shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (2) any of the representations and warranties of the Company or the Seller set forth in this Agreement shall be or shall have become inaccurate, in either case of clause (1) or clause (2) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied if the Closing were to occur at such time and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Seller before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Buyer of such breach, failure to perform, violation or inaccuracy; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available to Buyer if the failure to be true and correct at such time of any representation or warranty made by Buyer in this Agreement, or the breach, failure to perform or violation of Buyer’s covenants or agreements under this Agreement, would cause the conditions set forth in Section 8.3(a) or Section 8.3(b) to not be satisfied at such time;

(iv) by either Buyer or the Company, in the event that the Closing has not occurred on or before May 18, 2026 (the “Outside Date”); provided, that if the conditions to the Closing set forth in Section 8.1(a) or Section 8.1(b) (but in the case of Section 8.1(b), solely with respect to a Restraint or Law in respect of Regulatory Laws) has not been satisfied or waived on or prior to the close of business on the Outside Date but all other conditions to Closing set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date) or waived, the Outside Date will be automatically extended, without any action on the part of any party hereto, to August 18, 2026, and, if so extended, such date shall be the “Outside Date”; provided, further, if the conditions to the Closing set forth in Section 8.1(a) or Section 8.1(b) (but in the case of Section 8.1(b), solely with respect to a Restraint or Law in respect of Regulatory Laws) has not been satisfied or waived on or prior to the close of business on the Outside Date (as extended pursuant to the foregoing proviso) but all other conditions to Closing set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date) or waived, the Outside Date will be automatically extended, without any action on the part of any party hereto, to November 18, 2026, and, if so extended, such date shall be the “Outside Date”; provided, further, that if the satisfaction of the last to be satisfied or waived of the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature only can be satisfied at the Closing) occurs less than five (5) Business Days prior to the Outside Date, the Outside Date shall be deemed extended to no later than five (5) Business Days after the Outside Date to the extent necessary to permit the Closing to occur; provided, further, that if the Quarter Close Date applies in accordance with Section 2.2 and the Outside Date (as extended in accordance with any of the foregoing) occurs during the applicable last 15 calendar days of the applicable fiscal quarter of Buyer, then the Outside Date shall be deemed extended to the Quarter Close Date; provided, further, that if the Marketing Close Date applies in accordance with Section 2.2 and the Outside Date (as extended in accordance with any of the foregoing) occurs during the applicable Marketing Period, then the Outside Date shall be deemed extended to the Marketing Close Date; provided, further, the right to terminate this Agreement pursuant to this Section 9.1(a)(iv) shall not be available to any party whose material breach (including, in the case of the Company, a material breach by Seller) of any of its obligations under this Agreement is the primary cause of the failure of the Closing to occur by the Outside Date;

(v) by either the Company or Buyer if any Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final non-appealable Restraint or Law permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Closing or the other transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this Section 9.1(a)(v) shall not be available to any party that has materially breached (including, in the case of the Company, a material breach by Seller) its obligations under Section 7.1, whereby such breach was the primary cause of such Restraint or Law being enacted, issued, promulgated, enforced or entered; or

(b) The party desiring to terminate this Agreement pursuant to Sections 9.1(a)(ii) through 9.1(a)(v) shall give written notice of such termination to the other party in accordance with Section 10.3, specifying the provision or provisions hereof pursuant to which such termination is to be effected.

9.2 Effect of Termination. In the event of valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the parties or any of their respective Subsidiaries, affiliates or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) the Confidentiality Agreement, this Article IX and Article X, as well as any defined terms used in such sections, shall survive any valid termination of this Agreement, and (ii) no party shall be relieved or released from any Liabilities or damages arising out of Fraud or its willful and material breach of any covenant or agreement contained in this Agreement occurring prior to termination. For purposes of this Agreement, “willful and material breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or intentionally fails to take), which act or failure to act constitutes in and of itself a material breach of any covenant or agreement in this Agreement, and in each case the breaching party actually knows that such action or inaction would be or would result in a material breach of a covenant or specific provision of this Agreement.

9.3 Termination Fee.

(a) If this Agreement is terminated by Buyer or the Company pursuant to Section 9.1(a)(iv) or Section 9.1(a)(v), and, as of the time of such termination, the only conditions to Closing set forth in Article VIII that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions would reasonably have been capable of being satisfied if the Closing were to occur on the date the notice of termination is delivered) are those set forth in Section 8.1(a) or Section 8.1(b) (but in the case of Section 8.1(b), solely with respect to a Restraint or Law in respect of an Antitrust Law), then, within five (5) Business Days following such termination, Buyer shall cause to be paid to the Company the Termination Fee.

(b) Any Termination Fee due and payable by Buyer under this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt, the Termination Fee, as applicable, shall be payable by Buyer only once and not in duplication even though a termination fee may be payable by Buyer under one or more provisions hereof.

(c) To the extent Buyer fails to pay (or fails to cause to be paid) to the Company the Termination Fee when due in accordance with this Section 9.3 and the Company initiates a Proceeding against Buyer to recover such Termination Fee, if such Proceeding results in a judgment in favor of the Company for the payment of the Termination Fee, Buyer shall pay to the Company: (i) all reasonable out-of-pocket costs and expenses incurred by the Company in connection with the enforcement of its rights under this Agreement (including with respect to such Proceeding) and (ii) interest on the unpaid Termination Fee from the date due under Section 9.3(a) until the date of payment at a rate of 10% per annum, accruing daily.

(d) The parties agree that if the Termination Fee becomes payable by, and is paid by, Buyer, then such Termination Fee shall be the Company’s and Seller’s and their respective Affiliates’ sole and exclusive remedy for damages against Buyer, the Debt Financing Parties and their respective Affiliates and Applicable Representatives in connection with this Agreement, the Debt Financing, the financing commitments (and the termination thereof) thereunder and the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis of such termination and in no event will the Company, the Seller or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with this Agreement, the Debt Financing, the financing commitments (and the termination thereof) thereunder and the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis of such termination; provided, that nothing contained herein shall relieve Buyer from liability for Fraud or for any willful and material breach; provided, that none of the Debt Financing Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Debt Financing or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination upon payment of such amount.

(e) Each of the parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Amendment.

(a) This Agreement may be amended or modified by Buyer and the Seller. This Agreement (including the provisions of this Section 10.1(a)) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

(b) At any time and from time to time, either the Company, on the one hand, or Buyer, on the other hand, may, except as otherwise explicitly set forth herein, (i) extend the time for the performance of any of the obligations or other acts of (in the case of the Company) Buyer and (in the case of Buyer) the Seller and the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made by (in the case of the Company) Buyer and (in the case of Buyer) the Seller and the Company contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Buyer or the Company, as applicable. Waivers shall operate to waive only the specific matter described in the writing (and for the specific party waiving such matter and, in the case of a waiver by the Company, the Seller) and shall not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of a provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, shall not constitute a waiver of a similar breach, or of such provision or right other than as explicitly waived. No failure or delay by any party in exercising any right hereunder, or any other course of dealing shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(c) Notwithstanding the foregoing, none of the Lender Protective Provisions may be amended, altered, waived or modified in a manner that is adverse to any Debt Financing Party without the prior written consent of the Debt Financing Sources.

10.2 Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given on the date of such transmission, provided the relevant computer record does not indicate a failed transmission) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Buyer, to:

Sanmina Corporation

2700 N. First St.

San Jose, CA 95134

Attn: Chris Sadeghian, Vice President, Legal and Corporate Secretary

Email:

With a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

1460 El Camino Real, 2nd Floor

Menlo Park, CA 94025

Attn: Daniel Mitz; Chris Forrester; Daren Orzechowski

Email: daniel.mitz@aoshearman.com;

chris.forrester@aoshearman.com;

daren.orzechowski@aoshearman.com

and

(b) if to the Company (prior to the Closing) or the Seller, to:

Advanced Micro Devices, Inc.

2485 Augustine Drive

Santa Clara, CA 95054

Attention: Ava Hahn, Senior Vice President, General Counsel and Corporate Secretary

Email:

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad Freese; Mark Bekheit

Email: tad.freese@lw.com; mark.bekheit@lw.com

10.4 Interpretation. When a reference is made in this Agreement to an Article, Schedule, Exhibit or Section, such reference shall be to an Article, Schedule, Exhibit or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrases “delivered” and “made available,” when used with respect to any document, agreement or information provided by the Company or the Seller shall mean that such document, agreement or information has been posted to the electronic data room captioned “Zephyr” hosted by Datasite, at least twenty-four (24) hours prior to the date hereof and is available and visible to Buyer and its Applicable Representatives and not removed on or prior to the date of this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement (other than the Company Disclosure Schedule) are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). References to “dollar,” “dollars” or “$” shall be to the lawful currency of the United States. All references to the “ordinary course of business” and similar terms shall mean the ordinary course of business of the Company and the Company Subsidiaries, as applicable, consistent with past custom and practice. When a reference is made to Law, such reference means any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder.

10.5 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM AGAINST ANY DEBT FINANCING PARTY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission (including in.pdf format or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.7 Entire Agreement. This Agreement (including the Transaction Documents and the Exhibits and Schedules referred to herein), together with and the Confidentiality Agreement, constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (except that the Confidentiality Agreement shall be deemed amended hereby so that until the valid termination of this Agreement in accordance with Section 9.1, Buyer shall be permitted to take the actions expressly contemplated by this Agreement).

10.8 Governing Law; Jurisdiction.

(a) This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Closing or the other transactions contemplated hereby (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court lacks jurisdiction, the Delaware Superior Court or the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any Judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court lacks jurisdiction, the Delaware Superior Court or the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court lacks jurisdiction, the Delaware Superior Court or the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final Judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.8(b) in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(c) Notwithstanding the foregoing, each of the Seller and the Company agrees that any action of any kind or nature (whether based on contract, tort or other theory) against or involving any Debt Financing Party in any way arising out of or relating to this Agreement, the Debt Financing, the performance thereof or the financings contemplated thereby or the transactions contemplated hereby (any such action, a “Debt Financing Party Related Proceeding”) shall be governed by and construed in accordance with the laws of the State of New York (except for the interpretation of this Agreement, which shall be governed by and construed in accordance with the laws of the State of Delaware), without regard to principles of conflict of laws. Notwithstanding the foregoing, each of the Seller and the Company (i) agrees that any Debt Financing Party Related Proceeding shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York (and the appellate courts thereof) or if under applicable law exclusive jurisdiction is vested in state courts, the Supreme Court of the State of New York, County of New York, Borough of Manhattan, (ii) agrees that service of process in any Debt Financing Party Related Proceeding made pursuant to Section 10.8(b) will constitute good and valid service of process in any such Debt Financing Party Related Proceeding and (iii) irrevocably waives, to the fullest extent that it may effectively do so, the defense of forum non conveniens to the maintenance of any Debt Financing Party Related Proceeding in any such court.

10.9 Assignment. This Agreement shall not be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that no consent will be required in connection with an assignment by Buyer or, following the Closing, the Company to: (i) its affiliates or (ii) any subsequent acquirer of Buyer, the Company or any of their respective Subsidiaries, or all or a material portion of their respective assets, taken as a whole, but, in each case, no assignment will relieve Buyer of any of its obligations hereunder (including pursuant to Article II). Subject to the preceding sentence, but without relieving any party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, that Buyer may assign any or all of its rights, interests or obligations under this Agreement, in whole or in part, without the consent of the other parties or their applicable affiliates to its Debt Financing Sources or other financing sources solely for collateral security purposes.

10.10 Third-Party Beneficiaries. Except as provided in Section 7.5 (Indemnification), Section 10.14 (Non-Recourse) and Section 10.16 (Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege), nothing in this Agreement or the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Parties are intended third-party beneficiaries of, and the Debt Financing Sources on behalf of the Debt Financing Parties may enforce, the Lender Protective Provisions.

10.11 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed or is threatened to not be performed in accordance with its specific terms or otherwise breached. Accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Closing), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) it has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties’ rights in this Section 10.11 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 10.11 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). In the event any party seeks any remedy referred to in this Section 10.11, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(b) To the extent the Seller or the Company brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus ten (10) Business Days, or (ii) such other time period established by the court presiding over such Proceeding.

10.12 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, that the economic and legal substance of the transactions contemplated hereby shall be deemed to be affected in a manner materially adverse to the parties hereto if Section 10.14 is invalid, void or incapable of being enforced. Upon such a determination that any term or other provision is invalid, void, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

10.13 Company Disclosure Schedule. No exceptions to any representations or warranties disclosed on one section of the Company Disclosure Schedule attached hereto shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable section of the Company Disclosure Schedule or, solely with respect to Article III hereof (but excluding Section 3.6) the applicability of such disclosure to such other section of the Company Disclosure Schedule is reasonably apparent on its face.

10.14 Non-Recourse.

(a) This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents, may only be brought against the named parties to this Agreement or such Transaction Documents and then only with respect to the specific obligations set forth herein or therein with respect to the named parties to this Agreement or such Transaction Documents (in all cases, as limited herein or therein). No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, trustee, attorney or representative of the Company, the Seller, Buyer or any of their respective Affiliates, will have or be subject to any Liability (whether in contract or in tort) to any other Person resulting from (nor will any party hereto have any claim against any such Person with respect to) (a) the distribution to such party, or party’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to such party in data rooms (electronic or otherwise), confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement or the Transaction Documents, or (b) any claim based on, in respect of, or by reason of, the sale and purchase of the Company, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such Liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party waives and releases all such Liabilities against any such Persons.

(b) Notwithstanding anything to the contrary contained in this Agreement, none of the Debt Financing Parties shall have any liability to the Company (prior to the Closing) or the Seller for any obligations or liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including any Debt Financing Party Related Proceeding and each of the Company (prior to the Closing) and the Seller agrees that it will not bring, or permit any of its Affiliates to bring, any such Debt Financing Party Related Proceeding against or involving any Debt Financing Party and waives any rights or claims against any Debt Financing Party in connection with the foregoing (whether in contract, tort, equity or otherwise); provided that Buyer may enforce, and seek remedies under, any definitive agreement entered into in connection with the Debt Financing and nothing in this Agreement shall limit the rights of any of the parties to any definitive agreement entered into in connection with the Debt Financing. Each party hereto agrees that the Debt Financing Parties are express third party beneficiaries of, and may rely upon and enforce, any provisions in this Agreement reflecting the foregoing agreements in this Section 10.14 (including the Lender Protective Provisions) and the definition of “Debt Financing Sources” and “Debt Financing Parties” (and any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions) shall not be amended in any way materially adverse to the Debt Financing Parties, without the prior written consent of the Debt Financing Sources.

10.15 Non-Survival. Notwithstanding any applicable statute of limitations, except in the case of Fraud, none of the representations or warranties in this Agreement, or in any instrument or certificate delivered by any party at Closing (other than the Commercial Agreements), shall survive the Closing, and no claim for breach of any such representation or warranty, or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and there will be no Liability in respect thereof, whether such Liability has accrued prior to, on or after the Closing. Except in the case of Fraud, the covenants and agreements of the Parties contained in this Agreement required to be performed solely prior to the Closing shall terminate as of the Closing, and no party hereto nor any of its Affiliates nor its or their respective Representatives shall have any recourse against the other party hereto or any of its Affiliates or its or their respective Representatives with respect to such covenants and agreements.

10.16 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

(a) Buyer, on behalf of itself and its Affiliates (including the Company and its Subsidiaries after the Closing) (Buyer and all such Affiliates, the “Buyer Group”) hereby waives any claim that Latham & Watkins LLP (“Prior Company Counsel”) has or will have a conflict of interest under applicable Law or applicable ethical standards governing attorney conduct by representing the Seller Group or any of their respective officers, directors, members, managers, owners, trustees, or Affiliates (“Designated Persons”) in any dispute with any member of the Buyer Group or any other matter relating to this Agreement, the negotiation thereof or its subject matter or the transactions contemplated by this Agreement, in each case, after the Closing (“Post-Closing Representation”) solely as a result of Prior Company Counsel’s representation of the Company in connection with this Agreement, the negotiation thereof or its subject matter or the transactions contemplated by this Agreement (“Pre-Closing Representation”) (it being understood and agreed that the foregoing shall not apply if and to the extent (i) Prior Company Counsel is then representing any member of the Buyer Group, and (ii) such representation of the Buyer Group would require Prior Company Counsel to either refrain from representing the applicable Seller Group member or obtain the informed consent of the applicable Seller Group member and any member of the Buyer Group, as applicable, under applicable Law or applicable ethical standards governing attorney conduct).

(b) Buyer, on behalf of the Buyer Group, hereby covenants and agrees, that, as to all communications prior to the Closing between Prior Company Counsel, on the one hand, and any Designated Person or the Company or its Subsidiaries, on the other hand, that are subject to attorney-client privilege as of immediately prior to the Closing and relate to (and solely to the extent related to) the Pre-Closing Representation (the “Pre-Closing

Company Communications”), no member of the Buyer Group may use any such Pre-Closing Company Communications in any claim, dispute, action, suit or proceeding against or involving any of the Designated Persons. Buyer, on behalf of the Buyer Group, hereby irrevocably waives and agrees not to assert any attorney-client privilege or attorney-client confidentiality obligation with respect to any Pre-Closing Company Communications in connection with any Post-Closing Representation (it being understood and agreed that any attorney-client privilege and attorney-client confidentiality obligation with respect to such Pre-Closing Company Communications will be retained and controlled by the applicable Seller or other Designated Person solely for purposes of any such Post-Closing Representation). Notwithstanding the foregoing, if after the Closing a dispute arises between Buyer or one or more of its Affiliates, on the one hand, and a third party other than (and unaffiliated with) any Designated Person, on the other hand, then Buyer or such Affiliate (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Company Counsel (including any Pre-Closing Company Communications); provided, that neither Buyer nor any of its Affiliates may waive such privilege without the prior written consent of the Seller. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 10.16.

(c) As of the Closing, the Company and its Subsidiaries will cease to have any attorney-client relationship with the Prior Company Counsel, unless and to the extent that such Prior Company Counsel is expressly engaged in writing by the Company or its Subsidiaries to represent it.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SANMINA CORPORATION

By:	/s/ Jon Faust
Name: Jon Faust
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ZT GROUP INT’L, INC.

By:	/s/ Lisa Su
Name: Lisa Su
Title: President and Chief Executive Officer

AMD DESIGN, LLC

By:	/s/ Jean Hu
Name: Jean Hu
Title: Chief Financial Officer

ADVANCED MICRO DEVICES, INC.

By:	/s/ Lisa Su
Name: Lisa Su
Title: President and Chief Executive Officer

[Signature Page to Equity Purchase Agreement]